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As filed with the Securities and Exchange Commission on April 9, 2002

Registration No. 333-82440

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTEL PARTNERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4813	91-1930918
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

4500 Carillon Point, Kirkland, Washington 98033, (425) 576-3600
(Address, Including Zip Code, and Telephone Number Including
Area Code, of the Registrant's Principal Executive Offices)

Donald Manning, Esq.
4500 Carillon Point
Kirkland, Washington 98033
(425) 576-3600
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent for Service)

COPIES TO:

Laura A. Bertin, Esq.
Mark F. Worthington, Esq.
Summit Law Group, PLLC
1505 Westlake Avenue North, Suite 300
Seattle, WA 98109
(206) 676-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated April     , 2002.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

EXCHANGE OFFER FOR
12 1/2% SENIOR NOTES DUE 2009
FOR ANY AND ALL OUTSTANDING 12 1/2% SENIOR NOTES DUE 2009
OF NEXTEL PARTNERS, INC.

        This is an offer to exchange the outstanding, unregistered Nextel Partners 12 1/2% Senior Notes you now hold for new, substantially identical 12 1/2% Senior Notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on                         , 2002, unless we extend it.

        The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes and are subject to the same business and financial risks.

        See "Risk Factors" beginning on page 9 for a description of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2002.

References to Additional Information

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that are filed by us with the Securities and Exchange Commission without charge by requesting the documents, in writing or by telephone, from the Commission or:

    Nextel Partners, Inc.
    4500 Carillon Point
    Kirkland, WA 98033
    Attention: Investor Relations
    Telephone: (425) 576-3600

        If you would like to request copies of these documents, you must do so by                        , 2002 in order to receive them before the expiration of the exchange offer.

        This prospectus contains registered trademarks and service marks of: Nextel, including "Nextel," "Nextel Direct Connect" and "Nextel Online"; Motorola, including "Motorola," "iDEN," "i1000 plus," "1500 plus," "i700plus," "i85s," "i50sx" and "i90c"; and other companies.

Industry and Market Data

        Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

PROSPECTUS SUMMARY

        The following summary highlights information that we present more fully elsewhere in this prospectus. You should read this entire prospectus carefully.

Nextel Partners, Inc.

        We provide digital wireless communications services in mid-sized and tertiary markets throughout the United States. We hold licenses for wireless frequencies in 58 markets where over 51 million people, or Pops, live and work. We have the right to operate in 15 of the top 100 metropolitan statistical areas in the United States ranked by population and 55 of the top 200 metropolitan statistical areas. In January 1999, we entered into a joint venture agreement with Nextel WIP Corp. ("Nextel WIP"), an indirect wholly owned subsidiary of Nextel Communications, Inc. ("Nextel"). Nextel, through Nextel WIP, owned 32.3% of our common stock as of December 31, 2001 and is our largest stockholder. The Nextel relationship was created to accelerate the build-out of the Nextel digital mobile network in the United States by granting us the exclusive right to offer wireless communications services under the Nextel brand in selected mid-sized and tertiary markets.

        The Nextel digital mobile network uses a single digital transmission technology called integrated digital enhanced network, or iDEN®, which was developed by Motorola, Inc. This network constitutes one of the largest fully integrated digital wireless communications systems in the United States. We offer a package of wireless voice and data services under the Nextel brand name targeted primarily to business users. We currently offer the following four services, fully integrated and accessible through a single wireless handset:

  •
  digital mobile, or interconnect, telephone service;

  •
  Nextel Direct Connect service, which allows subscribers in the same geographic region to contact each other instantly, on private one-to-one calls or on a group call;

  •
  two-way messaging, which allows users to receive and send pages and short text messages; and

  •
  Nextel Wireless Web service, which allows users with Internet-ready telephones access to the world wide web and web-based applications such as email and e-commerce.

        Nextel plans to expand the Nextel Direct Connect service throughout the Nextel digital mobile network, including our portion of the network. The first phase of this plan has been rolled out in our markets, and we, with Nextel, now offer an improved Direct Connect service, which allows any customer to instantly communicate with any other customer within a prescribed geographic area. The geographic area (the "Direct Connect calling area") always includes several counties and in most cases includes an entire state. In some cases, the Direct Connect calling area includes multiple states. Because of this enhancement to the Nextel Direct Connect service, customers can assemble their own "talk groups" with other customers within the Direct Connect calling area, thereby eliminating the need for an operator to administer these talk groups. A second enhancement of Direct Connect, "traveling Direct Connect" is expected to be rolled out in some markets in 2002. Upon implementation of this enhancement, any two or more customers traveling to a market outside of their Direct Connect calling area will still be able to use Direct Connect in that market. For example, Nextel customers traveling from Albany to Honolulu will be able to direct connect each other while in the Honolulu area and will be able to direct connect other Nextel customers who reside in the Honolulu calling area. However, the customers while in Honolulu will not be able to direct connect customers in their Albany Direct Connect calling area.

        In April 2001, we and Nextel introduced the "i85s™" and the "i50sx™" handsets, and in November 2001, we and Nextel introduced the "i90c™" handset. All of these handsets are part of a new platform of digital handsets with embedded Java™ technology. These new handsets, developed and manufactured by Motorola, combine the qualities of our Internet-capable handsets with additional features and functionality such as the ability to download Java-based applications, wireless synchronization capabilities and voice-activated dialing and recorder features.

        Our senior management team has substantial operating experience, with members averaging 16 years in the telecommunications industry. Each member of senior management has significant experience working at AT&T Wireless, McCaw Cellular and/or Nextel. Key stockholders, in addition to Nextel WIP, include Credit Suisse First Boston (formerly known as DLJ Merchant Banking,) Madison Dearborn Partners, Motorola and Eagle River Investments, an investment company controlled by Craig O. McCaw.

Strategic Alliance with Nextel

        Our affiliation with Nextel is an integral part of our strategy. Nextel WIP has contributed to us licenses and cash in exchange for an ownership stake in our company. Under our agreements with Nextel WIP, we enjoy numerous important benefits, including:

  •
  Nextel Brand and Differentiated Marketing Programs.  We have the exclusive right to build, operate and provide digital wireless communication services using the iDEN platform and the Nextel brand name in all of our markets.

  •
  Integrated Nationwide Network.  Our systems are operationally seamless with those of Nextel, enabling customers of both companies to utilize all voice and data capabilities on the other Company's portion of the digital mobile network.

  •
  Exclusive Partnership.  We have the exclusive right to provide wireless communication services using the iDEN/800 MHz frequencies to Nextel's customers who roam into our markets.

  •
  Infrastructure.  In exchange for a fee, based on Nextel's cost to provide the service, we have the right to utilize portions of Nextel's infrastructure, including certain switching facilities and network monitoring systems, until our customer volume makes it advantageous for us to build our own.

  •
  Relationships.  Nextel assists us in obtaining substantially the same terms it receives from vendors of equipment and services. In addition, we have developed our own relationships with other vendors from which we seek the same or comparable terms as Nextel receives from its vendors.

Business Strategy

        Our goal is to become the leading provider of integrated digital wireless communication services in each market in our territory by offering high-capacity, high-quality advanced communications services primarily to business users. In addition to our relationship with Nextel, we believe the following elements of our business strategy will distinguish our wireless service offerings from those of our competitors and will enable us to compete successfully:

  •
  Provide Differentiated Package of Wireless Services.  We are a wireless service provider that can offer interconnect, Nextel Direct Connect, two-way messaging and Nextel Wireless Web services, fully integrated in a single wireless telephone. We believe this "four-in-one" offering is particularly attractive to business users. In addition, we maintain uniformity with Nextel by offering consistent rates to our customers anywhere on the Nextel digital mobile network.

  •
  Target Business Customers.  We believe that our focus on business customers has resulted in higher monthly average revenue per unit and lower average monthly service cancellations or terminations. These business customers constitute a market segment for which we believe our product has high utility, and we further believe that we and Nextel are the only major U.S. wireless carriers directing fully integrated, nationwide offerings to this segment.

  •
  Maintain a Robust Reliable Network.  We have completed the initial build-out of our system in all but one of our markets. Our objective is to maintain a robust and reliable system in our markets that covers all key areas in that market and operates seamlessly with the Nextel digital mobile network.

  •
  Provide Unparallel Customer Service.  In addition to our unique four-in-one service offering, our objective is to distinguish ourselves by providing the highest quality customer service in the industry.

  •
  Operate in Mid-Sized and Tertiary Markets.  We focus on mid-sized and tertiary markets with demographics we believe to be similar to those served by Nextel. We believe that this strategy will allow us to rapidly increase penetration within our targeted customer base, which we believe has historically been underserved in these markets. We believe that this focus, combined with our differentiated service offerings, will allow us to sustain our pricing strategy.

Markets

        As of December 31, 2001, we had commercial operations in markets with total Pops of approximately 49.3 million and the ability to offer service to, or cover, approximately 33.1 million Pops. These operational markets are in Alabama, Arkansas, Central Illinois, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kentucky, Louisiana, Minnesota, Mississippi, Nebraska, New York, Pennsylvania, Tennessee, Texas, Virginia and Wisconsin. As of December 31, 2001, we had approximately 515,900 digital subscribers with an overall covered market penetration in our operational markets of approximately 1.56%. The following table sets forth, by total Pops, those markets with over 1 million Pops in which we have launched digital wireless services as of December 31, 2001:

Markets(1)	Total Pops
Louisville/Lexington-Fayette, KY	3,335,496
Syracuse/Utica-Rome/Binghamton/Elmira, NY	2,058,780
Waterloo/Dubuque/Davenport/Cedar Rapids/Iowa City, IA	1,960,174
Peoria/Springfield/Champaign/Bloomington/Decatur, IL	1,844,352
Fayetteville/Fort Smith/Pine Bluff, AR	1,796,093
Omaha/Lincoln, NE	1,782,470
Roanoke/Lynchburg/Charlottesville, VA	1,713,008
Harrisburg/York/Lancaster, PA	1,688,822
Shreveport/Monroe/Tyler/Longview, LA/TX	1,626,510
Evansville/Owensboro, IN/KY	1,549,132
Buffalo/Jamestown, NY	1,497,610
Altoona/Johnstown/Williamsport/State College, PA	1,462,511
Hattiesburg/Jackson, MS	1,430,863
Green Bay/Fond du Lac/Appleton/Sheboygan, WI	1,407,226
Fargo/Grand Forks, ND	1,229,945
Hawaii (all islands)	1,211,537
Rochester, NY	1,211,105
Albany/Glens Falls, NY	1,171,669
McAllen/Harlingen/Brownsville, TX	1,023,589

(1)
We may, from time to time, reconfigure our markets to take advantage of build-out and management synergies and marketing opportunities. While the actual territories and population estimates will not change, the way we group our markets may increase or decrease the total number of markets.

        We have calculated total Pops for a given market by utilizing Census 2000 data published by the U.S. Census Bureau, which lists population estimates by county.

        We were incorporated in the State of Delaware in July 1998. Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is (425) 576-3600.

The Exchange Offer

The Exchange Offer	We are offering to exchange $1,000 principal amount at maturity of Nextel Partners 12 1/2% Senior Notes due 2009 which have been registered under the Securities Act of 1933 for each $1,000 principal amount at maturity of Nextel Partners outstanding 12 1/2% Senior Notes due 2009 which were issued on December 4, 2001 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. There is $225 million aggregate principal amount at maturity of old notes outstanding.
Expiration and Exchange Dates	This offer will expire at 5:00 p.m., New York City time, on , 2002 unless we extend it, and we will consummate the exchange on the next business day.
Registration Rights
You have the right to exchange the old notes that you now hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.
Conditions	This offer is subject to various conditions. We reserve the right to terminate or amend the offer at any time before the expiration date if specified events occur.
Withdrawal Rights	You may withdraw your tender of old notes at any time before the offer expires.
Material United States Federal Income Tax Consequences of the Exchange	Davis Wright Tremaine LLP has acted as our special tax counsel in rendering an opinion as to material United States federal income tax consequences of the exchange. It is their opinion that the exchange will not be a taxable event for United States federal income tax purposes, and thus you will not recognize any taxable gain or loss or any interest income as a result of such exchange.
Resale Without Further Registration	We believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the following statements are true:
	•	you acquire the new notes issued in the exchange offer in the ordinary course of your business;

		•	you are not one of our "affiliates," as defined in Rule 405 of the Securities Act; and
•
you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer.
By tendering your notes as described below, you will be making representations to this effect.
Transfer Restrictions on New Notes	You may incur liability under the Securities Act if:
	(1)	any of the representations listed above are not true; and
	(2)	you transfer any new note issued to you in the exchange offer without:
		•	delivering a prospectus meeting the requirements of the Securities Act; or
		•	qualifying for an exemption under the Securities Act's requirements to register your new notes.

We do not assume or indemnify you against any such liability. Each broker-dealer that is issued new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the new notes issued to it in the exchange offer.
Procedures for Tendering Old Notes	Each holder of old notes who wishes to accept the exchange offer must:
		•	complete, sign and date the accompanying letter of transmittal, or a facsimile thereof; or
		•	arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.
You must mail or otherwise deliver such documentation and your old notes to The Bank of New York, the exchange agent, at the address set forth under "The Exchange Offer—Exchange Agent."
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to some restrictions on transfer.

Accordingly, the liquidity of the old notes could be adversely affected.
Special Procedures for Beneficial Owners
If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You may comply with the procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures" if you wish to tender your old notes and:
	•	time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer;
	•	you cannot complete the procedure for book-entry transfer on time; or
	•	your old notes are not immediately available.

The New Notes

        The new notes have the same financial terms and covenants as the old notes, which are as follows:

Issuer	Nextel Partners, Inc.
Maturity	November 15, 2009
Interest Rate and Payment Dates	Interest on the notes will accrue at the rate of 12 1/2% per annum, payable semi-annually in cash in arrears on November 15 and May 15 of each year, beginning on May 15, 2002.
Ranking	The new notes are senior unsecured indebtedness and rank:
	•	pari passu to all of our existing and future senior unsecured indebtedness, including our outstanding 14% senior discount notes and 11% senior notes;
	•	senior to all of our existing and future subordinated indebtedness; and
	•	effectively junior to all of our and our subsidiaries' secured obligations, to the extent of the assets securing such obligations.

Optional Redemption
We may redeem any of the notes at any time on or after November 15, 2005, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before November 15, 2004, we may redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of 112 1/2% with the proceeds of public equity offerings within 60 days of the closing of any such public equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding.
Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	engage in transactions with affiliates; and\
	•	effect a consolidation or merger.
These limitations are subject to a number of important qualifications and exceptions. For more details, see "Description of the Notes—Covenants".

        For additional information regarding the notes, see "Description of the Notes" and "Material United States Federal Income Tax Consequences."

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

Summary Consolidated Financial Data

        We have summarized below our historical consolidated financial data as of and for the years ended December 31, 1999, 2000 and 2001. The historical operating data presented below for the same periods are derived from our records.

        Please read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes, included elsewhere in this prospectus.

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands)
Consolidated Statements of Operations Data:
Operating revenues:
Service revenues(1)	$28,136	$130,125	$363,573
Equipment revenues(1)	4,584	5,745	13,791

Total revenues	32,720	135,870	377,364

Operating expenses:
Cost of service revenues	18,807	84,962	192,728
Cost of equipment revenues(1)	10,742	26,685	59,202
Selling, general and administrative	34,862	117,975	210,310
Stock-based compensation	27,256	70,144	30,956
Depreciation and amortization	12,689	38,044	76,491

Total operating expenses	104,356	337,810	569,687

Operating income (loss)	(71,636)	(201,940)	(192,323)
Other income (expense):
Other—loss from disposal of assets	—	(228)	—
Interest expense, net	(65,362)	(102,619)	(126,096)
Interest income	24,585	63,132	32,473

Total other income (expense)	(40,777)	(39,715)	(93,623)

Loss before income tax provision	(112,413)	(241,655)	(285,946)
Income tax provision	—	—	—

Loss before extraordinary item and cumulative effect of change in accounting principle	(112,413)	(241,655)	(285,946)
Extraordinary item—loss on early retirement of debt	—	(23,485)	—
Cumulative effect of change in accounting principle	—	—	(1,787)

Net loss	(112,413)	(265,140)	(287,733)
Mandatorily redeemable preferred stock dividends	—	(5,667)	(3,504)

Loss attributable to common stockholders	$(112,413)	$(270,807)	$(291,237)

Loss per share attributable to common stockholders, basic and diluted:
Loss before extraordinary item and cumulative effect of change in accounting principle	$(38.18)	$(1.21)	$(1.19)
Extraordinary item	—	(0.12)	—
Cumulative effect of change in accounting principle	—	—	(0.01)

Net loss per share attributable to common stockholders	$(38.18)	$(1.33)	$(1.20)

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents, short-term investments and restricted cash(2)	$568,729	$928,346	$557,285
Plant, property and equipment, net	252,223	532,702	845,934
FCC operating licenses, net	151,056	245,295	283,728
Total assets	1,015,327	1,793,084	1,821,721
Current liabilities	58,503	120,423	127,972
Long-term debt	785,484	1,067,684	1,327,829
Series B redeemable preferred stock	—	27,517	31,021
Total stockholders' equity	170,616	570,215	319,504
Total liabilities and stockholders' equity	$1,015,327	$1,793,084	$1,821,721

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands)
Other Data:
Covered Pops (end of period) (millions)	6	24	33
Subscribers (end of period)	46,100	227,400	515,900
Cash flows from operating activities	$(66)	$(116,028)	$(153,894)
Cash flows from investing activities	$(363,605)	$(504,744)	$(249,824)
Cash flows from financing activities	$517,928	$960,051	$214,525
EBITDA as adjusted(3)	$(31,691)	$(93,752)	$(84,876)
Capital expenditures(4)	$151,743	$303,573	$374,001
Ratio of earnings to fixed charges(5)	—	—	—

(1)
In December 2000, we changed our revenue recognition policy for activation fees (included in service revenues) and equipment (phones) revenues in accordance with the Securities and Exchange Commission Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." This change in our revenue recognition policy became effective as of January 1, 2000, and accordingly, quarterly results for 2000 were restated in our Form 10-K for the year ended December 31, 2000 (see Notes 2 and 12 of the Notes to the Financial Statements). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed description of the impact of our adoption of this policy.

(2)
Short-term investments include marketable securities and corporate commercial paper with original purchase maturities greater than three months. Restricted cash reflects the cash collateral account maintained under the credit facility equal to borrowings outstanding until January 21, 2000, when the FCC approved the transfer applications relating to the licenses we acquired on January 29, 1999.

(3)
EBITDA, as adjusted, represents net loss before interest expense, interest income, depreciation, amortization, stock-based compensation expense and loss from disposal of assets. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA as adjusted should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, we have presented EBITDA as adjusted to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. EBITDA as adjusted is not a measure determined under generally accepted accounting principles. Also, EBITDA as adjusted as calculated above may not be comparable to similarly titled measures reported by other companies.

(4)
Capital expenditures are exclusive of capitalized interest but include accrued or financed capital, including the $22 million of Motorola vendor credits which were fully utilized during 1999. Capital expenditures are required to purchase network equipment, such as switching and radio transmission equipment. Capital expenditures also include purchases of other equipment used for administrative purposes, such as office equipment, computers and telephone systems. These amounts exclude $1.2 million, $5.5 million and $5.5 million of capitalized interest for 1999, 2000 and 2001, respectively, and are offset by net proceeds from the transfer of telecommunication towers and related assets to Spectrasite of $2.2 million, $9.3 million, and $10.4 million, respectively (see Note 2 of the Notes to the Financial Statements.)

(5)
"Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs and taxes. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the years ended December 31, 1999, 2000 and 2001, earnings were insufficient to cover charges by $126.1 million, $260.2 million and $298.5 million, respectively. The difference between all amounts disclosed above and net loss represents interest capitalized by us.

RISK FACTORS

        Before tendering the old notes in the exchange offer, you should carefully consider the risk factors described below as well as all the other information in this prospectus, including our consolidated financial statements and related notes. The new notes, like the old notes, entail substantial risks, and our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

We have a history of operating losses, expect to continue to incur substantial operating losses in the future and may not be able to generate the earnings necessary to fund our operations, sustain the continued growth of our business or repay our debt obligations.

        We did not commence commercial operations until January 29, 1999, and the portion of the Nextel digital mobile network we acquired on that date only had a few months of operating history. Since then, we have had a history of operating losses, and, as of December 31, 2001, we had an accumulated deficit of approximately $697.0 million. We expect to continue to incur substantial operating losses and to generate negative cash flow from operating activities at least through 2003. We cannot assure you that we will become profitable or sustain profitability in the future. If we fail to achieve significant and sustained growth in our revenues and earnings from operations, we will not have sufficient cash to fund our current operations, sustain the continued growth of our business or repay our debt obligations. In addition, the slowdown in the U.S. economy generally and terrorist attacks upon the United States have added economic and consumer uncertainty that could adversely affect our revenue growth. Our failure to fund our operations or continued growth would have an adverse impact on our financial condition, and our failure to make any required payments would result in defaults under all of our debt agreements, which could result in the cessation of our business.

If Nextel experiences financial or operational difficulties, our business may be adversely affected.

        Our business plan depends, in part, on Nextel continuing to build and sustain customer support of their brand and the Motorola iDEN technology. If Nextel encounters financial problems or operating difficulties relating to their portion of the Nextel digital mobile network or experiences a significant decline in customer acceptance of their products or the Motorola iDEN technology, our affiliation with and dependence on Nextel may adversely affect our business, including the quality of our services, the ability of our customers to roam within the entire network and our ability to attract and retain new customers. Additional information regarding Nextel, their domestic digital mobile network business and the risks associated with that business can be found in Nextel's 10-K Annual Report on Form 10-K for the year ended December 31, 2001, as well as Nextel's other filings made under the Securities Act of 1933 and the Securities Exchange Act of 1934 (SEC file number 0-19656).

Any failure to integrate our portion of the Nextel digital mobile network with Nextel's portion effectively or on schedule would have an adverse effect on our results of operations.

        Pursuant to our operating agreements with Nextel WIP, Nextel WIP provides us with important services and assistance, including a license to use the Nextel brand name and the sharing of switches that direct calls to their destinations. Any interruption in the provision of these services could delay or prevent the successful integration of our portion of the Nextel digital mobile network with Nextel's portion, which is essential to the overall success of our business.

        Moreover, our business plan depends on our ability to implement integrated customer service, network management and billing systems with Nextel's systems to allow our respective portions of the Nextel digital mobile network to operate together, and provide our and Nextel's customers with seamless service. Integration requires that numerous and diverse computer hardware and software systems work together. Any failure to integrate these systems effectively or on schedule may have an adverse effect on our results of operations.

Difficulties in constructing and operating our portion of the Nextel digital mobile network could increase the estimated costs and delay the continued expansion of the network, which would adversely affect our ability to generate revenue.

        The continued operation of our portion of the Nextel digital mobile network involves a high degree of risk. Before we are able to build additional cell sites in our markets to expand coverage, fill in holes in coverage or to increase capacity, we will need to:

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  select and acquire appropriate sites for our transmission equipment, or cell sites;

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  purchase and install low-power transmitters, receivers and control equipment, or base radio equipment;

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  build out the physical infrastructure;

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  obtain interconnection services from local telephone service carriers on a timely basis; and

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  test the cell site.

        Our ability to perform these necessary steps successfully may be hindered by, among other things, any failure to:

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  lease or obtain rights to sites for the location of our base radio equipment;

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  obtain necessary zoning and other local approvals with respect to the placement, construction and modification of our facilities;

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  acquire additional necessary radio frequencies from third parties or exchange radio frequency licenses with Nextel WIP;

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  commence and complete the construction of sites for our equipment in a timely and satisfactory manner; and

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  obtain necessary approvals, licenses and permits from federal, state and local agencies, including land use regulatory approvals and approval from the Federal Aviation Administration and Federal Communications Commission with respect to the transmission towers that we will be using.

        Before fully implementing our portion of the Nextel digital mobile network in a new market area or expanding coverage in an existing market area, we must complete systems design work, find appropriate sites and construct necessary transmission structures, receive regulatory approvals, free up frequency channels now devoted to non-digital transmissions and begin systems optimization. These processes may take weeks or months to complete and may be hindered or delayed by many factors, including unavailability of antenna sites at optimal locations, land use and zoning controversies and limitations of available frequencies. In addition, we may experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery and catastrophic occurrences. Any failure to construct our portion of the Nextel digital mobile network on a timely basis may affect our ability to provide the quality of services in our markets consistent with our current business plan, and any significant delays could have a material adverse effect on our business.

If we do not offer services that Nextel WIP requires us to offer or we fail to meet performance standards, we risk termination of our agreements with Nextel WIP, which would eliminate our ability to carry out our current business plan and strategy.

        Our operating agreements with Nextel WIP require us to construct and operate our portion of the Nextel digital mobile network to specific standards, and to offer certain services by Nextel and its domestic subsidiaries. Our failure to satisfy these obligations could constitute a material default under the operating agreements that would give Nextel WIP the right to terminate these agreements, and would terminate our right to use the Nextel brand. The non-renewal or termination of the Nextel WIP operating agreements would eliminate our ability to carry out our current business plan and strategy and adversely affect our financial condition.

We may be required to implement material changes to our business operations to the extent these changes are adopted by Nextel, which may not be beneficial to our business.

        If Nextel adopts material changes to their operations, our operating agreements with Nextel WIP give it the right to require us to make similar changes to our operations. The failure to implement required changes could, under certain circumstances, trigger the ability of Nextel WIP to terminate their operating agreements with us. Even if the required change is beneficial to Nextel, the effect on our business may differ due to differences in markets and customers. We cannot assure you that such changes would not adversely affect our business plan.

The transmission technology used by us and Nextel is different from that used by most other wireless carriers, and, as a result, we might not be able to keep pace with industry standards if more widely used technologies advance.

        The Nextel digital mobile network uses scattered, non-contiguous radio spectrum near the frequencies used by cellular carriers. Because of their fragmented character, these frequencies traditionally were only usable for two-way radio calls, such as those used to dispatch taxis and delivery vehicles. Nextel became able to use these frequencies to provide a wireless telephone service competitive with cellular carriers only when Motorola developed a proprietary technology it calls "iDEN." We, Nextel, and Southern LINC are currently the only major U.S. wireless service providers utilizing iDEN technology on a nationwide basis, and iDEN phones are not currently designed to roam onto other domestic wireless networks.

        Our operating agreements with Nextel WIP require us to use the iDEN technology in our system and prevent us from adopting any new communications technology that may perform better or are available at a lower cost without Nextel WIP's consent.

        Future technological advancements may enable other wireless technologies to equal or exceed our current levels of service and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, because of the restrictive provisions in our operating agreements with Nextel WIP, we will be less able to compete effectively and could lose customers to our competitors.

We are dependent on Motorola for telecommunications equipment necessary for the operation of our business, and any failure of Motorola to perform would adversely affect our operating results.

        Motorola is currently our sole-source supplier of transmitters used in our network and wireless telephone equipment used by our customers, and we rely, and expect to continue to rely, on Motorola to manufacture a substantial portion of the equipment necessary to construct our portion of the Nextel digital mobile network. We expect that for the next few years, Motorola, and competing manufacturers who are licensed by Motorola, will be the only manufacturers of wireless telephones that are compatible with the Nextel digital mobile network. If Motorola becomes unable to deliver such equipment, or refuses to do so on reasonable terms, then we may not be able to service our existing subscribers or add new subscribers and our business would be adversely affected. Motorola and their affiliates engage in wireless communications businesses and may in the future engage in additional businesses that do or may compete with some or all of the services we offer. We cannot assure you that any potential conflict of interest between us and Motorola will not adversely affect our ability to obtain equipment in the future. In addition, the failure by Motorola to deliver necessary technology improvements and enhancements and system infrastructure and subscriber equipment on a timely, cost-effective basis would have an adverse effect on our growth and operations. We generally have been able to obtain adequate quantities of base radios and other system infrastructure equipment from Motorola, and adequate volumes and mix of wireless telephones and related accessories from Motorola, to meet subscriber and system loading rates, but we cannot be sure that equipment quantities will be sufficient in the future. Additionally, in the event of shortages of that equipment, our agreements with Nextel WIP provide that available supplies of this equipment would be allocated proportionately between Nextel and us.

Costs and other aspects of a future deployment of advanced digital technology could adversely affect our operations and growth.

        Based on our current outlook and the current outlook of Nextel, we anticipate eventually deploying advanced digital technology that will allow high capacity wireless voice and high speed data transmission, and potentially other advanced digital services. The technology that we would deploy to provide these types of broadband wireless services is sometimes referred to as third-generation or "3G". We and Nextel are focusing activities on maximizing our ability to offer 3G capabilities while continuing to fully utilize our iDEN digital mobile network. Significant capital expenditures would likely be required in implementing this third-generation technology, and there can be no guarantee that we will have the financial resources necessary to fund these expenditures or, if we do implement this technology, that it would provide the advantages that we would expect. Moreover, it may be necessary to acquire additional frequencies to implement third-generation technologies, and we cannot be sure that we will be able to obtain such spectrum on reasonable terms, if at all. The actual amount of the funds required to finance and implement this technology may significantly exceed our current estimate. Further, any future implementation could require additional unforeseen capital expenditures in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, equipment unavailability and technological or other complications. In addition, there are several types of third-generation technologies that may not be fully compatible with each other or with other currently deployed digital technologies. If the type of technology that we either choose to deploy or are required to deploy to maintain compatibility with the technology chosen by Nextel does not gain widespread acceptance or perform as expected, or if our competitors develop third-generation technology that is more effective or economical that ours, our business may be adversely affected.

We may not be able to obtain additional spectrum, which may adversely impact our ability to implement our business plan.

        We may seek to acquire additional spectrum, including through participation as a bidder or member of a bidding group in government-sponsored auctions of spectrum. We may not be able to accomplish any spectrum acquisition or the necessary additional capital for that purpose may not be available on acceptable terms, or at all. If sufficient additional capital is not available, to the extent we are able to complete any spectrum acquisition, the amount of funding available to us for our existing businesses would be reduced. Even if we are able to acquire spectrum, we may still require additional capital to finance the pursuit of any new business opportunities associated with our acquisitions of additional spectrum, including those associated with the potential provision of any new "third-generation" or "3G" wireless services. This additional capital may not be available.

        We cannot be sure that any future spectrum auctions will occur or, if so, occur on their currently announced schedules. For example, the Federal Communications Commission already has postponed on several occasions the first auction of the reallocated 700 MHz spectrum now being used by broadcast television stations, and that auction is currently scheduled for June 19, 2002. We also cannot be sure:

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  in which auctions we will participate, alone or as a member of a bidding group;

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  whether we or any bidding group in which we are a participant will be a successful bidder and will be awarded spectrum licenses in any auction; and

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  what amounts would be required to be bid to prevail in any auction.

Our future performance will depend on our and Nextel's ability to succeed in the highly competitive wireless communications industry.

        Our ability to compete effectively with established and prospective wireless communications service providers depends on many factors, including the following:

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  If the wireless communications technology that we and Nextel use does not continue to perform in a manner that meets customer expectations, we will be unable to attract and retain customers. Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on the Nextel digital mobile network. If we are unable to address and satisfactorily resolve performance or other transmission quality issues as they arise, including transmission quality issues on Nextel's portion of the Nextel digital mobile network, we may have difficulty attracting and retaining customers, which would adversely affect our revenues.

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  Because the Nextel digital mobile network does not provide roaming coverage on a nationwide basis that is as extensive as is available through most cellular and personal communication services providers, we may not be able to compete effectively against those providers. In addition, some of our competitors provide their customers with handsets with both digital and analog capability, which expands their coverage, while we have only digital capability. We cannot be sure that we, either alone or together with Nextel, will be able to achieve comparable system coverage or that a sufficient number of customers or potential customers will be willing to accept system coverage limitations as a trade-off for our multi-function wireless communications package.

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  Neither we nor Nextel have the extensive direct and indirect channels of distribution for the Nextel digital mobile network products and services that are available to some of our competitors. The lack of these distribution channels could adversely affect our operating results. Many of our competitors have established extensive networks of retail locations, including locations dedicated solely to their products, and multiple distribution channels and therefore have access to more potential customers than we do.

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  Because of their greater resources, some of our competitors may be able to offer services to customers at prices that are below the prices that we can offer for comparable services. If we cannot, as a result, compete effectively based on the price of our service offerings, our revenues and growth may be adversely affected.

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  The wireless telecommunications industry is experiencing significant technological change. Our digital technology could become obsolete. We rely on digital technology that is not compatible with, and that competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can: segment the user markets, which could reduce demand for specific technologies, including our technology; reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital technology, to developing or improving the technology for our systems; and adversely affect market acceptance of our services.

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  In 2000, we began to offer our subscribers access to digital two-way mobile data and Internet connectivity under the brand name Nextel Wireless Web. We cannot be sure that these services will continue to perform satisfactorily, be utilized by a sufficient number of our subscribers or produce sufficient levels of customer satisfaction or revenue. Because we have less spectrum than some of our competitors, and because we have elected to defer the implementation of "third-generation" or "3G" services, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions. The success of these new services will be jeopardized if: we are unable to offer these new services profitably; these new service offerings adversely impact the performance or reliability of the Nextel digital mobile network; we, Nextel or third-party developers fail to develop new applications for our customers; or we otherwise do not achieve a satisfactory level of customer acceptance and utilization of these services.

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  If either personal communication services or cellular operators provide two-way radio dispatch or comparable capabilities in the future, our competitive advantage may be impaired. Further, some of our competitors have attempted to compete with the Nextel Direct Connect service by offering unlimited mobile-to-mobile calling plan features and reduced rate calling plan features for designated small groups. If these calling plan modifications are perceived by our existing and potential customers as viable substitutes for our differentiated services, our business may be adversely affected.

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  We expect that as the number of wireless communications providers in our market areas increases, including providers of both digital and analog services, our competitors' prices in these markets will decrease. We may encounter further market pressures to reduce our digital mobile network service offering prices; restructure our digital mobile network service offering packages to offer more value; or respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their services in a particular market. A reduction in our pricing would likely have an adverse effect on our revenues and operating results.

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  Because of the numerous features we offer, our mobile handsets are, and are likely to remain, significantly more expensive than mobile analog telephones and are, and are likely to remain, somewhat more expensive than digital cellular or personal communication services telephones that do not incorporate a comparable multi-function capability. The higher cost of our equipment may make it more difficult or less profitable to attract customers who do not place a high value on our unique multi-service offering. This may reduce our growth opportunities or profitability.

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  Recent agreements between competitors in some of our markets to share network construction efforts will reportedly reduce their costs and increase their coverage area. These agreements, along with future agreements, may increase market pressure for us to reduce our prices and expand our coverage areas.

Our network may not have sufficient capacity to support our anticipated customer growth.

        Our business plan depends on assuring that our portion of the Nextel digital mobile network has adequate capacity to accommodate anticipated new customers and the related increase in usage of our network. This plan relies on:

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  the ability to obtain additional spectrum when and where required;

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  the availability of wireless telephones of the appropriate model and type to meet the demands and preferences of our customers; and

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  the ability to obtain and construct additional cell sites and other infrastructure equipment.

        We cannot assure you that we will not experience unanticipated difficulties in obtaining these items, which could adversely affect our ability to build our portion of the network.

We have potential systems limitations on adding customers, which may adversely affect our growth and performance.

        Our success in generating revenues by attracting and retaining large numbers of customers to our portion of the Nextel digital mobile network is critical to our business plan. In order to do so, we must develop effective procedures for customer activation, customer service, billing and other support services. Even if our system is functional on a technical basis, we may encounter other factors that could adversely affect our ability to successfully add customers to our portion of the Nextel digital mobile network, including:

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  inadequate or inefficient systems, business process and related support functions especially as related to customer service and accounts receivable collection; and

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  an inappropriately long length of time between a customer's order and activation of service for that customer, especially because the current activation time for our new customers is longer than that of some of our competitors.

        Customer reliance on our customer service functions may increase as we add new customers. Our inability to timely and efficiently meet the demands for these services could decrease or postpone subscriber growth, or delay or otherwise impede billing and collection of amounts owed, which would adversely affect our revenues.

Our highly leveraged capital structure could limit our ability to obtain additional financing and our growth opportunities.

        The level of our outstanding debt greatly exceeds the level of our revenues and stockholders' equity. As of December 31, 2001, we had approximately $1.3 billion of total long-term debt outstanding, including $325 million outstanding under our credit facility, $392.3 million of 14% senior discount notes outstanding at their accreted value, $400 million of 11% senior notes outstanding and $210.5 million of 12.5% senior discount notes outstanding at their accreted value. This indebtedness represented approximately 79% of our total book capitalization at that date. As of December 31, 2001, we also had $31.0 million of mandatorily redeemable preferred stock outstanding, including accrued dividends. In addition, on February 5, 2002, we closed the transaction to amend our existing credit facility to provide for an additional $50 million term loan.

        Our large amount of outstanding indebtedness, and the fact that we may need to incur additional debt in the future, could significantly impact our business for the following reasons:

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  it limits our ability to obtain additional financing, if needed, to continue the build-out of or implement any enhancement of our portion of the Nextel digital mobile network including any enhanced iDEN services to expand wireless voice capacity, enhanced data services or potential "third-generation" or "3G" mobile wireless services, to cover our cash flow deficit or for working capital, other capital expenditures, debt service requirements or other purposes;

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  it will require us to dedicate a substantial portion of our operating cash flow to fund interest expense on our credit facility and other indebtedness, reducing funds available for our build-out, operations or other purposes;

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  it makes us vulnerable to interest rate fluctuations because our credit facility term loan bears interest at variable rates; and

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  it limits our ability to compete with competitors who are not as highly leveraged, especially those who may be able to price their service packages at levels below that which we can or are willing to match.

        Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our estimated capital requirements to build out our portion of the Nextel digital mobile network using the current 800 MHz iDEN system until we become free cash flow positive, which we anticipate will not occur before 2004.

        We cannot be sure, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, our obligations under our credit facility or our existing senior discount notes and senior notes, or to fund our other liquidity needs. Moreover, if our indebtedness cannot be repaid at maturity or refinanced, we will not be able to meet our obligations under our debt agreements, including these notes, which could result in the cessation of our business.

        General conditions in the wireless communications industry or specific competitors' results, including potential slowing of new subscriber additions, declining ARPU or increased customer dissatisfaction, may adversely affect the market price of our Class A common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity or debt securities. In addition, the fundraising efforts of Nextel or any of its affiliates may also adversely affect our ability to raise additional funds.

Our existing debt agreements contain restrictive and financial covenants that limit our operating flexibility.

        The indenture governing these notes, our credit facility and the indentures governing our existing senior notes and senior discount notes contain covenants that, among other things, restrict our ability to take specific actions even if we believe them to be in our best interest. These include restrictions on our ability to:

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  incur additional debt;

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  pay dividends or distributions on, or redeem or repurchase, capital stock;

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  create liens on assets;

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  make investments, loans or advances;

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  issue or sell capital stock of certain of our subsidiaries;

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  enter into transactions with affiliates;

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  enter into a merger, consolidation or sale of assets; or

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  engage in any business other than telecommunications.

        In addition, our credit facility imposes financial covenants which require our principal subsidiary to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum service revenues, minimum subscriber units and covered Pops, minimum

EBITDA requirements and minimum fixed charge coverage ratios. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future, and if we fail to do so, our debts could become immediately payable at a time when we are unable to pay them, which could adversely affect our ability to carry out our business plan and would have a negative impact on our financial condition.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent.

        These notes are not secured by any of our assets or those of our subsidiaries. Our obligations under our credit facility, however, are secured by liens on assets of our subsidiaries and a pledge of their capital stock. You may not be fully repaid if we become insolvent. If we become insolvent, the holders of our secured debt would receive payments from the assets used as security before you receive payments.

If an event constituting a change of control occurs, we may be required to redeem all of our outstanding notes even if our credit facility prohibits such a redemption or we lack the resources to make such a redemption.

        Upon the occurrence of a defined change of control under the indentures governing these notes and our existing senior discount notes and senior notes, other than a change of control involving certain of our existing stockholders, we could be required to redeem these notes and our existing senior discount notes and senior notes. However, our credit facility prohibits us, except under certain circumstances, from redeeming any of our outstanding notes, including these notes, before their stated maturity. In the event we become subject to a change of control at a time when we are prohibited from redeeming our outstanding notes, including these notes, our failure to redeem such notes would constitute an event of default under the respective indentures, which would in turn result in a default under our credit facility. Any default under our indentures or credit facility could result in an acceleration of such indebtedness, which would harm our financial condition and adversely impact our ability to implement our business plan and could result in the cessation of our business. Moreover, even if we obtained consent under our credit facility, we cannot be sure that we would have sufficient resources to redeem our outstanding notes, including these notes, and still have sufficient funds available to successfully pursue our business plan.

We are dependent on our current key personnel, and our success depends upon our continued ability to attract, train and retain additional qualified personnel.

        The loss of one or more key employees could impair our ability to successfully build out and operate our portion of the Nextel digital mobile network. We believe that our future success will also depend on our continued ability to attract and retain highly qualified technical, sales and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the wireless communications industry. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical, sales and management personnel.

Concerns that the use of wireless telephones may pose health and safety risks may discourage the use of our wireless telephones.

        Studies and reports have suggested that, and additional studies are currently being undertaken to determine whether, radio frequency emissions from enhanced specialized mobile radio, or ESMR, cellular and personal communications service, or PCS, wireless telephones may be linked with health risks, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of portable telephones could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry.

        Litigation by individuals alleging injury from health effects associated with radio frequency emissions from mobile phones has been brought against us and other mobile wireless carriers and manufacturers. In addition, purported class action litigation has been filed seeking to require all wireless telephones to include an earpiece that would enable use of wireless telephones without holding them against the user's head. While it is not possible to predict the outcome of this litigation, circumstances surrounding it could increase the cost of our wireless telephones as well as increase other costs of doing business.

        Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. The passage of this type of legislation could decrease demand for our services.

Regulatory authorities exercise considerable power over our operations, which could be exercised against our interests and impose additional unanticipated costs.

        The FCC and state telecommunications authorities regulate our business to a substantial degree. The regulation of the wireless telecommunications industry is subject to constant change. New rules and regulations may be adopted pursuant to the Communications Act of 1934, as amended. While the Telecommunications Act of 1996 provided for significant deregulation of the U.S. telecommunications industry, certain FCC rules regulating it remain subject to judicial review and additional FCC rulemaking. As a result, we cannot predict the effect that this or other legislation or any FCC rulemaking may have on our future operations. We must comply with all applicable regulations to conduct our business. Modifications of our business plans or operations to comply with changing regulations or actions taken by regulatory authorities might increase our costs of providing service and adversely affect our financial condition. In addition, we anticipate FCC regulation or Congressional legislation that creates additional spectrum allocations that may also have the effect of adding new entrants into the mobile telecommunications market.

        If we fail to comply with the terms of our licenses or applicable regulations, we could lose one or more licenses, or face penalties and fines. For example, we could lose a license if we fail to construct or operate facilities as required by the license. If we lose licenses, that loss could have a material adverse effect on our business and financial condition.

Nextel WIP has contractual approval rights that allow it to exert significant influence over our operations, and it can acquire additional shares of our stock.

        Pursuant to our amended shareholders' agreement and operating agreements, the approval of the director designated by Nextel WIP, and/or of Nextel WIP itself, is required in order for us to:

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  make a material change in our technology;

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  modify our business objectives in any way that is inconsistent with our objectives under our material agreements, including our operating agreements with Nextel WIP;

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  dispose of all or substantially all of our assets;

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  make a material change in or broaden the scope of our business beyond our current business objectives; or

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  enter into any agreement the terms of which would be materially altered in the event that Nextel WIP either exercises or declines to exercise its rights to acquire additional shares of our stock under the terms of the amended shareholders' agreement or our restated certificate of incorporation.

        These approval rights relate to significant transactions, and decisions by the Nextel WIP-designated director could conflict with those of our other directors, including our independent directors.

        In addition, the amended shareholders' agreement does not prohibit Nextel WIP or any of our other stockholders or any of their respective affiliates from purchasing shares of our Class A common stock in the open market. Any such purchases would increase the voting power and influence of the purchasing stockholder, and could result in a change of control of us. Additionally, if we experience a change of control, Nextel WIP could purchase all of our licenses for $1.00, provided that it enters into a royalty-free agreement with us to allow us to use the licenses in our territory for as long as our operating agreements with Nextel WIP remain in effect. Such an agreement would be subject to approval by the FCC.

Significant stockholders represented on our board of directors can exert significant influence over us and may have interests that conflict with those of our other stockholders.

        As of December 31, 2001, our officers, directors and greater than 5% stockholders together controlled approximately 72.2% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company.

        In addition, under our amended shareholders' agreement, Nextel WIP, Madison Dearborn Partners and Eagle River each have the right to designate a member to our six-member board of directors. We cannot be certain that any conflicts that arise between the interests of our company and those of these stockholders will always be resolved in our favor. Moreover, as described above, Nextel WIP has certain approval rights that allow it to exert significant influence over our operations.

        DLJ Merchant Banking, Madison Dearborn Partners and Eagle River each own significant amounts of our capital stock and each currently has a representative on our board of directors. Each of these entities or their affiliates has significant investments in other telecommunications businesses, some of which may compete with us currently or in the future. We do not have a noncompetition agreement with any of our stockholders, and thus their or their affiliates' current and future investments could create conflicts of interest.

Anti-takeover provisions could prevent or delay a change of control that stockholders may favor.

        Provisions of our charter documents, amended shareholders' agreement, operating agreements and Delaware law may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable. We have authorized the issuance of "blank check" preferred stock and have imposed certain restrictions on the calling of special meetings of stockholders. If we experience a change of control, Nextel WIP could purchase all of our licenses for $1.00, provided that it enters into a royalty-free agreement with us to allow us to use the frequencies in our territory for as long as our operating agreements remain in effect. Such an agreement would be subject to approval by the FCC. Moreover, a change of control could trigger an event of default under provisions in our credit facility and the indentures governing these notes and our existing senior discount notes and senior notes. These provisions could have the effect of delaying, deferring or preventing a change of control in our company, discourage bids for our Class A common stock at a premium over the market price, lower the market price of our Class A common stock, or impede the ability of the holders of our Class A common stock to change our management.

Regulations to which we are subject may affect the ability of some of our investors to have an equity interest in us. Additionally, our restated certificate of incorporation contains provisions that allow us to redeem shares of our securities in order to maintain compliance with applicable federal and state telecommunications laws and regulations.

        Our business is subject to regulation by the FCC and state regulatory commissions or similar state regulatory agencies in the states in which we operate. This regulation may prevent some investors from owning our securities, even if that ownership may be favorable to us. The FCC and some states have statutes or regulations that would require an investor who acquires a specified percentage of our securities or the securities of one of our subsidiaries to obtain approval from the FCC or the applicable state commission to own those securities. Moreover, our restated certificate of incorporation allows us to redeem shares of our stock from any stockholder in order to maintain compliance with applicable federal and state telecommunications laws and regulations.

Under certain circumstances, Nextel WIP has the ability to purchase, and a majority of our Class A stockholders can cause Nextel WIP to purchase, all of our outstanding Class A common stock.

        Under our restated certificate of incorporation and our operating agreements, in certain circumstances and subject to certain limitations, Nextel WIP has the ability to purchase, or to cause and fund a redemption by us of, all of the outstanding shares of our Class A common stock. In addition, under the provisions of our restated certificate of incorporation, upon the occurrence of certain events, the holders of a majority of our outstanding Class A common stock can require Nextel WIP to purchase, or cause and fund a redemption by us of, all of the outstanding shares of our Class A common stock.

You cannot be sure that an active trading market will develop for these notes.

        Prior to this offering, there was no public market for these notes. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these notes.

If you do not exchange your outstanding notes you may have difficulty in transferring them at a later time.

        We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange notes. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration.

        If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited number of outstanding notes expected to remain outstanding following the completion of the exchange offer.

FORWARD-LOOKING STATEMENTS

        Some statements and information contained in this prospectus are not historical facts, but are forward-looking statements. They can be identified by the use of forward-looking words such as "believes," "expects," "plans," "may," "will," "would," "could," "should" or "anticipates" or other comparable words, or by discussions of strategy, plans or goals that involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. We warn you that these forward-looking statements are only predictions, subject to risks and uncertainties. Actual events or results can differ materially from those expressed or implied as a result of a variety of factors, including those set forth above under "Risk Factors." Such forward-looking statements include, but are not limited to, statements with respect to the following:

  •
  our plan for meeting our scheduled build-out for commercial launch of markets within our portion of the Nextel digital mobile network;

  •
  our business plan, its advantages and our strategy for implementing our plan;

  •
  general economic conditions in the geographic areas and occupational markets that we are targeting in our portion of the Nextel digital mobile network;

  •
  our expectation regarding the continued successful performance and market acceptance of the technology we use;

  •
  our ability to attract and retain sufficient customers;

  •
  our anticipated capital expenditures and funding requirements, including our ability to access sufficient debt or equity capital to meet operating and financing needs;

  •
  the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment, marketing plans and customer demand;

  •
  the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability;

  •
  our ability to timely and successfully accomplish required scale-up of our billing, collection, customer care and similar back-office operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivable;

  •
  the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of PCS and cellular services;

  •
  future legislation or regulatory actions relating to specialized mobile radio services, other wireless communications services or telecommunications services generally;

  •
  other risks and uncertainties described from time to time in our reports filed with the SEC;

  •
  our ability to implement new digital technology, sometimes referred to as "3G" or "third-generation" technology, which could facilitate high-speed, high-volume wireless voice and data transmission and other advanced digital services; and

  •
  Nextel's planned enhancement of Direct Connect called "traveling Direct Connect," which would allow two or more subscribers traveling outside of their Direct Connect calling area to a different market area to use Direct Connect in that market.

SELECTED CONSOLIDATED FINANCIAL DATA

        We have summarized below our historical consolidated financial data as of and for the years ended December 31, 1999, 2000 and 2001. The historical operating data presented below for the same periods are derived from our records.

        Please read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands)
Consolidated Statements of Operations Data:
Operating revenues:
Service revenues(1)	$28,136	$130,125	$363,573
Equipment revenues(1)	4,584	5,745	13,791

Total revenues	32,720	135,870	377,364

Operating expenses:
Cost of service revenues	18,807	84,962	192,728
Cost of equipment revenues(1)	10,742	26,685	59,202
Selling, general and administrative	34,862	117,975	210,310
Stock-based compensation	27,256	70,144	30,956
Depreciation and amortization	12,689	38,044	76,491

Total operating expenses	104,356	337,810	569,687

Operating income (loss)	(71,636)	(201,940)	(192,323)
Other income (expense):
Other—loss from disposal of assets	—	(228)	—
Interest expense, net	(65,362)	(102,619)	(126,096)
Interest income	24,585	63,132	32,473

Total other income (expense)	(40,777)	(39,715)	(93,623)

Loss before income tax provision	(112,413)	(241,655)	(285,946)
Income tax provision	—	—	—

Loss before extraordinary item and cumulative effect of change in accounting principle	(112,413)	(241,655)	(285,946)
Extraordinary item—loss on early retirement of debt	—	(23,485)	—
Cumulative effect of change in accounting principle	—	—	(1,787)

Net loss	(112,413)	(265,140)	(287,733)
Mandatorily redeemable preferred stock dividends	—	(5,667)	(3,504)

Loss attributable to common stockholders	$(112,413)	$(270,807)	$(291,237)

Loss per share attributable to common stockholders, basic and diluted:
Loss before extraordinary item and cumulative effect of change in accounting principle	$(38.18)	$(1.21)	$(1.19)
Extraordinary item	—	(0.12)	—
Cumulative effect of change in accounting principle	—	—	(0.01)

Net loss per share attributable to common stockholders	$(38.18)	$(1.33)	$(1.20)

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents, short-term investments and restricted cash(2)	$568,729	$928,346	$557,285
Plant, property and equipment, net	252,223	532,702	845,934
FCC operating licenses, net	151,056	245,295	283,728
Total assets	1,015,327	1,793,084	1,821,721
Current liabilities	58,503	120,423	127,972
Long-term debt	785,484	1,067,684	1,327,829
Series B redeemable preferred stock	—	27,517	31,021
Total stockholders' equity	170,616	570,215	319,504
Total liabilities and stockholders' equity	$1,015,327	$1,793,084	$1,821,721

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands)
Other Data:
Covered Pops (end of period) (millions)	6	24	33
Subscribers (end of period)	46,100	227,400	515,900
Cash flows from operating activities	$(66)	$(116,028)	$(153,894)
Cash flows from investing activities	$(363,605)	$(504,744)	$(249,824)
Cash flows from financing activities	$517,928	$960,051	$214,525
EBITDA as adjusted(3)	$(31,691)	$(93,752)	$(84,876)
Capital expenditures(4)	$151,743	$303,573	$374,001
Ratio of earnings to fixed charges(5)	—	—	—

(1)
In December 2000, we changed our revenue recognition policy for activation fees (included in service revenues) and equipment (phones) revenues in accordance with the Securities and Exchange Commission Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." This change in our revenue recognition policy became effective as of January 1, 2000, and accordingly, quarterly results for 2000 were restated in our Form 10-K for the year ended December 31, 2000 (see Notes 2 and 12 of the Notes to the Financial Statements). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed description of the impact of our adoption of this policy.

(2)
Short-term investments include marketable securities and corporate commercial paper with original purchase maturities greater than three months. Restricted cash reflects the cash collateral account maintained under the credit facility equal to borrowings outstanding until January 21, 2000, when the FCC approved the transfer applications relating to the licenses we acquired on January 29, 1999.

(3)
EBITDA, as adjusted, represents net loss before interest expense, interest income, depreciation, amortization, stock-based compensation expense and loss from disposal of assets. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA as adjusted should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, we have presented EBITDA as adjusted to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. EBITDA as adjusted is not a measure determined under generally accepted accounting principles. Also, EBITDA as adjusted as calculated above may not be comparable to similarly titled measures reported by other companies.

(4)
Capital expenditures are exclusive of capitalized interest but include accrued or financed capital, including the $22 million of Motorola vendor credits which were fully utilized during 1999. Capital expenditures are required to purchase network equipment, such as switching and radio transmission equipment. Capital expenditures also include purchases of other equipment used for administrative purposes, such as office equipment, computers and telephone systems. These amounts exclude $1.2 million, $5.5 million and $5.5 million of capitalized interest for 1999, 2000 and 2001, respectively, and are offset by net proceeds from the transfer of telecommunication towers and related assets to Spectrasite of $2.2 million, $9.3 million, and $10.4 million, respectively (see Note 2 of the Notes to Financial Statements).

(5)
"Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs and taxes. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the years ended December 31, 1999, 2000 and 2001, earnings were insufficient to cover charges by $126.1 million, $260.2 million and $298.5 million, respectively. The difference between all amounts disclosed above and net loss represents interest capitalized by us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Some statements and information contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are not historical facts but are forward-looking statements. For a discussion of important factors that could cause results to differ materially from the forward-looking statements contained in this prospectus, see "Risk Factors" and "Forward-Looking Statements."

        Please read the following discussion together with the Selected Consolidated Financial Data, the consolidated financial statements and the related notes included elsewhere in this prospectus.

        Our historical results discussed in this section and throughout this prospectus include the operations we acquired from Nextel WIP on January 29, 1999 in connection with our initial capitalization, which operations had previously been managed by Nextel. See Note 1 of our audited consolidated financial statements for a discussion of our formation, capitalization and basis of presentation.

Overview

        We provide digital wireless communications services in mid-sized and tertiary markets throughout the United States. We hold licenses for wireless frequencies in 58 markets where over 51 million people, or Pops, live and work. We have the right to operate in 15 of the top 100 metropolitan statistical areas in the United States ranked by population and 55 of the top 200 metropolitan statistical areas. As of December 31, 2001, we had commercial operations in markets with total Pops of approximately 49.3 million and the ability to offer service to, or cover, approximately 33.1 million Pops. These operational markets are in Alabama, Arkansas, Central Illinois, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kentucky, Louisiana, Minnesota, Mississippi, Nebraska, New York, Pennsylvania, Tennessee, Texas, Virginia and Wisconsin.

        As of December 31, 2001, we had approximately 515,900 digital subscribers. Our subscriber base grew 127% compared to December 31, 2000, when we had an ending subscriber count of approximately 227,400.

        In June 2000, we introduced Nextel Wireless Web service in select markets, and by the end of 2000 we offered this data service in all of our launched markets. Nextel Wireless Web service provides Internet-ready telephones with wireless Internet services, including web-based applications and content. As of December 31, 2001, we had approximately 212,000 data subscribers. Revenue from data represents less than $1.00 of our incremental ARPU and we do not anticipate that revenue from data will have a significant effect on ARPU in the foreseeable future. Moreover, in an effort to increase a customer's acceptance of our data service, we may bundle in our rate plans or provide as a promotion basic data services without charging an additional fee.

        Due to the continued development, build-out and enhancement of our portion of the Nextel digital mobile network, we expect to continue to experience negative operating margins. In addition, we anticipate costs such as site rentals, telecommunications expenses, network equipment costs and other capital expenses to increase. Sales and marketing expenses and general and administrative costs are also expected to increase with continued penetration of existing markets and commercialization of service in new markets.

Results of Operations

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenues

        Our primary sources of revenues are service revenues and equipment revenues. Service revenues increased 179% to $363.6 million for the year ended December 31, 2001 as compared to $130.1 million recognized during the year ended December 31, 2000. Our service revenues consist of charges for airtime usage and monthly network access fees from providing integrated wireless services within our territory, particularly mobile telephone and two-way radio dispatch services. Service revenues also include roaming revenues from Nextel subscribers using our portion of the Nextel digital mobile network. Roaming revenues for 2001 accounted for approximately 16% of our service revenues, as compared to 19% for the year of 2000. Although we continue to see growth in roaming revenues due to an increase in coverage and on-air cell sites, we expect the percentage of roaming revenues to service revenues to continue to decline due to anticipated revenue growth that we expect from our increasing customer base.

        In addition, although we anticipate continued growth in our service revenues during 2002, since we have launched all of our markets, other than Burlington, Vermont, we do not expect to experience the robust rates of growth of revenues over prior years that we have experienced in prior years.

        The following table shows the impact of SAB 101 for the years ended December 31, 2001 and 2000.

	For the Year Ended
	December 31, 2001	December 31, 2000
	(in thousands)
Revenues:
Service revenues billed or accrued	$365,971	$131,480
Activation fees deferred	(3,487)	(1,635)
Previously deferred activation fees recognized	1,089	280

Total service revenues reported	$363,573	$130,125

Equipment revenues billed	$23,078	$20,329
Equipment revenues deferred	(20,232)	(18,977)
Previously deferred equipment revenues recognized	10,945	4,393

Total equipment revenues reported	$13,791	$5,745

Operating expenses:
Cost of equipment revenues	$70,887	$42,624
Cost of equipment revenues deferred	(23,718)	(20,612)
Previously deferred cost of equipment revenues recognized	12,033	4,673

Total cost of equipment revenues reported	$59,202	$26,685

        Equipment revenues reported for the year ended December 31, 2001 were $13.8 million as compared to $5.7 million reported for the same period in 2000, representing an increase of $8.1 million, or 142%.

        Total revenues increased 178% to $377.4 million during 2001 as compared to $135.9 million generated in 2000. This growth in revenues was due to launching new markets along with increased revenues from existing markets of approximately $119.4 million, an increase of 93% over the same period in 2000. The following table sets forth those markets launched during 2001 and our previously launched markets:

Markets	Market Launch
Wausau, WI	4th Quarter 2001
Idaho Falls/Pocatello, ID	4th Quarter 2001
Ft. Dodge/Mason City, IA	4th Quarter 2001
Lubbock, TX	4th Quarter 2001
Odessa/Midland/San Angelo, TX	4th Quarter 2001
Amarillo, TX	4th Quarter 2001
Fargo/Grand Forks, ND	4th Quarter 2001
McAllen/Harlingen/Brownsville, TX	4th Quarter 2001
Altoona/Johnstown/State College/Williamsport, PA	4th Quarter 2001
Sioux City/Sioux Falls, IA/SD	4th Quarter 2001
Roanoke/Lynchburg/Charlottesville, VA	2nd Quarter 2001
Green Bay/Fond du Lac/Appleton/Sheboygan, WI	2nd Quarter 2001
Eau Claire/La Crosse, WI	2nd Quarter 2001
Rochester/Mankato, MN	2nd & 3rd Quarter 2001
Duluth, MN	2nd Quarter 2001
Hattiesburg/Jackson, MS	2nd Quarter 2001
Evansville/Owensboro, IN/KY	1st Quarter 2001
Laredo, TX	1st Quarter 2001
Little Rock, AR	1st Quarter 2001
Fayetteville/Ft. Smith/Pine Bluff, AR	1st Quarter 2001
Abilene, TX	1st Quarter 2001
Terre Haute, IN	1st Quarter 2001
Columbus, GA/AL	1st Quarter 2001
Dothan/Auburn/Opelika, AL	1st Quarter 2001
Bristol/Johnson City/Kingsport, VA/TN	4th Quarter 2000
Corpus Christi/Victoria, TX	4th Quarter 2000
Macon/Warner Robins, GA	4th Quarter 2000
Albany, GA	4th Quarter 2000
Alexandria, LA	4th Quarter 2000
Texarkana, TX/AR	3rd Quarter 2000
Shreveport/Monroe/Tyler/Longview, LA/TX	3rd Quarter 2000
Peoria/Springfield/Champaign/Bloomington/Decatur, IL	2nd Quarter 2000
Waterloo/Dubuque/Davenport/Cedar Rapids/Iowa City, IA	2nd Quarter 2000
Omaha/Lincoln, NE	2nd Quarter 2000
Des Moines, IA	2nd Quarter 2000
Boise/Twin Falls, ID	2nd Quarter 2000
Montgomery, AL	2nd Quarter 2000
Pensacola/Panama City/Fort Walton Beach, FL	2nd Quarter 2000
Lafayette/Lake Charles, LA	2nd Quarter 2000
Mobile, AL	2nd Quarter 2000
Beaumont, TX	2nd Quarter 2000
Pascagoula, MS	2nd Quarter 2000
Bryan/College Station, TX	2nd Quarter 2000
Harrisburg/York/Lancaster, PA	1st Quarter 2000
Wilkes-Barre/Scranton, PA	1st Quarter 2000
Louisville/Lexington-Fayette, KY	1st Quarter 2000

Tallahassee, FL	1st Quarter 2000
Temple/Killeen/Waco, TX	4th Quarter 1999
Erie, PA	4th Quarter 1999
Hawaii (all islands)	3rd Quarter 1998
Rochester, NY	3rd Quarter 1998
Buffalo, NY	3rd Quarter 1998
Syracuse/Utica-Rome/Binghamton/Elmira, NY	3rd Quarter 1998
Albany/Glens Falls, NY	3rd Quarter 1998

        Average revenue per unit, or ARPU, is an industry term that measures total service revenues per month from our subscribers divided by the average number of digital subscriber units in commercial service for that month. Our ARPU remained at $71 for the year ended December 31, 2001 as it was for the year ended December 31, 2000. We attribute the consistent ARPU to the fact that we launched new markets, increased minutes used by customers and the use of additional features such as voice mail and short message services, and to a lesser extent, Nextel Wireless Web services and Nextel Worldwide roaming products. While we expect to continue to achieve ARPU levels above the industry average, we expect to see a slight decline in the near future. The following table sets forth our revenues and ARPU:

Revenues
(Dollar amounts in thousands, except for ARPU)

	For the Year Ended December 31, 2001	% of Consolidated Revenues	For the Year Ended December 31, 2000	% of Consolidated Revenues
Service and roaming revenues	$363,573	96%	$130,125	96%
Equipment revenues	13,791	4%	5,745	4%

Total revenues	$377,364	100%	$135,870	100%

ARPU(1)	$$71		$71

(1)
ARPU was not adjusted for SAB 101 and does not include roaming revenues generated by Nextel customers that use our portion of the Nextel digital mobile network.

Cost of Service Revenues

        Cost of service revenues consists primarily of network operating costs which involve site rental fees for cell sites and switches, utilities, maintenance and interconnect and other wireline transport charges. Cost of service revenues also includes the amounts we must pay Nextel WIP when our customers roam onto Nextel's portion of the Nextel digital mobile network. These expenses depend mainly on the number of operating cell sites, total minutes of use and mix of minutes of use between interconnect and Nextel Direct Connect services as the use of Nextel Direct Connect is more efficient than interconnect and, accordingly, relatively less costly to provide.

        For 2001, our cost of service revenues was $192.7 million as compared to $85.0 million for 2000, representing an increase of 127%. The increase in costs was primarily the result of bringing on-air approximately 1,251 additional cell sites in 2001, as well as an increase in airtime usage. Increased airtime usage resulted from the growth in the number of customers from 2000 along with the increased minutes of use per customer. We expect cost of service revenues to increase as we place more cell sites in service and the usage of minutes increases as our customer base grows.

Cost of Equipment Revenues

        Cost of equipment revenues includes the cost of the subscriber wireless telephones and accessories sold by us. Our cost of equipment revenues reported for 2001 was $59.2 million as compared to $26.7 million for 2000. The increase in costs was related mostly to the growth in number of subscribers. As part of our business plan, we often offer our equipment at a discount or as part of a promotion. As a result, the difference between equipment revenues and cost of equipment revenues was a loss of $45.4 million for 2001, as compared to a loss of $20.9 million for 2000. We expect to continue to employ these discounts and promotions in an effort to grow our number of subscribers. Therefore, for the foreseeable future, we expect that cost of equipment revenues will continue to exceed our equipment revenues.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses consist of sales and marketing expenses, customer care services and general and administrative costs. For 2001, selling, general and administrative expenses were $210.3 million as compared to $118.0 million for 2000, representing an increase of 78%.

        Sales and marketing expenses increased as a result of:

  •
  increased sales and marketing activities to launch markets and grow our customer base;

  •
  our hiring of additional sales and marketing employees to accommodate the growth in new and existing markets; and

  •
  higher expenses related to a greater proportion of sales received from indirect distribution channels.

        General and administrative costs relate to corporate personnel overhead including tax, legal, planning, human resources, information technology, treasury, accounting and our customer care center operations. Our general and administrative costs increased as a result of our:

  •
  hiring employees for our functional departments and offices to support the growth of the new and existing markets;

  •
  increasing staffing and operating our customer care and fulfillment service center in Las Vegas, Nevada to support the growing customer base; and

  •
  hiring employees to maintain and support systems.

        As we continue to grow our customer base and expand our operations, we expect our sales and marketing expenses and general and administrative costs to continue to increase in the foreseeable future.

Stock-Based Compensation Expense

        For the years ended December 31, 2001 and 2000, we recorded stock-based compensation expense associated with our restricted stock purchase plan and employee stock options granted during 1999 of $31.0 million and $70.1 million, respectively. This is a non-cash expense. Prior to our initial public offering, grants were considered compensatory and accounted for on a basis similar to that used for stock appreciation rights. At the closing of our initial public offering (February 25, 2000), the intrinsic value of the options and restricted stock was recorded and is being amortized over the remaining vesting periods. We expect stock based compensation expense to decrease as the options continue to vest.

Depreciation and Amortization Expense

        For 2001, our depreciation and amortization expense was $76.5 million as compared to $38.0 million for 2000, representing an increase of 101%. The $38.5 million increase related primarily to depreciating the wireless network assets for the 1,251 additional cell sites placed in service during 2001, along with the costs related to furniture and equipment purchased to set up new offices and amortizing additional FCC-licensed radio spectrum associated with the new markets launched. We expect depreciation to continue to increase due to the additional cell sites we plan to place in service. Additionally, we are in the process of assessing the impact of SFAS 142 (see Recently Issued Accounting Pronouncements), which may entirely eliminate the amortization expense related to FCC licenses.

Interest Expense and Interest Income

        Interest expense, net of capitalized interest, increased from $102.6 million for 2000 to $126.1 million for 2001, representing an increase of 23%. The increase was due to interest during the entire year on the $200 million in 11% senior notes that we issued in March 2000 as well as the $200 million in 11% senior notes that we issued in July 2000 and was offset by the reduction in interest costs from our redemption in April 2000 of 35% of the 14% senior discount notes in April 2000. Additionally, approximately $5.2 million related to the non-cash fair market value adjustments of our interest rate swaps was included as interest expense in 2001.

        For 2001, interest income was $32.5 million, as compared to $63.1 million for 2000, representing a decrease of 48%. This decrease was due to a decline in interest rates on our short-term investments and a reduction in our cash balance because of additional spending related to the network build-out.

Cumulative Effect of Change in Accounting Principle

        Effective January 1, 2001, we adopted Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedge Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133." SFAS 133 and 138 require a company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. We hold interest rate swap agreements to mitigate our interest rate risk. We determined under the new rules and criteria that our interest rate swap agreements are ineffective hedges, and thus do not qualify for hedge accounting treatment. The initial adoption resulted in the recording of an additional liability of $1.8 million, with the offset recorded as a cumulative effect of change in accounting principle.

Net Loss

        For 2001, we had a loss attributable to common stockholders of approximately $291.2 million as compared to a loss of $270.8 million for 2000, representing an increase of 8%. The $291.2 million loss for 2001 includes a charge of approximately $1.8 million relating to the implementation of SFAS 133. In addition, the loss for 2000 includes an extraordinary item for $23.5 million relating to the early retirement of the 14% senior notes. Expenses increased in all categories as we launched new markets, added subscriber usage to the network, hired staff for functional departments and offices, and increased marketing and sales activities for the existing and newly launched markets. We anticipate reporting net losses for the foreseeable future as we grow and expand to meet the requirements of the business.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Revenues

        Service revenues increased 363% to $130.1 million for 2000 as compared to $28.1 million recognized during 1999. Roaming revenues for 2000 accounted for approximately 19% of our service revenues.

        The following table shows the results reported for 2000 and the impact of SAB 101 if the accounting policy had not been implemented along with reported results for 1999 and the pro forma if SAB 101 had been in effect for 1999:

	For the Year Ended
	December 31, 2000		December 31, 1999
	Reported	Pre-SAB 101	Reported	Pro Forma
	(dollars in thousands)
Revenues:
Service revenues and roaming revenues	$130,125	$131,480	$28,136	$28,066
Equipment revenues	5,745	20,329	4,584	1,676

Total revenues	$135,870	$151,809	$32,720	$29,742

Operating expenses:
Cost of equipment revenues	$26,685	$42,624	$10,742	$7,764

The effect of SAB 101 does not change our loss from operations or EBITDA.

        Equipment revenues reported for 2000, adjusted in accordance with the implementation of SAB 101, were $5.7 million as compared to $4.6 million reported for 1999, an increase of $1.1 million, or 24%. Without adjusting for the impact of SAB 101, equipment revenues would have increased 341%, or $15.7 million, during 2000 to $20.3 million.

        Total revenues increased 316% to $135.9 million during 2000 as compared to $32.7 million generated in 1999. The growth in revenues was due to launching new markets along with increased revenues from the existing markets.

        Our ARPU increased $5 during the year to $71 in 2000, as compared to $66 in 1999. We credit the higher ARPU to the fact that we launched new markets, increased minutes used by customers, higher pricing plans targeted for particular market segments, and the use of additional features such as voice mail, short message services, and to a lesser extent Nextel Wireless Web services and Nextel Worldwide roaming products. The following table sets forth our recent revenues and ARPU:

Revenues
(Dollar amounts in thousands, except for ARPU)

	Year Ended December 31, 2000	% of Revenues 2000	Year Ended December 31, 1999	% of Revenues 1999
Service and roaming revenues	$130,125	96%	$28,136	86%
Equipment revenues	5,745	4%	4,584	14%

Total revenues	$135,870	100%	$32,720	100%

ARPU(1)	$71		$66

(1)
ARPU was not adjusted for SAB 101 and does not include roaming revenues generated from the use by Nextel subscribers of our portion of the Nextel digital mobile network.

Cost of Service Revenues

        For 2000, our cost of service revenues was $85.0 million as compared to $18.8 million for the same period in 1999, representing an increase of 352%. The increase in costs was primarily the result of bringing on-air approximately 1,012 additional cell sites during 2000 for a total of approximately 1,537 operating cell sites, as well as increases in airtime usage. Increased airtime usage resulted from the 393% growth in number of customers from 1999 along with the increased minutes of use per customer.

Cost of Equipment Revenues

        Our cost of equipment revenues reported for 2000 adjusted for SAB 101 was $26.7 million. Without the effect of SAB 101, our cost of equipment revenues for 2000 would have been $42.6 million as compared to $10.7 million for 1999, representing an increase of 298%. The increase in costs was related mostly to the growth in number of customers. As part of our business plan, we often offer our equipment at a discount or as part of a promotion. As a result, the difference between equipment revenues and cost of equipment revenues was a loss of $20.9 million for 2000, adjusted for SAB 101, compared to a loss of $6.2 million for 1999. Without SAB 101, net equipment margin for 2000 would have been a loss of $22.3 million.

Selling, General and Administrative Expenses

        For 2000, these costs were $118.0 million as compared to $34.9 million for 1999, representing an increase of 238%. Sales and marketing expenses increased as a result of:

  •
  increased sales and marketing activities to launch markets and grow our customer base;

  •
  our hiring of additional sales and marketing employees to accommodate the growth in new and existing markets; and

  •
  higher expenses related to a greater proportion of sales received from indirect distribution channels.

        The first six to nine months of 1999 was, for the most part, a transition period during which Nextel WIP provided us with many back-office services such as fulfillment, activations, and collections. For the remainder of 1999 and during 2000 the majority of these services were transferred to our employees and systems. Therefore, our general and administrative costs increased as a result of our:

  •
  hiring employees to set up functional departments and offices to support the growth of the new and existing markets;
  •
  staffing and operating our own customer care and fulfillment service center in Las Vegas, Nevada to support the growing customer base; and
  •
  hiring employees to maintain and support systems that were in development during 1999.

Stock-Based Compensation Expense

        For 2000 and 1999, we recorded stock-based compensation expense associated with our restricted stock purchase plan and employee stock options granted during 1999 of $70.1 million and $27.3 million, respectively. This is a non-cash expense.

Depreciation and Amortization Expense

        For 2000, our depreciation and amortization expense was $38.0 million as compared to $12.7 million for 1999, representing an increase of 199%. The $25.3 million increase related primarily to depreciating the wireless network assets for approximately 1,012 additional cell sites placed in service along with the furniture and equipment to set up the offices in Las Vegas, Nevada and amortizing additional FCC-licensed radio spectrum associated with the new markets launched during 2000.

Interest Expense and Interest Income

        Interest expense, net of capitalized interest, increased from $65.4 million for 1999 to $102.6 million for 2000, representing an increase of 57%. The increase was due to the $150 million term loan obtained in September 1999, and the issuance of $200 million in 11% senior notes in March 2000 and an additional $200 million in 11% senior notes in July 2000, offset by redeeming 35% of the 14% senior discount notes in April 2000.

        For 2000, interest income was $63.1 million as compared to $24.6 million for 1999, representing an increase of 157%. This increase was due to the income recognized on the investment of the net proceeds received from the term loan C in September 1999, from our initial public offering of Class A common stock in February 2000 and from the issuance of 11% senior notes in March 2000 and July 2000.

Extraordinary Item

        On April 18, 2000 we utilized a portion of our proceeds from our initial public offering in February 2000 to redeem 35% of the aggregate accreted value of the 14% senior discount notes. As a result of the early retirement of these senior discount notes, we recognized an extraordinary loss of approximately $23.5 million, representing the excess of the redemption price over the accreted value of the notes redeemed.

Net Loss

        For 2000, we had a loss attributable to common stockholders of approximately $270.8 million as compared to a loss of $112.4 million for 1999, representing an increase of 141%. The $270.8 million loss for 2000 includes an extraordinary loss of approximately $23.5 million and a dividend relating to our mandatorily redeemable preferred stock of $5.7 million. Expenses increased in all categories as we transitioned from start-up mode, launched new markets, added subscriber usage to the network, hired staff, set up functional departments and offices, and increased marketing and sales activities for the newly launched markets.

Liquidity and Capital Resources

        Our primary liquidity needs arise from the capital requirements necessary to complete the build-out of our portion of the Nextel digital mobile network and expand or enhance coverage in our existing markets, including the future acquisitions of additional frequencies, installing new switches and the introduction of new services. Without limiting the foregoing, we expect capital expenditures to include, among other things, the purchase of switches, base radios, transmission towers, and antennae; radio frequency engineering; and cell site construction.

        For the year ended December 31, 2001, we used $153.9 million in cash for operating activities, as compared to $116.0 million for the same period in 2000. The increased use of funds for operating activities in 2001 was primarily due to hiring employees, setting up functional departments and offices, network operating costs for additional sites placed in service, increased marketing and sales activities along with purchasing an inventory of telephones and accessories and an increase in receivables due to additional customers.

        Net cash used in investing activities during 2001 was $249.8 million, a decrease of $254.9 million as compared to 2000. The reason for less cash used in investing activities for 2001 was due primarily to the receipt of proceeds from the sale of short-term investments in 2001 versus the purchase of short-term investments in 2000, offset by an increase in capital expenditures mostly for the network build-out. During 2001, we invested $398.6 million in capital expenditures, excluding $3.4 million of non-cash capitalized interest, spent primarily to build out and expand coverage on the Nextel digital mobile network in Pennsylvania, Kentucky, Iowa, Nebraska, Florida, Texas, Alabama, Louisiana, Mississippi, Illinois, Idaho, Georgia, Minnesota, Wisconsin, North Dakota, Virginia and West Virginia markets. Furthermore, we accelerated the following three projects initially planned for 2002:

  •
  a change in our billing system;
  •
  the addition of a new call center in Panama City Beach, Florida; and
  •
  an additional switch in Florida, which is expected to come online in mid-2002.

        The additional switch in Florida is expected to eventually result in an expense savings by reducing our switch sharing cost. We also invested $43.5 million, excluding $1.4 million of non-cash capitalized interest in FCC licenses.

        During 2000, we invested $264.5 million in capital expenditures, excluding $4.3 million of non-cash capitalized interest, which were primarily for the Hawaii, upstate New York, Texas, Pennsylvania, Kentucky, Iowa, Nebraska and Florida markets. We also acquired $54.2 million of FCC licenses, excluding $2.5 million of non-cash capitalized interest.

        For 2002, we anticipate our total capital spending will be approximately $315 million. This includes the cost associated with our anticipated build-out of an additional 2 million pops, which, if successfully completed, would increase our covered Pops from approximately 33 million to approximately 35 million by the end of 2002.

        The following table provides details regarding our contractual cash obligations subsequent to December 31, 2001:

Payments due by Period
($000)

Contractual Obligations	Total	2002	2003	2004	2005	2006	Thereafter
Long-term Debt	$1,470,000	$—	$1,688	$3,250	$3,250	$3,250	$1,458,562
Redeemable Preferred Stock	$82,107	$—	$—	$—	$—	$—	$82,107
Operating Leases	$240,505	$53,268	$54,868	$49,864	$36,270	$16,673	$29,562

Total Contractual Obligations	$1,792,612	$53,268	$56,556	$53,114	$39,520	$19,923	$1,570,231

        As of December 31, 2001, our cash and cash equivalents and short-term investments balance was approximately $557.3 million, which includes the net proceeds of approximately $205.4 million from the issuance of our 12.5% senior discount notes in December 2001. We also have access to an undrawn line of credit of $100 million and in February 2002, we amended our credit facility to obtain $50 million of senior bank debt. While we believe we have sufficient funds to continue the build-out of our portion of the Nextel digital mobile network to cover 35 million Pops using the current 800 MHz iDEN system, to acquire additional frequencies, install additional switches and to provide us with the working capital necessary to cover our debt service requirements and operating losses through 2003 (after which time we anticipate achieving positive free cash flow for the full fiscal year), we cannot assure you that additional funding will not be necessary. Additionally, to the extent we decide to expand our digital mobile network or implement a "3G" technology, we would intend to acquire additional financing to fund these projects. In the event that additional financing is necessary, such financing may not be available to us on satisfactory terms, if at all, for a number of reasons, including, without limitation, restrictions in our debt instruments on our ability to raise additional funds, conditions in the economy generally and in the wireless communications industry specifically, market conditions and other factors that may be beyond our control.

Sources of Funding

        To date, third-party financing activities have provided all of our funding. As of December 31, 2001 these financings totaled approximately $2.1 billion and included:

  •
  proceeds from cash equity contributions of $202.8 million;
  •
  the offering of 14% senior discount notes for $406.4 million, less $191.2 million for the partial redemption of these notes in April 2000;
  •
  term loans incurred by our operating subsidiary in the aggregate principal amount of $325.0 million;
  •
  the contribution by Nextel WIP of FCC licenses valued at $178.3 million, in exchange for Class B common stock and Series B preferred stock;
  •
  the contribution by Motorola of a $22.0 million credit to use against our purchases of Motorola-manufactured infrastructure equipment in exchange for Class A common stock, all of which had been used by December 31, 1999;
  •
  net proceeds from the sale of Class A common stock in our initial public offering of $510.8 million;
  •
  the offering of 11% senior notes for $200 million in March 2000;
  •
  the offering of an additional $200 million in 11% senior notes in July 2000; and
  •
  The offering of 12.5% senior discount notes for $210.4 million in December 2001.

        Our 14% senior discount notes due February 1, 2009 were sold in January 1999. The notes were issued at a discount to their aggregate principal amount at maturity and generated aggregate gross proceeds to us of approximately $406.4 million. In July 1999 we exchanged these notes for registered notes having the same financial terms and covenants as the notes issued in January 1999. Cash interest will not accrue on the notes prior to February 1, 2004. On April 18, 2000, we redeemed 35% of the accreted value of these outstanding notes for approximately $191.2 million with proceeds from our initial public offering. The redemption payment of $191.2 million included $167.7 million of these outstanding notes plus a 14% premium of approximately $23.5 million. The notes still outstanding will accrete in value representing the amortization of original issue discount at a rate of 14%, compounded semiannually, to an aggregate principal amount of $520.0 million by February 1, 2004. As of December 31, 2001, the accreted value of the outstanding 14% senior discount notes was approximately $392.3 million.

        Nextel Partners Operating Corp., one of our wholly owned subsidiaries, entered into a credit facility in January 1999 with a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent, and Bank of Montreal, as administrative agent. This credit facility was amended and restated in September 1999 and further amended on March 10, 2000 and January 25, 2001. The credit facility, as amended, includes a $175 million term loan, a $150 million term loan and a $100 million reducing revolving credit facility. The credit facility may not exceed $425 million. The $175 million term loan matures on January 29, 2008, and the $150 million term loan matures on July 29, 2008. The revolving credit facility will terminate on January 29, 2007. As of December 31, 2001, $175 million was outstanding under the $175 million term loan, $150 million was outstanding under the $150 million term loan and no amounts were outstanding under the $100 million revolving credit facility. On February 5, 2002, we closed the transaction to amend our existing $150 million credit facility to provide for an additional $50 million term loan.

        The $175 million and the $150 million term loan both bear interest, at our option, at the administrative agent's alternate base rate or reserve-adjusted London Interbank Offering Rate ("LIBOR") plus, in each case, applicable margins. The applicable margin for the $175 million term loan is 4.75% over LIBOR and 3.75% over the base rate of the higher of 0.5% per annum above the latest federal funds rate or the prime rate. The applicable margin for the $150 million term loan is 4.25% over LIBOR and 3.25% over the base rate. For the revolving credit facility, the initial applicable margin is 4.25% over LIBOR and 3.25% over the base rate until consolidated EBITDA, as adjusted, is positive, at which time the applicable margin will be initially 4.0% over LIBOR and 3.0% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA, as adjusted, and will range between 2.25% and 3.75% over LIBOR and between 1.25% and 2.75% over the base rate. As of December 31, 2001, the interest rates on the $175 million term loan and the $150 million term loan were 6.65% and 6.36%, respectively.

        Borrowings under the term loans are secured by a first priority pledge of all assets of our subsidiaries and a pledge of their capital stock. The credit facility contains financial and other covenants customary for the wireless industry, including limitations on our ability to incur additional debt, create liens on assets or enter into significant transactions and covenants relating to minimum service revenues, subscriber units and covered Pops. The credit facility also contains covenants requiring that we maintain certain defined financial ratios and meet operational targets for service revenues, subscriber units and network coverage. As of December 31, 2001, we were in compliance with all covenants associated with this credit facility and anticipate remaining in compliance with these covenants for the foreseeable future.

        On March 10, 2000, we issued $200 million of 11% senior notes due 2010, and on July 27, 2000, we issued an additional $200 million of 11% senior notes, each in a private placement. We subsequently exchanged all of the March 2000 and July 2000 notes for registered notes having the same financial terms and covenants as the privately placed notes. Interest accrues for these notes at the rate of 11% per annum, payable semiannually in cash in arrears on March 15 and September 15 of each year.

        On December 4, 2001 we issued in a private placement $225 million of 12.5% senior discount notes due 2009. These notes were issued at a discount to their aggregate principal amount at maturity and generated aggregate gross proceeds to us of approximately $210.4 million. The notes were sold to Credit Suisse First Boston and Deutsche Banc Alex. Brown Inc., as initial purchasers, in accordance with Rule 144A and Regulation S under the Securities Act. We intend to exchange these notes for registered notes having the same financial terms and covenants as the notes issued in December 2001. Interest accrues for these notes at the rate of 12.5% per annum commencing on May 15, 2002, payable semiannually in cash in arrears on May 15 and November 15 of each year.

        As discussed in more detail in "Business—Risk Factors," if we fail to satisfy the financial covenants and other requirements contained in our credit facility and the indentures governing our outstanding notes, our debts could become immediately payable at a time when we are unable to pay them, which could adversely affect our liquidity and financial condition.

Equipment and Operating Agreements

        Currently, our agreements with Nextel WIP allow us access to Nextel's switches and switching facilities. Nextel WIP has agreed to cooperate with us to establish a switch facility for our network and to deploy switches in our territory in a manner which best meets the following criteria:

  •
  integration of our cell sites into Nextel's national switching infrastructure;
  •
  shared coverage of Nextel Direct Connect service to communities of interest;
  •
  minimized costs to us and to Nextel; and
  •
  maximized quality of service to our customers and to Nextel customers.

        These criteria provide for a flexible construction schedule of switches to serve our territory, depending on the existing switches in Nextel's territory and the amount of customer traffic handled by any one switch. We have the option of installing our own switching facilities within our territory. However, our deployment of any switching facility requires coordination with Nextel WIP and may require Nextel WIP's approval. Our agreements with Nextel WIP require us to implement and install appropriate switch elements as the number of our subscribers and cell site levels increases. For example, we will need to install a mobile switching office for every 120,000 subscriber units or a base site controller for every 50 operational cell sites. We believe that we have sufficient funds for these installations under our current business plans. We completed a switch in Kentucky and placed it into operation during the third quarter of 2001 and have now also completed the switch in Iowa and placed it in service during the first quarter 2002. In addition, we have started to work on another switch in Florida with an expected operational date during the second half of 2002.

        Additionally, we executed a lease for office space in Panama City Beach, Florida, which will house our second customer support facility. We occupied this facility in January 2002 and started to answer customer calls during February 2002.

Critical Accounting Policies

Revenue Recognition

        We recognize revenue for airtime and other services over the service period, net of credits and adjustments for service discounts. We also recognize revenues for sale of accessory equipment when title passes, which is upon shipping the accessory to the customer. Certain of our telephone and accessory equipment sales are also made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors.

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements," effective January 1, 2000, which gives guidance on the conditions that must be met before revenue is recognized. During December 2000 we changed our revenue recognition policy for activation fees (included in service revenues) and equipment (phones) revenues in accordance with SAB 101. Under this new policy, our activation fees and phone revenues are deferred and recognized over three years, the expected life of the customer relationship. The decision to defer these revenues is based on the conclusion that the service contract and the phone revenue are multiple element arrangements or earnings processes that should not be separated. In other words, the service contract is essential to the functionality of the phone. Concurrently, the related costs for the phone equipment are deferred to the extent of deferred revenues, resulting in no change to EBITDA or net loss. The direct and incremental phone costs in excess of revenues generated from phone sales are expensed immediately as the amounts exceed our minimum contractual revenue.

Capitalization and Depreciation of Fixed Assets

        We are inherently capital intensive with the build out of the digital network. Thus, we record our system (digital network) and non-system fixed assets, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method based on estimated useful lives of up to 31 years for cell site shelters, three to ten years for digital mobile network equipment, and three to seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements.

        Construction in progress includes costs of labor (internal and external), materials, transmission and related equipment, engineering, site design, interest and other costs relating to the construction and development of our digital mobile network. Assets under construction are not depreciated until placed into service. In capitalizing costs related to the construction of the digital network, we include costs that are required to get the mobile network ready for commencement or capable of generating billable revenues.

FCC Licenses

        Our FCC operating licenses are recorded at historical cost and are amortized using the straight-line method based on estimated useful lives of 40 years. Our FCC licenses and the requirements to maintain the licenses are similar to other licenses granted by the FCC, including Personal Communications Services ("PCS") and cellular licenses in that they are subject to renewal after the initial 10-year term. Historically, the renewal process associated with these FCC licenses has been perfunctory. The accounting for these licenses has historically not been constrained by the renewal and operational requirements. We believe that we have met and will continue to meet all requirements necessary to retain and secure renewal of our FCC licenses.

        We are in the process of evaluating the financial statement impact of the adoption of SFAS Nos. 141 and 142 and assessing whether FCC licenses are determined to have indefinite lives. If FCC licenses are in fact determined to have indefinite lives, we will no longer amortize these licenses and be required to perform an asset impairment analysis. See Recently Issued Accounting Pronouncements.

Impairment of Long-Lived Assets

        Our long-lived assets consist principally of property, plant and equipment and FCC licenses. It is our policy to assess impairment of long-lived assets pursuant with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This includes determining if certain factors have occurred, including significant decreases in the market value of certain assets, significant changes in the manner in which an asset is used, significant changes in the legal climate or business climate that could affect the value of an asset, or current period or continuing operating or cash flow losses or projections that demonstrate continuing losses associated with certain assets used for the purpose of producing revenue. Thus far, we believe none of these factors have occurred.

Recently Issued Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a no amortization approach to account for purchased goodwill and certain intangibles. Under a no amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds fair value. We are in the process of evaluating the financial statement impact of the adoption of SFAS Nos. 141 and 142 and assessing whether FCC licenses are determined to have indefinite lives. If FCC licenses are in fact determined to have indefinite lives, we will no longer amortize these licenses and be required to perform an asset impairment analysis.

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (effective for us on January 1, 2003). This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (effective for us as of January 1, 2002). This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" and APB No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 144.

Related Party Transactions

Motorola Purchase Agreements

        Pursuant to the equipment purchase agreements between us and Motorola, one of our significant stockholders, Motorola provides the iDEN infrastructure and subscriber handset equipment to us throughout our markets. We expect to rely on Motorola for the manufacture of a substantial portion of the equipment necessary to construct our portion of the Nextel digital mobile network and handset equipment for the foreseeable future. The equipment purchase agreements govern our rights and obligations regarding purchases of system infrastructure equipment manufactured by Motorola and others.

        For the years ended December 31, 1999, 2000 and 2001, we purchased approximately $40.7 million, $154.7 million, and $178.0 million, respectively, of infrastructure and other equipment, handsets, warranties an services from Motorola.

Nextel Operating Agreements

        We, our operating subsidiary and Nextel WIP entered into a joint venture agreement (the "Joint Venture Agreement") dated January 29, 1999. The Joint Venture Agreement, along with the other operating agreements, defines the relationships, rights and obligations between the parties. Our roaming agreement with Nextel WIP provides that each party pays the other company's monthly roaming fees in an amount based on the actual system minutes used by our respective customers when they are roaming on the other party's network. For the years ended December 31, 1999, 2000 and 2001 we earned approximately $8.5 million, $24.7 million and $58.1 million, respectively, from Nextel customers roaming on our system, which is included in service revenues.

        During 1999, 2000 and 2001, recorded as part of cost of service revenues, we paid Nextel WIP $4.9 million, $20.5 million and $58.4 million, respectively, for services such as specified telecommunications switching services, charges for our customers roaming on Nextel's system and other support costs.

        Under our transition services agreement with Nextel WIP, certain accounting, payroll, customer care, purchasing, human resources and billing functions are made available to our operating subsidiary. During 1999, 2000 and 2001, we were charged approximately $2.4 million, $2.3 million and $3.0 million, respectively, for these services. During 2000 the transition services that were still required were limited to Nextel telemarketing and customer care, fulfillment, activations and billing for the national accounts. Nextel WIP also provided us access to certain back office and information systems platforms on an ongoing basis. We pay to Nextel a fee, based on Nextel's cost, for these services. For the years ended December 31, 1999, 2000 and 2001, we were charged approximately $450,000, $1.1 million, and $1.5 million, respectively. Both the transition and back office information services are included in selling, general and administrative expenses.

        As part of our initial capitalization transactions, Nextel transferred certain FCC licenses to three wholly owned subsidiaries of Nextel WIP. Upon FCC approval of the transfers, Nextel WIP transferred the stock of these three subsidiaries—Nextel WIP License Corp., Nextel WIP Expansion Corp. and Nextel WIP Expansion Two Corp.—to us. At December 31, 2001, approximately $2.7 million of FCC licenses were reported in long-term liabilities representing a credit owed to Nextel WIP for the return of excess licenses.

Business Relationship

        In the ordinary course of business, we have engaged the services of and leased tower space from American Tower Corporation, of which Mr. Dodge, one of our directors, is a stockholder, president, chief executive officer and chairman of the board of directors. During 1999, 2000 and 2001 we paid American Tower Corporation $805,000, $6.2 million and $13.2 million for these services and tower leases, respectively.

DLJ Merchant Banking Relationship

        Donaldson, Lufkin & Jenrette Securities Corporation and Credit Suisse First Boston have served as initial purchasers of our senior notes and senior discount notes and received customary discounts and commissions in connection with each such offering. Donaldson, Lufkin & Jenrette Securities Corporation also acted as our financial advisor and as arranger, and DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acted as syndication agent, under our credit facility, and received customary fees and reimbursements in connection therewith. DLJ Merchant Banking and certain related parties, all of which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, own a significant amount of our equity through their affiliate, Credit Suisse First Boston, and are represented on our Board of Directors. Donaldson, Lufkin & Jenrette Securities Corporation was a co-lead manager of the initial public offering of our Class A Common Stock, and we may from time to time enter into other investment banking relationships with it or one of our affiliates.

The aggregate amount of all fees paid to the Credit Suisse and the DLJ Entities in connection with the capitalization transactions from inception through December 31, 2001 is approximately $29.9  million

Recent Developments

        In March 2002, we entered into agreements to purchase additional 800 MHz SMR frequencies covering portions of the Rio Grande area of Texas, subject to FCC approval and other standard closing conditions, for aggregate consideration of approximately $32 million.

Quantitative and Qualitative Disclosures About Market Risk

        We are subject to market risks arising from changes in interest rates. Our primary interest rate results from changes in LIBOR or the prime rate, which are used to determine the interest rate applicable to the term loans of our subsidiary under our credit facility. In April 1999 and 2000, we entered into interest rate swap agreements for $60 million and $50 million respectively, to partially hedge interest rate exposure with respect to our $325 million term loans. Interest rate swaps have the effect of converting the applicable variable rate obligations to fixed or other variable rate obligations. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate of all our variable rate obligations would be approximately $2.2 million.

        On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138. These statements establish accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at fair value. The statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If hedge accounting criteria are met, the changes in a derivative's fair value (for a cash flow hedge) are deferred in stockholders' equity as a component of comprehensive income. These deferred gains and losses are recognized as income in the period in which the hedge item and hedging instrument are settled. The ineffective portions of hedge returns are recognized as earnings. In accordance with SFAS 133, these swap agreements have been designated as ineffective cash flow hedges. Initial adoption resulted in the recording of an additional liability of $1.8 million, with the offset recorded as a cumulative effect of change in accounting principle. The interest rate swap agreements are included in other long-term liabilities on the balance sheet. For the year ended December 31, 2001, we recorded a non-cash, non-operating charge of $5.2 million related to the market value of interest rate swap agreements which has been reflected in interest expense, and $1.8 million which has been reflected as a cumulative effect of change in accounting principle.

        The following discloses the fair value of the swap agreements recorded during 2001:

($000)
Fair value as of January 1, 2001	$1,787
Change in fair value—interest rate changes	$5,181

Fair value as of December 31, 2001	$6,968

        In January 1999, we issued our 14% senior discount notes, and in March 2000 and July 2000, we issued our 11% senior notes. In addition, on December 4, 2001 we issued 12.5% senior notes in a private placement. While fluctuations in interest rates may affect the fair value of these notes, interest expense will not be affected due to the fixed interest rate of these notes.

        We do not intend to use financial instruments for trading or other speculative purposes, nor do we intend to be a party to any leveraged derivative instrument. The use of derivative financial instruments is monitored through regular communication with senior management. We will be exposed to credit loss in the event of nonperformance by the counterparties. This credit risk is minimized by dealing with a group of major financial institutions with which we have other financial relationships. We do not anticipate nonperformance by these counterparties.

BUSINESS

Overview

        We provide digital wireless communications services in mid-sized and tertiary markets throughout the United States. We hold licenses for wireless frequencies in 58 markets where over 51 million people, or Pops, live and work. We have the right to operate in 15 of the top 100 metropolitan statistical areas in the United States ranked by population and 55 of the top 200 metropolitan statistical areas. In January 1999, we entered into a joint venture agreement with Nextel WIP. Nextel, through Nextel WIP, owned 32.3% of our common stock as of December 31, 2001 and is our largest stockholder. The Nextel relationship was created to accelerate the build-out of the Nextel digital mobile network in the United States by granting us the exclusive right to offer wireless communications services under the Nextel brand in selected mid-sized and tertiary markets.

        The Nextel digital mobile network uses a single digital transmission technology called integrated digital enhanced network, or iDEN, which was developed by Motorola. This network constitutes one of the largest fully integrated digital wireless communications systems in the United States. We offer a package of wireless voice and data services under the Nextel brand name targeted primarily to business users. We currently offer the following four services, fully integrated and accessible through a single wireless handset:

  •
  digital mobile, or interconnect, telephone service;

  •
  Nextel Direct Connect service, which allows subscribers in the same geographic region to contact each other instantly, on private one-to-one calls or on a group call;

  •
  two-way messaging, which allows users to receive and send pages and short text messages; and

  •
  Nextel Wireless Web service, which allows users with Internet-ready telephones access to the world wide web and web-based applications such as email and e-commerce.

        Nextel plans to expand the Nextel Direct Connect service throughout the Nextel digital mobile network, including our portion of the network. The first phase of this plan has been rolled out in our markets, and we, with Nextel, now offer an improved Direct Connect service, which allows any customer to instantly communicate with any other customer within a prescribed geographic area. The geographic area (the "Direct Connect calling area") always includes several counties and in most cases includes an entire state. In some cases, the Direct Connect calling area includes multiple states. Because of this enhancement to the Nextel Direct Connect service, customers can assemble their own "talk groups" with other customers within the Direct Connect calling area, thereby eliminating the need for an operator to administer these talk groups. A second enhancement of Direct Connect, "traveling Direct Connect" is expected to be rolled out in some markets in 2002. Upon implementation of this enhancement, any two or more customers traveling to a market outside of their Direct Connect calling area will still be able to use Direct Connect in that market. For example, Nextel customers traveling from Albany to Honolulu will be able to direct connect each other while in the Honolulu area and will be able to direct connect other Nextel customers who reside in the Honolulu calling area. However, the customers while in Honolulu will not be able to direct connect customers in their Albany Direct Connect calling area.

        In April 2001, we and Nextel introduced the "i85s" and the "i50sx" handsets, and in November 2001, we and Nextel introduced the "i90c" handset. All of these handsets are part of a new platform of digital handsets with embedded Java technology. These new handsets, developed and manufactured by Motorola, combine the qualities of our Internet-capable handsets with additional features and functionality such as the ability to download Java-based applications, wireless synchronization capabilities and voice-activated dialing and recorder features.

        Our senior management team has substantial operating experience, with members averaging 16 years in the telecommunications industry. Each member of senior management has significant experience working at AT&T Wireless, McCaw Cellular and/or Nextel. Key stockholders, in addition to Nextel WIP, include Credit Suisse First Boston (formerly known as DLJ Merchant Banking), Madison Dearborn Partners, Motorola and Eagle River Investments, an investment company controlled by Craig O. McCaw.

Strategic Alliance with Nextel

        Our affiliation with Nextel is an integral part of our strategy. Nextel WIP has contributed to us licenses and cash in exchange for an ownership stake in our company. Under our agreements with Nextel WIP, we enjoy numerous important benefits, including:

  •
  Nextel Brand and Differentiated Marketing Programs.  We have the exclusive right to build, operate and provide digital wireless communication services using the iDEN platform and the Nextel brand name in all of our markets.

  •
  Integrated Nationwide Network.  Our systems are operationally seamless with those of Nextel, enabling customers of both companies to utilize all voice and data capabilities on the other Company's portion of the digital mobile network.

  •
  Exclusive Partnership.  We have the exclusive right to provide wireless communication services using the iDEN/800 MHz frequencies to Nextel's customers who roam into our markets.

  •
  Infrastructure.  In exchange for a fee, based on Nextel's cost to provide the service, we have the right to utilize portions of Nextel's infrastructure, including certain switching facilities and network monitoring systems, until our customer volume makes it advantageous for us to build our own.

  •
  Relationships.  Nextel assists us in obtaining substantially the same terms it receives from vendors of equipment and services. In addition, we have developed our own relationships with other vendors from which we seek the same or comparable terms as Nextel receives from its vendors.

Business Strategy

        Our goal is to become the leading provider of integrated digital wireless communication services in each market in our territory by offering high-capacity, high-quality advanced communications services primarily to business users. In addition to our relationship with Nextel, we believe the following elements of our business strategy will distinguish our wireless service offerings from those of our competitors and will enable us to compete successfully:

  •
  Provide Differentiated Package of Wireless Services.  We are a wireless service provider that can offer interconnect, Nextel Direct Connect, two-way messaging and Nextel Wireless Web services, fully integrated in a single wireless telephone. We believe this "four-in-one" offering is particularly attractive to business users. In addition, we maintain uniformity with Nextel by offering consistent rates to our customers anywhere on the Nextel digital mobile network.

  •
  Target Business Customers.  We believe that our focus on business customers has resulted in higher monthly average revenue per unit and lower average monthly service cancellations or terminations. These business customers constitute a market segment for which we believe our product has high utility, and we further believe that we and Nextel are the only major U.S. wireless carriers directing fully integrated, nationwide offerings to this segment.

  •
  Maintain a Robust Reliable Network.  We have completed the initial build-out of our system in all but one of our markets. Our objective is to maintain a robust and reliable system in our markets that covers all key areas in that market and operates seamlessly with the Nextel digital mobile network.

  •
  Provide Unparallel Customer Service.  In addition to our unique four-in-one service offering, our objective is to distinguish ourselves by providing the highest quality customer service in the industry.

  •
  Operate in Mid-Sized and Tertiary Markets.  We focus on mid-sized and tertiary markets with demographics we believe to be similar to those served by Nextel. We believe that this strategy will allow us to rapidly increase penetration within our targeted customer base, which we believe has historically been underserved in these markets. We believe that this focus, combined with our differentiated service offerings, will allow us to sustain our pricing strategy.

Markets

        We hold licenses for wireless frequencies in 58 markets where over 51 million people live and work. We consider these markets to be attractive because:

  •
  based on our understanding of Nextel's business strategy, these markets are integral to Nextel's strategy of providing national digital wireless services;

  •
  we believe that Nextel has experienced rapid subscriber growth and competitive success in markets with similar economic and demographic characteristics;

  •
  we believe that our markets generally contain fewer wireless competitors than do larger, more urban markets; and

  •
  a number of our markets are adjacent to operational Nextel markets and include numerous offices and branches of Nextel national account customers that we expect will become our customers as we have launched service in their vicinity.

        As of December 31, 2001, we have launched digital wireless service in all of the following markets (except for Burlington, Vermont which we plan to launch in the second half of 2003):

Region	Markets(1)	Licensed Pops
Northeast	Syracuse/Utica-Rome/Binghamton/Elmira, NY	2,058,780
	Harrisburg/York/Lancaster, PA	1,688,822
	Buffalo/Jamestown, NY	1,497,610
	Altoona/Johnstown/State College/Williamsport, PA	1,462,511
	Rochester, NY	1,211,105
	Albany/Glens Falls, NY	1,171,669
	Wilkes-Barre/Scranton, PA	987,728
	Burlington, VT (launch planned for 2nd half of 2003)	697,496
	Erie, PA	371,209

	Total	11,146,930

Midwest	Waterloo/Dubuque/Davenport/Cedar Rapids/Iowa City, IA	1,960,174
	Peoria/Springfield/Champaign/Bloomington/Decatur, IL	1,844,352
	Omaha/Lincoln, NE	1,782,470
	Evansville/Owensboro, IN/KY	1,549,132
	Green Bay/Fond du Lac/Appleton/Sheboygan, WI	1,407,226
	Fargo/Grand Forks, ND	1,229,945
	Des Moines, IA	917,732
	Sioux City/Sioux Falls, IA/SD	724,726

	Boise/Twin Falls, ID	662,770
	Eau Claire/La Crosse, WI	505,515
	Rochester/Mankato, MN	484,185
	Duluth, MN	349,952
	Terre Haute, IN	343,148
	Idaho Falls/Pocatello, ID	341,399
	Wausau, WI	256,214
	Ft. Dodge/Mason City, IA	209,375

	Total	14,568,315

South	Louisville/Lexington-Fayette, KY	3,335,496
	Fayetteville/Fort Smith/Pine Bluff, AR	1,796,093
	Roanoke/Lynchburg/Charlottesville, VA	1,713,008
	Shreveport/Monroe/Tyler/Longview, LA/TX	1,626,510
	Hattiesburg/Jackson, MS	1,430,863
	McAllen/Harlingen/Brownsville, TX	1,023,589
	Pensacola/Panama City/Fort Walton Beach, FL	884,110
	Odessa/Midland/San Angelo, TX	832,582
	Parkersburg-Marietta, WV/OH	816,017
	Macon/Warner Robins, GA	764,670
	Montgomery, AL	739,246
	Lafayette/Lake Charles, LA	737,723
	Charleston, WV	726,176
	Tallahassee, FL	718,520
	Temple/Killeen/Waco, TX	701,599
	Mobile, AL	701,536
	Corpus Christi/Victoria, TX	635,127
	Bristol/Johnson City/Kingsport, VA/TN	590,874
	Little Rock, AR	583,845
	Albany, GA	458,163
	Alexandria, LA	457,789
	Texarkana, TX/AR	451,143
	Lubbock, TX	437,581
	Huntington-Ashland, WV/KY	407,269
	Columbus, GA	397,505
	Beaumont, TX	385,090
	Pascagoula, MS	363,988
	Amarillo, TX	322,269
	Laredo, TX	296,562
	Dothan/Auburn/Opelika, AL/GA	267,011
	Bryan/College Station, TX	192,653
	Abilene, TX	191,518

	Total	24,986,125

Noncontinental US	Hawaii (all islands)	1,211,537

	Combined Total	51,912,907

(1)
We may, from time to time, reconfigure our markets to take advantage of build-out and management synergies and marketing opportunities. While the actual territories and population estimates will not change, the way we group our markets may increase or decrease the total number of markets.

        We have calculated total Pops for a given market by utilizing Census 2000 data published by the U.S. Census Bureau, which lists population estimates by county. Future launch schedules for our markets are subject to the various factors discussed under the heading "Risk Factors" in this prospectus.

        In addition to the medium-sized and tertiary markets, our markets include selected corridors along interstate and state highways. While these corridors do not have large business or residential populations, we believe that significant revenues will be earned from travelers on such highways. Accordingly, the population of a given area may not fully indicate the amount of the revenues that may be generated in such area.

The Nextel Digital Mobile Network

        We constructed our portion of the Nextel digital mobile network using the same technology used by Nextel. This technology, referred to as iDEN, was developed by Motorola.

        As required, we build and operate our portion of the Nextel digital mobile network in accordance with Nextel's standards, which enables both companies to achieve a consistent level of service throughout the United States.

        Our customers have access to digital quality and advanced features whether they are using our or Nextel's portion of the Nextel digital mobile network. This contrasts to the hybrid analog/digital networks of cellular competitors, which do not support all features in the analog-only portions of their networks.

        Digital Mobile Network Services.    We offer a bundled product consisting of the following fully integrated services accessible through a single wireless telephone:

  •
  digital mobile, or interconnect, telephone service;

  •
  Nextel Direct Connect service, which allows users in the same geographic region to contact each other instantly, on private one-to-one calls or on a group call;

  •
  two-way messaging, which allows users to receive and send pages and short text messages; and

  •
  Nextel Wireless Web service, which allows users with Internet-ready telephones access to the world wide web and web-based applications such as email and e-commerce.

        In addition, the Nextel digital mobile network has been designed to offer customers additional features, such as voicemail, call holding, call waiting, no-answer or busy-signal transfer, call forwarding and three-way calling.

        We believe that a significant degree of overlap exists in the customer population for these separate wireless communications services. We also believe that business customers are attracted to the convenience of combining multiple wireless communications services in a single wireless telephone and consolidating all wireless service charges into a single package price and billing statement.

        Our experience shows that a sizable portion of certain business users' communications involves contacting co-workers within the same organization. Nextel Direct Connect service is especially well-suited to address these intracompany wireless communications needs. Nextel Direct Connect service enables a customer to instantly set up a conference on either a one-to-one or group basis within the Direct Connect calling area. We believe this is a feature that is not included in any integrated service package currently available from competing cellular and digital operators. We believe that the Nextel Direct Connect service generates approximately 34% of our network traffic.

        To further expand the flexibility and convenience offered by Nextel Direct Connect service to customers outside a single organization but within a single industry or interest group located in the Direct Connect calling area, Nextel has introduced in both its markets and ours the Nextel Business Networks service. Nextel Business Networks extends Nextel Direct Connect service beyond a company's employees to suppliers, customers and other parties involved in the same transaction, industry or work site. For example, a contractor can instantly connect not only with his employees, but with his subcontractors and vendors within his Direct Connect calling area.

        We believe our focus on business customers, particularly those customers who employ a mobile workforce with high demand for wireless communications services, accounts, in part, for our performance in the following areas:

  •
  Subscriber Growth.  Our subscriber base has grown from approximately 10,200 subscribers as of December 31, 1998 to approximately 227,400 subscribers as of December 31, 2000 and 515,900 subscribers as of December 31, 2001.

  •
  Subscriber Revenues.  Our monthly average revenue per unit, or ARPU for wireless communication services was approximately $71 for the years ended December 31, 2000 and 2001, as compared with a wireless industry average of approximately $45.56 for the six month period ended June 30, 2001, as reported by the Cellular Telecommunications and Internet Association. In addition, our lifetime revenue per subscriber was approximately $4,200 as of December 31, 2000 and approximately $4,400 as of December 31, 2001, which we believe to be the highest in the industry.

        International Roaming Agreements.    To the extent that we are able to continue to be a part of Nextel's international roaming agreements, we will continue to operate under those agreements. These agreements remain in force unless terminated by one of the parties in writing subject to a notice period of six months. Our agreements with Nextel WIP also allow us to earn revenue when non-U.S. subscribers roam on our portion of the Nextel digital mobile network. Currently, our and Nextel's subscribers can roam on TELUS's network in Canada and TELUS's subscribers can roam on the Nextel digital mobile network.

        Digital Mobile Network Technology.    The Nextel digital mobile network combines the iDEN technology developed and designed by Motorola with a low-power, multi-site deployment of base radios similar to that used by cellular service that permits us to reuse the same frequency in different cells, increasing our system's effective capacity. Nextel currently uses iDEN technology throughout its portion of the Nextel digital mobile network and we are required by our operating agreements to use iDEN technology. iDEN technology is a proprietary format for delivering signals over scattered, non-contiguous specialized mobile radio, or SMR, frequencies.

        The iDEN technology shares the same basic platform as the wireless standards underlying global system for mobile communications, or GSM, and time division multiple access, or TDMA. iDEN shares many common components with the GSM technology that has been established as the digital cellular communications standard in Europe and is a variant of the GSM technology that is being deployed by certain cellular and PCS operators in the United States. iDEN differs in a number of significant respects from the TDMA technology versions being assessed or deployed by many cellular and PCS providers in the United States. The iDEN technology, when utilized for the two-way radio dispatch function, can be significantly more efficient than TDMA technology formats.

        The design of the Nextel digital mobile network is premised on dividing a service area into multiple sites. Each site will contain the base radio connected by landline facilities or a microwave to a computer-controlled switching center. In the case of mobile telephone calls, the switching center controls the automatic transfer of calls from site to site as a customer travels, coordinates calls to and from a customer's telephone and connects calls to the public switched telecommunications network. In the case of two-way dispatch calls, the switching center connects the customer initiating the call directly to the other customer in the case of a private call, and directly to a number of other customers in the case of a group call.

        Under our operating agreements, we and Nextel WIP are required to cooperate to optimize the location of the switching centers to support both Nextel's existing and planned network service and service in our launched markets and those under construction. In areas where we do not have our own switch, we obtain switching services from Nextel WIP for a fee. Currently, we have installed four switches, one in Hawaii, one in upstate New York, one in Kentucky and one in Iowa, which was completed during the first quarter of 2002.

        The implementation of the Nextel digital mobile network design and technology increases the capacity of a SMR channel significantly, as compared to analog technology, in two ways:

  •
  The content of every call made by a digital subscriber is converted into a stream of data bits that is encoded and compressed before being transmitted over the airwaves. By converting the call into digital bits, both the content and the processing information used to route the call can be transmitted over the same channel without causing interference with other calls. Upon receipt of the coded data bits, the customer's telephone will decode the signal into an audible voice.

  •
  By using the iDEN digital technology instead of analog technology on our systems, we achieve an approximate six-fold improvement in efficiency in the use of our spectrum for two-way radio dispatch service and an approximate three-fold improvement in efficiency for mobile telephone service.

        Each cell site provides service on our licensed frequencies to a particular geographic area permitting the customer's telephone to communicate with our network. By designing our system with multiple cell sites, we are able to reuse the frequency channels many times throughout the same license area by placing our transmitters at low elevation sites and restricting the power of each transmitter to a directed geographic area, which may be less than one mile and up to 30 miles. This process avoids interference, while permitting significantly more customers to use the frequencies allotted to us.

        This system, combining digital compression technology with the reuse of spectrum throughout our license area, allows us to support more customer calls than would otherwise be the case with analog technologies.

Network Build-Out and Capital Expenditure Plan

        Cell Site Acquisition and Construction.    As of December 31, 2001, we had 2,788 cell sites equipped and operational, which covered almost all planned cell site locations for our transmission equipment throughout our territory.

        Initially, we leased approximately 40 sites from Nextel WIP. In April 1999, Nextel WIP sold the towers constructed on these sites to SpectraSite Holdings, Inc., along with other towers, and entered into agreements pursuant to which SpectraSite agreed to build or purchase additional towers, including towers in our territory. We have entered into leasing arrangements with SpectraSite on agreed terms for space on towers controlled by SpectraSite located in our territory and upon which we require space. With respect to the SpectraSite towers in our territory on which we lease space and which were sold to SpectraSite by Nextel WIP, Nextel WIP has agreed to compensate us for the difference between the lease rates we pay to SpectraSite and the lease rates we would have paid to Nextel WIP under our former master lease agreement.

        To reduce the risk of zoning and other local regulatory delays, construction delays and site acquisition costs, we have located our cell sites on existing transmission towers owned by third parties wherever possible, or if necessary, on towers constructed or purchased by SpectraSite or other contracted third parties.

        Build-Out Criteria.    Our agreements with Nextel WIP require us to build out our markets in compliance with the site acquisition, frequency design, launch criteria and construction standards that are in effect from time to time and are generally applicable to Nextel's U.S. operating subsidiaries. These standards evolve with changes in technology and are subject to modification or adjustments to comply with local rules and laws.

        In general, the site acquisition and construction standards include the use of standard lease or license agreements, appropriate environmental testing of sites for our transmission equipment, compliance with local zoning and building permit requirements and compliance with applicable Federal Aviation Administration and FCC registration and other federal and state requirements applicable to site construction and operation.

        Frequency design requirements relate to specific frequencies, their required signal strength and propagation performance levels in a given area.

        Similarly, the launch criteria include the ability to provide service in the designated market at specified performance levels to both new customers and existing Nextel digital mobile network customers who roam into our market and the ability to support additional features as required by Nextel.

Relationship with Nextel

        We intend to capitalize on our relationship with Nextel and believe our relationship provides strategic and cost-saving advantages, including the following:

  •
  Nextel brand awareness and marketing programs.  We benefit from Nextel's national marketing efforts and related advertising campaigns, which are designed to increase awareness of the Nextel brand name and stimulate interest in and demand for Nextel service by stressing its versatility, value, simplicity and quality.

  •
  Nationwide roaming.  Our customers and customers of Nextel are able to use interconnect service and all of Nextel's features, except Nextel Direct Connect, wherever they travel throughout the Nextel digital mobile network at no additional charge. Nextel provides our customers the same mobile telephone functionality and related features available to them in our markets when they roam into Nextel's markets. Pursuant to our operating agreements with Nextel WIP, Nextel's subscribers generate revenue for us when they roam into our markets, and we pay Nextel when our subscribers roam into their markets.

  •
  Support services.  The operating agreements with Nextel WIP enable us to use Nextel's switching facilities and network monitoring center; use Nextel's back-office systems to support customer activation and billing of national accounts; and access technology improvements from Nextel's research and development. To the extent we are charged for these services, prices are based on Nextel's cost to provide us these services.

  •
  Nextel's existing relationships with vendors and distributors.  Nextel WIP has agreed to assist us in obtaining substantially the same terms it receives from its vendors of equipment and services. For example, under our agreement with Motorola, we purchase wireless telephones and infrastructure equipment from Motorola at substantially the same prices as Nextel. We have developed our own relationships with vendors and seek from Nextel's distributors the same or comparable terms as Nextel's.

  •
  Nextel's national accounts.  Numerous offices and branches of Nextel's national accounts have become our customers when we have launched service in their area.

Sales and Marketing

        Business Customer Focus.    Our marketing strategy targets business users who we believe are particularly attracted to the Nextel digital mobile network's potential for increasing efficiencies and reducing costs. We have initially concentrated our sales efforts on a number of distinct groups of mobile workers, including personnel in the transportation, delivery, real property and facilities management, construction and building trades, landscaping and other service sectors. We expect to gradually expand our target customer group to include additional industry groups.

        Prior to the launch in each of our markets, we have marketed our services to leads and prospects based on targeted business users of our wireless services. We also generate prospects from offices or branches of Nextel national accounts located within our territory or as a result of inquiries directed to Nextel before we have launched our services. We expect to continue to benefit from Nextel's national advertising campaigns. We use a direct sales force as well as indirect sales channels, direct mail, telemarketing and expect to use our own stores in 2002 to market our services and products.

        We believe that this focus on business customers and our unique bundle of services have resulted in higher monthly average revenue per unit and a lower average monthly cancellation or termination rate than other wireless services providers have experienced.

        Pricing Plans.    Although we set our price levels in each of our markets independently of Nextel, we are required to adopt Nextel's overall pricing strategies. We believe these strategies are both profitable and attractive to customers. In particular, unlike our competitors, our customers pay the same rates they pay at home when traveling anywhere on either Nextel's or our portion of the Nextel digital mobile network, without the complex dialing procedures, access fees or higher roaming airtime rates frequently encountered by roaming customers of cellular providers.

Customer Care

        In October 1999, we opened our customer care call center in Las Vegas, Nevada and began to provide services to our customers. Our customers can reach customer service by dialing 611 from their wireless telephones or by calling the national 800 number advertised by Nextel. Nextel's call center routes all calls from our customers to us. In addition to customer care, we have located our credit and activation, order fulfillment and collection services in the Las Vegas call center.

        In May 2001, we broke ground on our second customer support facility in Panama City Beach, Florida. We took occupancy of the facility in January 2002 and started to answer customer calls during February 2002.

The Nextel WIP Operating Agreements

        The operating agreements define the relationship, rights and obligations between Nextel WIP and us. The agreements began January 29, 1999, have initial terms of ten years and may be extended for up to two and a half years, with four ten-year renewals available at our option.

        Under these agreements, Nextel WIP is obligated to share with us Nextel's experience in operating iDEN networks by granting us access to meetings and providing specified services upon our request. The most significant services Nextel WIP may provide us are:

  •
  use of some of Nextel's switching facilities in exchange for a per-minute fee based on Nextel's national average cost for such service, including financing and depreciation costs;

  •
  monitoring of switches owned by us on a 24-hour per day basis by Nextel's network monitoring center in exchange for a fee based on pro-rata costs;

  •
  use of Nextel's back-office systems in order to support customer activation, billing and customer care for national accounts in exchange for fees based on Nextel's national average cost for such services;

  •
  use of the Nextel brand name and certain trademarks and service marks, and the marketing and advertising materials developed by Nextel, in exchange for a marketing services fee described below;

  •
  access to technology enhancements and improvements; and

  •
  assisting us in contracting with Nextel's vendors on substantially the same terms as Nextel wherever possible.

        To further support us in our efforts, Nextel WIP has also agreed that:

  •
  no marketing services fee is due until the first month of the quarter beginning after we achieve two consecutive quarters of positive EBITDA as adjusted, at which time the fee will be 0.5% of gross monthly service revenues until December 31, 2003 and 1.0% of gross monthly service revenues thereafter; and

  •
  when a Nextel subscriber roams on our system we receive a percentage of the service revenues generated by the roaming subscriber. The percentage was 90% of the service revenues in 2000, 85% in 2001 and is 80% in 2002 and thereafter, subject to upward or downward adjustment based on the relative customer satisfaction levels of Nextel and us as measured by a customer satisfaction survey administered on a regular basis by a third-party vendor engaged by Nextel and us.

        In addition, the operating agreements require that we adhere to certain key operating requirements, including the following:

  •
  we generally are required to offer the full complement of products and services offered by Nextel in comparable service areas;

  •
  we must abide by Nextel's standard pricing structure—principally home-rate roaming—but we need not charge the same prices as Nextel;

  •
  we must meet minimum network performance and customer care thresholds; and

  •
  we must adhere to standards in other operating areas, such as frequency design, site acquisition, construction, cell site maintenance and marketing and advertising.

The U.S. Wireless Communications Industry

        Overview.    Mobile wireless communications systems use a variety of radio frequencies to transmit voice and data, and include cellular telephone services, ESMR, PCS and paging. ESMR stands for enhanced specialized mobile radio and is the regulatory term applied to the services, including those provided by the Nextel digital mobile network, that combine wireless telephone service with a dispatch feature and paging. PCS stands for personal communications service and refers to digital wireless telephone service.

        Since the first commercial cellular systems became operational in 1983, mobile wireless telecommunications services have grown dramatically as these services have become widely available and increasingly affordable. This growth has been driven by technological advances, changes in consumer preferences and increased availability of spectrum to new operators.

        The provision of cellular telephone service began with providers utilizing the 800 MHz band of radio frequency in 1982 when the FCC began issuing two licenses per market throughout the United States. In 1993, the FCC allocated a portion of the radio spectrum, 1850-1990 MHz, for a new wireless communications service commonly known as PCS. The FCC's stated objectives in auctioning bandwidth for PCS were to foster competition among existing cellular carriers, increase availability of wireless services to a broader segment of the public, and bring innovative technology to the U.S. wireless industry. Since 1995, the FCC has conducted auctions in which industry participants have been awarded PCS licenses for designated areas throughout the United States.

        The demand for wireless telecommunications has grown rapidly, driven by the increased availability of services, technological advancements, regulatory changes, increased competition and lower prices. According to the Cellular Telecommunications and Internet Association, the number of wireless subscribers in the United States, including cellular, PCS and ESMR, has grown from approximately 200,000 as of June 30, 1985 to 118 million by June 30, 2001, which reflected a penetration rate of 42.1%.

        The following table sets forth certain U.S. wireless industry statistics:

U.S. Wireless Subscribers 1992-June 2001

	Year Ended December 31,
										June 30, 2001
	1992	1993	1994	1995	1996	1997	1998	1999	2000
Wireless Industry Statistics(1)
Total service revenues (in billions)	$7.8	$10.9	$14.2	$19.1	$23.6	$27.5	$33.1	$40.0	$52.5	$30.9	(2)
Wireless subscribers at end of period (in millions)	11.0	16.0	24.1	33.8	44.0	55.3	69.2	86.0	109.5	118.4
Subscriber growth	46.0%	45.1%	50.8%	40.0%	30.4%	25.6%	25.1%	24.3%	27.2%	22.0	%(3)
Average monthly revenues per subscriber	$68.68	$61.49	$56.21	$51.00	$47.70	$42.78	$39.43	$41.24	$45.27	$45.56	(4)
Ending penetration	4.3%	6.2%	9.2%	12.9%	16.6%	20.7%	25.6%	31.6%	38.9%	42.1%
Digital subscribers at end of period (in millions)	—	—	—	—	—	6.5	18.3	38.5	73.2	N/A

Source: Cellular Telecommunications and Internet Association and Census Bureau Data.

(1)
Reflects domestic U.S. commercially operational cellular, ESMR and PCS providers.

(2)
Reflects six month total.

(3)
Reflects subscriber growth between June 2000 and June 2001.

(4)
Reflects average monthly revenues per subscriber between January 2001 and June 2001.

        Wireless Communications Systems.    In the U.S. wireless communications industry, there are three mobile wireless telephone services: cellular, ESMR and PCS. Cellular and ESMR services utilize radio spectrum in the 800 MHz band while PCS operates at higher frequencies of 1850 to 1990 MHz. Use of the 800 MHz band gives cellular and ESMR superior ability to penetrate buildings and other physical obstacles and spread or "propagate" through air, thereby reducing infrastructure costs since fewer base radios are needed to cover a given area.

        All cellular service transmissions were originally analog-based, although many cellular providers have now overlaid digital systems alongside their analog systems in large markets. Analog cellular technology has the advantage of using a consistent standard nationwide, permitting nationwide roaming using a single-mode, single-band telephone. On the other hand, analog technology has several disadvantages, including less efficient use of spectrum, which reduces effective call capacity; inconsistent service quality; decreased privacy, security and reliability as compared to digital technologies; and the inability to offer services such as voice mail, call waiting or caller identification.

        All PCS services, like ESMR, are all-digital systems that convert voice or data signals into a stream of binary digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, and improved voice quality and system flexibility, as compared with analog technologies. Call forwarding, call waiting and greater call privacy are among the enhanced services that digital systems provide. In addition, due to the reduced power consumption of digital telephones, users benefit from an extended battery life.

        The FCC has also assigned non-contiguous portions of the 800 MHz band to SMR, which was initially dedicated to analog two-way radio dispatch services. This service only became viable in the mobile wireless telephone market with the introduction in 1993 of ESMR, which applies digital technology to make use of the 800 MHz spectrum band and its superior propagation characteristics to deliver the advantages of a digital wireless mobile telephone system while retaining and significantly enhancing the value of SMR's traditional dispatch feature.

        Unlike analog cellular, which has been implemented in a uniform manner across the United States, several mutually incompatible digital technologies are currently in use in the United States. Roaming into different areas often requires multi-mode (analog/digital) and/or multi-band (PCS/cellular) telephones that function at both cellular and PCS frequencies and/or are equipped for more than one type of modulation technology. Time-division technologies, which include GSM, TDMA and iDEN, break up each transmission channel into time slots that increase effective capacity. Code Division Multiple Access, or CDMA technology, is a spread-spectrum technology that transmits portions of many messages over a broad portion of the available spectrum rather than a single channel. iDEN phones presently operate only in the iDEN mode within SMR frequencies, and therefore cannot roam onto other digital or analog wireless networks.

        Nextel.    Nextel deployed a second generation of Motorola's iDEN technology beginning in the third quarter of 1996. In their quarterly and 10-K Annual Reports, Nextel has reported a significant rate of customer growth since that time. Based on Nextel's quarterly and 10-K Annual Reports, over the past four years the number of Nextel's U.S. subscribers has grown at a 15% compounded growth rate quarter over quarter, and, as reported by Nextel, for the year ended December 31, 2001, the number had grown to approximately 8.7 million.

        The Nextel Direct Connect service dispatch capability allows any member of a mobile team to immediately communicate with any or all of a prearranged Nextel phone-equipped team with the push of a button within the Direct Connect calling area. This "push-to-talk" feature works like a two-way radio, but, in contrast to analog dispatch SMR radios, iDEN technology allows only the person or persons being called to hear the conversation.

        Nextel plans to expand the Nextel Direct Connect service throughout the Nextel digital mobile network, including our portion of the network. The first phase of this plan has been rolled out in our markets, and we, with Nextel, now offer an improved Direct Connect service which allows customers to instantly communicate with other customers in the customer's Direct Connect calling area. Because of this enhancement to the Nextel Direct Connect service, customers can assemble their own "talk groups" with other customers within the Direct Connect calling area, thereby eliminating the need for an operator to administer these talk groups. A second enhancement of Direct Connect, "traveling Direct Connect" is expected to be rolled out in some markets in 2002. Upon implementation of this enhancement, any two or more customers traveling to a market outside of their Direct Connect calling area will still be able to use Direct Connect in that market. For example, Nextel customers traveling from Albany to Honolulu will be able to direct connect each other while in the Honolulu area and will be able to direct connect other Nextel customers who reside in the Honolulu calling area. However, the customers, while in Honolulu, will not be able to direct connect customers in their Albany Direct Connect calling area.

        Nextel Direct Connect service, together with other enhancements, including call alert, speakerphone capability and two-way messaging, differentiates Nextel's digital service from those of cellular and PCS providers, and we believe it has been responsible for Nextel's strong appeal to business users in mobile occupations, including transportation, delivery, real property and facilities management, construction and building, landscaping, and other service sectors. In addition to its advantages to customers, Nextel Direct Connect service uses only half the bandwidth that an interconnected call over an iDEN network would use, and this efficient use of spectrum gives the iDEN service provider the opportunity to offer attractive pricing for Nextel Direct Connect service.

        In 2000, we and Nextel introduced Nextel Wireless Web services in all of our domestic markets, creating the only nationwide integrated voice and packet data network. This service allows a Nextel Wireless Web customer to be "always connected" to the Internet as long as their phone is turned on.

        Nextel Wireless Web services provide a customer with access to the following functions through their telephone:

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  content and commerce, such as news, travel, financial and electronic retailing web sites;

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  industry solutions, such as fleet management applications;

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  mobile office solutions, such as corporate e-mail, calendar and address book; and

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  access services and solutions, such as use of the telephone as a wireless modem, enabling customers to connect their laptop or handheld device to their corporate network or an Internet service provider.

        Nextel continues to work with third-party vendors through their Nextel Developers Program to encourage the development of valuable applications for vertical markets such as the construction, financial, hospitality and transportation segments, in order to offer customers additional data services.

Competition

        In each of the markets where our portion of the Nextel digital mobile network will operate, we will likely compete with the two established cellular licensees and as many as six PCS licensees, including AT&T Wireless, Sprint PCS, Verizon Wireless, VoiceStream and Cingular Wireless. Our ability to compete effectively with other wireless communications service providers depends on a number of factors, including:

  •
  the continued satisfactory performance of iDEN technology;

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  the establishment and maintenance of roaming service among our market areas and those of Nextel; and

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  the development of cost-effective direct and indirect channels of distribution for our portion of the Nextel digital mobile network and our products and services.

        A substantial number of the entities that have been awarded PCS licenses are current cellular communications service providers and joint ventures of current and potential wireless communications service providers, many of which have financial resources, customer bases and name recognition greater than ours. PCS operators will likely compete with us in providing some or all of the services available through our network. Additionally, we expect that existing cellular service providers, some of which have been operational for a number of years and have significantly greater financial and technical resources, customer bases and name recognition than us, will continue to upgrade their systems to provide digital wireless communications services competitive with those available on our network. Moreover, cellular and wireline companies are authorized to participate in dispatch and SMR services. We also expect our business to face competition from other technologies and services developed and introduced in the future.

        We believe that the mobile telephone service currently being provided on the Nextel digital mobile network utilizing the iDEN technology is similar in function to and achieves performance levels competitive with those being offered by other current wireless communications service providers in our market areas. There are, however, and will in certain cases continue to be, differences between the services provided by us and by cellular and/or PCS system operators and the performance of our respective systems. The all-digital networks that we and Nextel operate provide customers with digital quality and advanced features wherever they roam on the Nextel digital mobile network, in contrast to hybrid analog/digital networks of cellular competitors, which do not support these features in the analog-only portion of their networks. Nevertheless, our ability to provide roaming services will be more limited than that of carriers whose subscribers use wireless telephones that can operate on both analog and digital cellular networks and who have roaming agreements covering larger parts of the country. As the Nextel digital mobile network expands to cover a greater geographic area, this disadvantage will be reduced, but we anticipate that the Nextel digital mobile network may never cover the same geographic areas as other mobile telephone services. In addition, if either PCS or cellular operators provide two-way radio dispatch services in the future, our competitive advantage in being uniquely able to combine that service with our mobile telephone service would be impaired.

        Wireless telephones used on the Nextel digital mobile network are not compatible with those employed on cellular or PCS systems, and vice versa. This lack of interoperability may impede our ability to attract cellular or PCS customers or those new mobile telephone customers that desire the ability to access different service providers in the same market.

        These telephones are likely to remain significantly more expensive than analog telephones, and are likely to remain somewhat more expensive than digital cellular or PCS telephones that do not incorporate a comparable multi-function capability. We therefore expect to charge higher prices for our telephones than the prices charged by operators for analog cellular telephones and possibly than the prices charged by operators for digital cellular telephones. However, we believe that our multi-function telephones currently are competitively priced compared to multi-function—mobile telephone service and short text messaging—digital, cellular and PCS telephones.

        During the transition to digital technology, certain participants in the U.S. cellular industry are offering telephones with dual mode—analog and digital—compatibility. Additionally, certain analog cellular system operators that directly or through their affiliates also are constructing and operating digital PCS systems have made available to their customers dual mode/dual band—800 MHz cellular/1900 MHz PCS—telephones, to combine the enhanced feature set available on digital PCS systems within their digital service coverage areas with the broader wireless coverage area available on the analog cellular network. We do not have comparable hybrid telephones available to our customers.

        We can give no assurances that potential customers will be willing to accept system coverage limitations as a trade-off for the enhanced multi-function wireless communications package we plan to provide on our portion of the Nextel digital mobile network.

        Over the past several years, as the number of wireless communications providers in our market areas have increased, the prices of such providers' wireless service offerings to customers in those markets have generally been decreasing. We may encounter market pressures to reduce our service offering prices or to restructure our service offering packages to respond to particular short-term, market-specific situations, such as special introductory pricing or packages that may be offered by new providers launching their service in a market, or to remain competitive in the event that wireless service providers generally continue to reduce the prices charged to their customers, particularly if PCS operators enter the smaller markets that we intend to serve.

        Because many of the cellular operators and certain of the PCS operators in our markets have substantially greater financial resources than us, they may be able to offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, that could be offered by us and may be able to offer services to customers at prices that are below prices that we are able to offer for comparable services. Thus, our ability to compete based on the price of our digital telephones and service offerings will be limited. We cannot predict the competitive effect that any of these factors, or any combination thereof, will have on us.

        Cellular operators and PCS operators and entities that have been awarded PCS licenses generally control more spectrum than is allocated for SMR service in each of the relevant market areas. Specifically, each cellular operator is licensed to operate 25 MHz of spectrum and certain PCS licensees have been licensed for between 10 MHz and 30 MHz of spectrum in the markets in which they are licensed, while only approximately 20 MHz is available to all competing SMR systems, including Nextel's and our systems, in those markets. The control of more spectrum gives cellular operators and many PCS licensees the potential for more system capacity and, therefore, the ability to serve more subscribers than SMR operators, including Nextel and us. We believe that we generally have adequate spectrum to provide the capacity needed on our portion of the Nextel digital mobile network currently and for the reasonably foreseeable future although we may need to acquire additional spectrum in some markets to insure that the quality of our network keeps pace with anticipated growth in our customer base.

        Since it has received auction authority, the FCC has held almost 40 spectrum auctions. Generally, the auctions do not involve spectrum used to compete with our services. However, the FCC has authorized a consortium of communications companies to provide nationwide mobile satellite services which may compete with traditional mobile wireless services. Additionally, the FCC has reallocated, but not yet assigned, frequencies in the 700 MHz band of the former analog television channels 60-69 and 52-59 to commercial services. The auctions for this spectrum have been scheduled for June 19, 2002. It is possible that this spectrum, once auctioned, will be used to offer services that are competitive with our service. In addition, the FCC will continue to auction spectrum in the future, and we cannot predict how these frequencies will be used, the technologies that will develop or what impact, if any, they will have on our ability to compete for wireless communications services customers.

        In January 2001, the FCC completed the re-auction of over 150 PCS licenses. The vast majority of these licenses were purchased by carriers who offer services in competition to us. A decision by the United States Court of Appeals for the District of Columbia Circuit involving the bankruptcy proceeding of NextWave Personal Communications, Inc. placed the status of these licenses in doubt. While a settlement had been reached in this matter, the settlement required Congressional approval by December 31, 2001, which never occurred. The status of these licenses is once again in doubt, and the United States Supreme Court recently agreed to accept review of the Court of Appeals decision. The

FCC or Congress may also allocate additional spectrum at any time and create rules that would make services provided on that spectrum competitive with our ESMR service.

        In addition, the FCC has initiated two inquiries that may affect the availability of spectrum for wireless services. One is an inquiry into secondary spectrum markets, and the other is an inquiry into "third-generation," or "3G," services to be offered in the near future by wireless carriers. It is impossible to predict the outcome or timeframe for FCC action on these matters. However, the outcome of these proceedings will likely affect the ability of all carriers, including us, to obtain additional spectrum to be used in offering both traditional and advanced wireless services.

        In March 2002, the FCC initiated an inquiry to address interference issues between public safety radio communications and commercial operations in adjacent frequencies. The outcome of this proceeding could significantly affect our and Nextel's operations, require us to move our operations to other frequencies, require us to replace customer telephones and/or provide public safety entities with new equipment. The outcome of this proceeding could also improve the efficiency with which we use our spectrum by providing us with contiguous spectrum holdings. We cannot predict the outcome of this proceeding, which is likely to take several years to complete.

Employees

        As of December 31, 2001, we had approximately 1,900 employees. None of our employees are represented by a labor union or subject to a collective bargaining agreement, nor have we experienced any work stoppage due to labor disputes. We believe that our relations with our employees are good.

Properties

        We own no material real property. We lease our headquarters located in Kirkland, Washington. This facility is approximately 14,000 square feet, and we have a lease commitment on the facility through July 2006. We lease administrative offices of approximately 22,800 square feet in Minnetonka, Minnesota under a lease expiring March 31, 2005, and we lease additional administrative office space of approximately 59,000 feet in Eden Prairie, Minnesota under a lease expiring in November 2007. We lease approximately 65,000 square feet of office space in Las Vegas, Nevada under a lease expiring October 31, 2006 and approximately 67,000 square feet of office space in Panama City Beach, Florida under a lease expiring six years from date of occupancy, which was January 2, 2002, in each case for operation of a customer service call center. We lease cell sites for the transmission of radio service under various master site lease agreements as well as individual site leases. The terms of these leases generally range from five to 25 years at monthly rents ranging from $300 to $3,200. As of December 31, 2001, we had approximately 2,812 constructed sites at leased locations, of which 2,788 were operational.

Legal Proceedings

        On December 5, 2001, a purported class action lawsuit was filed in the United States District Court for the Southern District of New York against us, two of our executive officers and four of the underwriters involved in our initial public offering. The lawsuit is captioned Kiefer v. Nextel Partners, Inc., et al, No. 01 CV 10945. It was filed on behalf of all persons who acquired our common stock between February 22, 2000 and December 6, 2000 and names as defendants us, John Chapple, our President, Chief Executive Officer and Chairman of the Board, and John D. Thompson, our Chief Financial Officer and Treasurer. It also names Goldman Sachs & Co., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Merrill Lynch Pierce Fenner & Smith Incorporated (the "Underwriter Defendants"). The complaint alleges that the defendants violated the Securities Act of 1933 and that the Underwriter Defendants violated the Securities Exchange Act of 1934 by issuing a registration statement and prospectus that were false and misleading in that they failed to disclose that: (i) the Underwriter Defendants allegedly had solicited and received excessive and undisclosed commissions from certain investors who purchased our common stock issued in connection with our initial public offering; and (ii) the Underwriter Defendants allegedly allocated shares of our common stock issued in connection with our initial public offering to investors who allegedly agreed to purchase additional shares of our common stock at pre-arranged prices. The complaint seeks recissionary and/or compensatory damages. We dispute the allegations of the complaint that suggest any wrongdoing on our part or by our officers, and we intend to defend the action vigorously and will pursue all appropriate remedies available to us and our officers and directors.

        On June 8, 2001 a purported class action lawsuit was filed in the Superior Court of Fulton County, State of Georgia by Reidy Gimpelson against Nextel Partners, Inc. as well as several other wireless carries and manufacturers of wireless telephones. The complaint alleges that the defendants, among other things, manufactured and distributed wireless telephones that cause adverse health affects. The plaintiffs seek compensatory damages, reimbursement for certain costs including reasonable legal fees, punitive damages and injunctive relief. We dispute the allegations of the complaint, will vigorously defend against the action, and intend to seek indemnification from the manufacturers of the wireless telephones if necessary.

        We are subject to other claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our business or results of operations.

REGULATION

Federal Regulation

        SMR Regulation.    We are an SMR operator regulated by the FCC. The FCC also regulates the licensing, construction, operation and acquisition of all other wireless telecommunications systems in the United States, including cellular and PCS operators. We are generally subject to the same FCC rules and regulations as cellular and PCS operators, but our status as an SMR operator creates some important regulatory differences.

        Within the limitations of available spectrum and technology, SMR operators are authorized to provide mobile communications services to business and individual users, including mobile telephone, two-way radio dispatch, paging and mobile data services. SMR regulations have undergone significant changes during the last several years and continue to evolve as new FCC rules and regulations are adopted.

        The first SMR systems became operational in 1974, but these early systems were not permitted or designed to provide interconnected telephone service competitive with that provided by cellular operators. SMR operators originally emphasized two-way dispatch service, which involves shorter duration communications than mobile telephone service and places less demand on system capacity. SMR system capacity and quality was originally limited by:

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  the smaller portion of the radio spectrum allocated to SMR;
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  the assignment of SMR frequencies on a non-contiguous basis;
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  regulations and procedures that initially served to spread ownership of SMR licenses among a large number of operators in each market, further limiting the amount of SMR spectrum available to any particular operator; and
  •
  older SMR technology, which employed analog transmission and a single site, high-power transmitter configuration, precluding the use of any given SMR frequency by more than one caller at a time within a given licensed service area.

        The original analog SMR market was oriented largely to customers such as contractors, service companies and delivery services that have significant field operations and need to provide their personnel with the ability to communicate directly with one another, either on a one-to-one or one-to-many basis, within a limited geographic area. SMR licenses granted prior to 1997 have several unfavorable characteristics, as compared with cellular or PCS licenses. Because these SMR licenses were on a site-by-site basis, numerous SMR licenses were required to cover the metropolitan area typically covered by a single cellular or PCS license.

        SMR licenses granted in 1997 and later were granted to cover a large area (known as an economic area, or EA) rather than a particular antenna at a particular site. EA licenses therefore, are more like cellular or PCS licenses in this regard, and eliminate one of the former regulatory disadvantages of SMR licenses. The FCC has held two SMR auctions for EA licenses, which include the frequencies on which we and Nextel operate in the 800 MHz band. In both auctions, Nextel, or a bidding consortium made up of Nextel and us, was the largest successful bidder, and as a result, we or a Nextel subsidiary hold EA licenses for most, but not all, of the territories that we intend to serve.

        The first EA licenses granted the licensee exclusive use of the frequencies in the EA territory. To the extent that another SMR site-by-site licensee may be operating in the same frequencies in the EA pursuant to another license, the EA license has priority, but must compensate the incumbent for the cost of changing to another frequency. We, or a Nextel subsidiary, hold all of the EA licenses from the first auction that includes our frequencies. Most of our EA licenses are free of incumbent carriers other than Nextel. Nextel WIP has transferred to us those site-by-site licenses located in our EA territories operating at the same frequencies.

        In the second EA auction, we acquired almost all of the EA licenses that include frequencies which we operate on a site-by-site basis. As a result, we will be able to provide service throughout the EA territory on those frequencies. Unlike the previous EA auction, however, the EA licensee does not have exclusive use of the frequencies in the EA territory. Therefore, in those limited areas where another entity may have acquired the EA license at auction but where we are an incumbent licensee operating on a site-by-site basis on the same frequency, we have the right to continue to operate under the existing site-by-site authorization.

        EA licenses to operate on these frequencies were granted pursuant to a one-time auction and are issued for ten years, after which we need to apply for renewal from the FCC. We expect to obtain renewal of our EA licenses if we are otherwise in good standing before the FCC. In addition, all of our SMR licenses are subject to FCC build-out requirements. The FCC has modified the build-out deadlines for our pre-1997 site-by-site SMR licenses permitting us to utilize the same build-out schedules as our EA licenses. Our EA licenses must provide coverage to at least one-third of the population of the license area within three years of the initial grant and two-thirds of the population within five years. Failure to comply with the build-out requirements for both site-by-site licenses and EA licenses may result in a revocation of these licenses by the FCC. We hold and utilize both site-by-site licenses and EA licenses. We have met all of the applicable time and population based build-out requirements and associated filings of licenses to date.

        Federal Regulation of Wireless Operators.    SMR regulations have undergone significant changes during the last five years and continue to evolve as new FCC rules and regulations are adopted pursuant to the Omnibus Budget Reconciliation Act of 1993 and the Communications Act. Since 1996 SMR operators like us and Nextel have been subject to common carrier obligations similar to those of cellular and PCS operators. This regulatory change recognized the emergence of SMR service as competitive with the wireless service provided by cellular and PCS providers. As a result, SMR providers like us now have many of the same rights (such as the right to interconnect with other carriers) and are subject to many of the same obligations applicable to cellular and PCS operators.

        The FCC prohibits any SMR, cellular or PCS provider, including us, collectively regulated as Commercial Mobile Radio Service, or "CMRS," providers, from restricting another carrier's ability to resell its services until November 24, 2002. In addition, we must provide consumers the ability to "manually" roam on our network. The FCC also has adopted requirements for CMRS providers, including covered SMR providers, to implement various enhanced 911 capabilities. We, along with Nextel, are in the process of implementing such capabilities and have received from the FCC a waiver of the requirements until October 2002. In some states, we may not be able to recover our costs of implementing such enhanced 911 capabilities.

        The FCC also requires CMRS providers to deploy "number portability" technology that would allow customers to keep their telephone numbers when switching to another carrier. Covered SMR providers, including us, along with all other CMRS services providers, must offer this number portability service in the 100 largest metropolitan areas, including the ability to support nationwide roaming, by November 2002. This requirement also includes enabling calls from our network to be delivered to telephone numbers that have been switched from one wireline carrier to another. The FCC is currently considering a petition, supported by many in the industry, that would delay or eliminate this requirement. It is not clear what the outcome of this proceeding will be. Number portability, if implemented, will impose costs that we believe will not have a material adverse impact on our operations. It will also enhance the ability of customers to switch providers, both from us to other carriers and from other carriers to us.

        The FCC also regulates our use of telephone numbers and requires us to file detailed reports which demonstrate our utilization of telephone numbers. In addition, the FCC oversees states in the adoption of area codes. Recently, the FCC lifed a restriction which prohibited states from creating specialized area codes for specific services such as mobile services. Thus, under certain specific conditions, states may obtain special authority to temporarily include mobile operations in unique area codes.

        The FCC's spectrum cap regulations currently limit any entity from holding attributable interests in more than 55 MHz of licensed broadband PCS, cellular or covered SMR spectrum with significant overlap in any geographic area. Effective January 1, 2003, the FCC intends to completely eliminate the wireless spectrum cap. The FCC has stated that it will replace the existing spectrum cap with some other, as yet unidentified, means of competition enforcement. These rules will affect our ability, as well as our competitors' ability, to obtain additional spectrum.

        Wireless providers, including us, also must satisfy FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base radio transmitting facilities of certain wireless providers and the type of signals they emit must fall within specified parameters.

        The FCC is responsible for the other rules and policies which govern the operations over the SMR spectrum necessary for the offering of our services. This includes the terms under which CMRS providers interconnect their networks and the networks of wireline and other wireless providers of interstate communications services. The FCC also has the authority to adjudicate, among other matters, complaints filed under the Communications Act with respect to service providers subject to its jurisdiction. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and other types of proceedings to determine rules and policies that could affect SMR operations, and the CMRS industry generally. These rules and policies are applicable to our operations and we intend to comply with the FCC's promulgations.

        The FCC imposes a number of obligations for local exchange carriers to interconnect their network to other carriers' networks which affect wireless service providers. Established local exchange carriers must provide for co-location of equipment necessary for interconnection, as well as any technically feasible method of interconnection requested by a CMRS provider. In addition, all local exchange carriers are obligated to enter into reciprocal, cost-based compensation arrangements with CMRS providers for the transmission of local calls. On July 18, 2000 the United States Court of Appeals for the Eighth Circuit overturned the FCC's order that required compensation based on the most efficient network configuration. The U.S. Supreme Court is currently considering an appeal of this decision. The outcome of this appeal may have a significant impact on the charges we pay to other carriers and on the compensation we receive for interconnection. In addition, the FCC has recently initiated a further inquiry into the compensation rates carriers must pay each other for both the transmission of local and long distance calls. While this proceeding is expected to take several years to complete, the outcome may significantly affect the charges we pay to other carriers and the compensation we receive for these services. Furthermore, if we cannot successfully negotiate an interconnection agreement with an established local exchange carrier, it may require the relevant state public utilities commissions to serve as arbitrators. Finally, the FCC has recently initiated its triennial review of interconnection which could affect the cost of purchasing those portions of the local carrier's network necessary for us to carry traffic over our network.

        In addition, the Communications Assistance for Law Enforcement Act of 1994 requires all telecommunications carriers, including wireless carriers, to ensure that their equipment is capable of permitting the government, pursuant to a court order or other lawful authorization, to intercept any wire and electronic communications carried by the carrier to or from its subscribers. On August 15, 2000, the United States Court of Appeals for the D.C. Circuit reversed and remanded a FCC requirement that certain call identifying information be provided to law enforcement. Moreover, implementation of certain capabilities affecting the transmission of packet-mode data, as required by the FCC, was required to be completed by November 19, 2001. We have timely requested a two-year extension for the packet-mode requirements and are thus in compliance pending consultation with the FBI and receipt of a final FCC order. Compliance with the requirements of this Act, further FBI requests, and the FCC's rules could impose significant additional direct and/or indirect costs on us and other wireless carriers.

        Wireless networks are also subject to certain FCC and FAA regulations respecting the relocation, lighting and construction of transmitter towers and antennas and are subject to regulation under the National Environmental Policy Act, the National Historic Preservation Act, and the environmental regulations of the FCC. Compliance with these provisions could impose additional direct and/or indirect costs on us and other licensees. The FCC's rules require antenna structure owners to notify the FAA of structures that may require marking or lighting. In addition to our SMR licenses, we may also utilize other carriers' facilities to connect base radio sites and to link them to their respective main switching offices. These facilities may be separately licensed by the FCC and may be subject to regulation as to technical parameters, service, and transfer or assignment.

        Pursuant to the Communications Act, all telecommunications carriers that provide interstate telecommunications services, including SMR providers such as ourselves, are required to make an "equitable and non-discriminatory contribution" to support the cost of federal universal service programs. These programs are designed to achieve a variety of public interest goals, including affordable telephone service nationwide, as well as subsidizing telecommunications services for schools and libraries. Contributions are calculated on the basis of each carrier's interstate end-user telecommunications revenue. The Communications Act also permits states to adopt universal service regulations not inconsistent with the Communications Act or the FCC's regulations. While states cannot, generally, regulate our rates for universal services, the FCC has concluded that states can require CMRS providers to contribute to their universal services funds. Additional costs may be incurred by us and ultimately by our subscribers as a result of our compliance with these required contributions. The FCC has recently initiated a proceeding which could significantly increase the contributions we must make to Federal Universal Service Programs. We cannot predict whether the proceeding will result in any significant change in the contribution we must make.

        The Communications Act also requires all telecommunications carriers, including SMR licensees, to ensure that their services are accessible to and useable by persons with disabilities, if readily achievable. Compliance with these provisions, and the regulations promulgated thereunder, could impose additional direct and/or indirect costs on us and other licensees.

        In addition, other regulations may be promulgated pursuant to the Communications Act or other acts of Congress, which could significantly raise our cost of providing service. In response, we may be required to modify our business plans or operations in order to comply with any such regulations. Moreover, the FCC or other federal government agencies or any state regulatory agency having jurisdiction over our business may adopt or change regulations or take other action that could adversely affect our financial condition or results of operations.

State Regulation and Local Approvals

        The states in which we operate generally have agencies or commissions charged under state law with regulating telecommunications companies, and local governments generally seek to regulate placement of transmitters and rights of way. While the powers of state and local governments to regulate wireless carriers are limited to some extent by federal law, we will have to devote resources to comply with state and local requirements. For example, state and local governments generally may not regulate our rates or our entry into a market, but are permitted to manage public rights of way, for which they can require fair and reasonable compensation.

        Under the Communications Act, state and local authorities maintain authority over the zoning of sites where our antennas are located. These authorities, however, may not discriminate against or prohibit our services through their use of zoning authority. Therefore, while we may need approvals for particular sites or may not be able to choose the exact location for our sites we do not foresee significant problems in placing our antennas at sites in our territory.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information with respect to our executive officers and directors:

Name	Age	Position
John Chapple	48	President, Chief Executive Officer and Chairman of the Board
John Thompson	48	Vice President, Chief Financial Officer and Treasurer
David Thaler	46	Vice President—Business Operations
David Aas	48	Vice President—Engineering and Technical Operations
Perry Satterlee	41	Vice President—Chief Operating Officer
Mark Fanning	42	Vice President—People Development
Donald Manning	41	Vice President, General Counsel and Secretary
Steven Dodge	56	Director
Timothy Donahue	53	Director
Andrew Rush	44	Director
Andrew Sinwell	37	Director
Dennis Weibling	50	Director

        John Chapple worked to organize Nextel Partners throughout 1998 and has been the president, chief executive officer and chairman of the board of Nextel Partners and our subsidiaries since August 1998. Mr. Chapple was elected to our board of directors pursuant to the terms of our amended and restated shareholders' agreement. Mr. Chapple, a graduate of Syracuse University and Harvard University's Advanced Management Program, has over 23 years of experience in the wireless communications and cable television industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as senior vice president of operations from 1983 to 1988. From 1988 to 1995, he served as executive vice president of operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the president and chief operating officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owned and operated Vancouver's National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past chairman of Cellular One Group and the Personal Communications Industry Association, past vice-chairman of the Cellular Telecommunications and Internet Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple is currently on the Syracuse University Maxwell School Board of Advisors.

        John Thompson has been the chief financial officer and treasurer of Nextel Partners and our subsidiaries since August 1998 and has approximately 23 years of finance experience, including over 15 years in the wireless communications industry. Mr. Thompson holds both a B.A. in Accounting and a Juris Doctor from the University of Puget Sound. From 1978 to 1986, he served as tax manager for Laventhol & Horwath. In 1986, he joined McCaw Cellular Communications as vice president of tax. In 1990, he became senior vice president of McCaw Cellular Communications and assumed a significant role in a number of key initiatives for the company, including its acquisition of LIN Broadcasting in 1990, the merger of it and AT&T in 1993, and AT&T's PCS license acquisitions in 1996. In 1997, he became chief financial officer for AT&T Wireless Services. Mr. Thompson has served on the boards of a number of AT&T Wireless Services joint ventures, including Bay Area Cellular Telephone Company, and currently serves on the board of Cellport Systems, Inc.

        David Thaler has been the vice president-business operations of Nextel Partners and our subsidiaries since August 1998 and has over 19 years of management experience in the wireless and cable television industries. From February 1997 to 1998, he served as senior vice president and managing director of international development and operations for AT&T Wireless Services. In this role, Mr. Thaler had overall responsibility for all operating facets related to AT&T Wireless joint ventures in Brazil, Hong Kong, India, Colombia and Taiwan. From 1995 to 1997, Mr. Thaler was vice president of operations for AT&T Wireless Services' Central Region business unit. From 1988 to 1995, Mr. Thaler served as vice president and general manager of McCaw Cellular Communications' Midwest District, providing overall leadership for an operation consisting of 14 metropolitan areas. From 1983 to 1988, he served as general manager and regional vice president for American Cablesystems.

        David Aas has been the vice president-engineering and technical operations of Nextel Partners and our subsidiaries since August 1998. Prior to joining Nextel Partners, Mr. Aas served as vice president of engineering and operations of AT&T Wireless' Messaging Division. Mr. Aas has over 24 years of experience in the wireless industry and has held a number of senior technical management positions, including positions with Airsignal from 1977 to 1981, MCI from 1981 to 1986, and MobileComm from 1986 to 1989. From 1989 to August 1998, he was with AT&T Wireless, where he led the design, development, construction and operation of AT&T Wireless' national messaging network. Mr. Aas served on the Technical Development Committee of the Personal Communications Industry Association and led the development and deployment of the PACT two-way messaging system.

        Perry Satterlee has been the chief operating officer of Nextel Partners and our subsidiaries since March 2002 and a vice president since August 1998, and has over 14 years of wireless industry experience. Prior to Nextel Partners, Mr. Satterlee spent two years with Nextel, where he held the position of president-Pacific Northwest Area since its inception in 1996. Prior to joining Nextel, Mr. Satterlee served from 1992 to 1996 as vice president and general manager of AT&T Wireless Services' Central California District. From 1990 to 1992, he was general manager of McCaw Cellular Communications' Ventura/Santa Barbara market. From 1988 to 1990, Mr. Satterlee was director of planning for McCaw Cellular Communications, where he led the company's planning and budgeting processes.

        Mark Fanning has been the vice president-people development of Nextel Partners and our subsidiaries since August 1998 and has over 20 years of human resources experience, including nine years in the wireless industry with McCaw Cellular Communications and AT&T Wireless Services. From 1995 to 1998, Mr. Fanning served as vice president for people development operations for AT&T Wireless Services. From 1991 to 1995, he served as director and later as vice president of compensation & benefits for AT&T Wireless Services. From 1989 to 1991, he was the director of people development for McCaw Cellular's California/Nevada region.

        Donald Manning has been the vice president, general counsel and secretary of Nextel Partners and our subsidiaries since August 1998 and has over 16 years of legal experience. From July 1996 to July 1998, he served as regional attorney for the Western Region of AT&T Wireless Services, an 11-state business unit generating over $400 million in revenues annually. Prior to joining AT&T Wireless Services, from September 1989 to July 1996, Mr. Manning was an attorney with Heller Ehrman White & McAuliffe specializing in corporate and commercial litigation. From September 1985 to September 1989, he was an attorney with the Atlanta-based firm of Long, Aldridge & Norman.

        Steven B. Dodge has been a director of Nextel Partners and Nextel Partners Operating Corp., a wholly owned subsidiary of Nextel Partners, since February 2000. In addition, Mr. Dodge is currently the chairman and chief executive officer of American Tower Corporation, a leading independent owner and operator of communications towers in the United States. American Tower Corporation was organized in July 1995 as a subsidiary of American Radio Systems Corporation, of which Mr. Dodge was the founder and chief executive officer. In June 1998, American Tower Corporation was spun off to the American Radio stockholders at the time of American Radio's merger with CBS. At that time, American Tower Corporation began trading publicly. Prior to his involvement with American Radio,

Mr. Dodge was the founder and chief executive officer of American Cablesystems, a publicly traded cable television company which was merged into Continental Cable in 1988, now Media One. Mr. Dodge also serves on the boards of directors of Sotheby's Holdings, Inc., an auctioneer of fine arts, antiques and collectibles, Citizens Financial Group, Inc., a financial services holding company, and Sensitech, Inc., a supplier of environmentally sensitive products. Mr. Dodge also serves as a trustee of the Dana Farber Cancer Institute.

        Timothy Donahue has been a director of Nextel Partners and its subsidiaries since January 1999. Mr. Donahue was elected to the board of directors as the designee of Nextel WIP pursuant to the terms of the amended and restated shareholders' agreement. Mr. Donahue has been a director of Nextel since June 1996, was the president and chief operating officer from February 1996 to July 1999, and has been the president and chief executive officer since July 1999. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services. Mr. Donahue has served on the boards of directors of Spectrasite Holdings, Inc. since April 1999 and of Eastman Kodak Company since October 2001. In addition, Mr. Donahue is the vice chairman of the board of directors of the Cellular Telecommunications and Internet Association.

        Andrew Rush has been a director of Nextel Partners and Nextel Partners Operating Corp. since January 1999. Mr. Rush was elected to the board of directors as the designee of DLJ Merchant Banking pursuant to the terms of the amended and restated shareholders' agreement. Mr. Rush has been a managing director of DLJ Merchant Banking, an affiliate of Credit Suisse First Boston, since January 1997, where he is responsible for leading DLJ Global Communications Partners, the telecommunications investment arm of DLJ Merchant Banking. From 1992 to 1997, Mr. Rush was an officer of DLJ Merchant Banking and its predecessors. Mr. Rush currently serves as a member of the boards of directors of 360networks, Inc., a provider of fiber optic networks, and several private companies including Axis Specialty Ltd., a Bermudian insurance company, Louis Dreyfus Communications, a telecommunications company, Telseon, Inc., a provider of optical network services, and IP Communications, an independent broadband service provider.

        Andrew Sinwell has been a director of Nextel Partners and Nextel Partners Operating Corp. since January 1999. Mr. Sinwell was elected to the board of directors as the designee of Madison Dearborn Partners pursuant to the terms of the amended and restated shareholders' agreement. Mr. Sinwell is a managing director of Madison Dearborn Partners, a private equity firm and stockholder of Nextel Partners, which he joined in August 1996. From 1994 to 1996, Mr. Sinwell was a senior policy advisor at the Federal Communications Commission. He currently serves on the boards of directors of Axiowave Networks, Inc., a developer of optical networking equipment, Focal Communications Corporation, a provider of telecommunications services, Looking Glass Networks, Inc., a provider of data transport services, and Western Integrated Network, LLC, a provider of broadband communications services.

        Dennis Weibling has been a director of Nextel Partners and Nextel Partners Operating Corp. since January 1999. Mr. Weibling was elected to the board of directors as the designee of Eagle River Investments, an investment management firm, pursuant to the terms of the amended and restated shareholders' agreement. Mr. Weibling was the president of Eagle River Investments from October 1993 through December 2001 and is now the vice-chairman. Mr. Weibling is a director of Nextel and a member of the operations, audit, finance and compensation committees for Nextel. In addition, Mr. Weibling serves on the board of Nextel International, Inc., a company providing Nextel services in the international market. Mr. Weibling has been a director of XO Communications, Inc. (formerly NEXTLINK), a provider of broadband communications services, since January 1997 and also serves on the boards of Teledesic Corporation, a satellite telecommunications company, and ICO Global Communications (Holding) Limited, a narrowband satellite communication company.

        Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers.

Board of Directors

        Our board of directors is comprised of six directors. Except for DLJ Merchant Banking, the parties to our amended and restated shareholders' agreement have agreed to vote their shares of common stock to elect the persons listed below as directors. The parties who have agreed to vote in this manner together owned approximately 61% of our outstanding common stock as of December 31, 2001.

  •
  one person selected by Madison Dearborn Partners: currently, Andrew Sinwell;

  •
  one person selected by Nextel WIP: currently, Timothy Donahue;

  •
  one person selected by Eagle River Investments: currently, Dennis Weibling; and

  •
  our chief executive officer: currently, John Chapple.

        Prior to the initial public offering of our Class A Common Stock, DLJ Merchant Banking had the right to designate two directors, one of whom was in turn designated by Madison Dearborn Partners, and all of the parties to the shareholders' agreement had agreed to vote to elect such designees as directors. On February 18, 2000, the shareholders' agreement was amended and restated in order to, among other things, terminate the obligation of the other parties to the shareholders' agreement to vote in favor of the DLJ Merchant Banking designee. The parties to the amended and restated shareholders' agreement agreed that DLJ Merchant Banking may nominate a director for election by our stockholders, but that such nominee would otherwise be elected in accordance with our restated certificate of incorporation and bylaws. Andrew Rush was elected to our board of directors as a result of his designation by DLJ Merchant Banking prior to the effective date of the amended and restated shareholders' agreement. In addition, a first amendment to the amended and restated shareholders' agreement was executed effective February 22, 2000 in order to, among other things, remove several stockholders from the amended and restated shareholders' agreement. The current parties to the amended and restated shareholders' agreement now include Nextel WIP, DLJ Merchant Banking and its affiliated entities (the "DLJ Entities"), Madison Dearborn Partners, Eagle River Investments, Motorola and all of our senior management stockholders other than Donald Manning.

Committees

        Our board of directors has an audit committee. We do not currently have a compensation committee, and, instead, the entire board of directors makes compensation determinations. In addition, the board of directors does not have a nominating committee or any similar committee performing such functions.

        The audit committee discusses with our independent auditors the overall scope and plans for their respective audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

THE EXCHANGE OFFER

Background

        On December 4, 2001, we privately placed the old notes in a transaction exempt from registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available.

        In the registration rights agreement, we agreed with the initial purchasers to, at our cost:

  •
  file an exchange offer registration statement within 120 days after December 4, 2001;

  •
  use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but no later than 180 days following December 4, 2001; and

  •
  upon effectiveness of the exchange offer registration statement, offer new notes in exchange for surrender of the old notes.

        In addition, we agreed to keep the exchange offer open for at least 20 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders of the old notes. The new notes are being offered under this prospectus to satisfy these obligations under the registration rights agreement.

        A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange

        Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, we will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue an equal principal amount at maturity of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

        The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that:

  •
  the new notes will be freely transferable, other than as described in this prospectus, and will not contain any legend restricting their transfer;

  •
  holders of the new notes will not be entitled to certain rights of holders of old notes under the registration rights agreement, which rights will terminate on consummation of the exchange offer; and

  •
  the new notes will not contain any provisions regarding the payment of liquidated damages.

        The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. See "Description of the Notes."

        The exchange offer is not conditioned on any minimum aggregate principal amount at maturity of old notes being tendered for exchange.

Resale of the New Notes

        Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders of the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

  •
  the holder acquired the new notes in the ordinary course of its business;

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  the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes;

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  the holder is not an "affiliate" of Nextel Partners within the meaning of Rule 405 under the Securities Act;

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  the holder is not a broker-dealer who acquired the old notes directly from us; and

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  the holder is not a broker-dealer who acquired the old notes as a result of market-making or other trading activities.

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer must acknowledge that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act. The broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of one year after the consummation of the exchange offer. See "Plan of Distribution."

Shelf Registration Statement

        If applicable law or interpretations of the staff of the SEC are changed such that either:

          (1)  the exchange offer is no longer permitted, or

          (2)  the new notes received by a holder who makes all of the above representations in the letter of transmittal are not, or would not be upon receipt, transferable by such holder without restriction under the Securities Act,

        We will, at our cost:

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  file a shelf registration statement covering resales of the old notes, within 60 days after we determine clause (1) above or we receive notice of clause (2) above,

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  use all commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days after the filing deadline, and

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  use all commercially reasonable efforts to keep effective the shelf registration statement until the earlier of December 4, 2003 or the time when all of the applicable old notes are no longer outstanding.

        We will, if and when we file the shelf registration statement:

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  provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement,

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  notify each holder when the shelf registration statement has become effective, and

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  take other actions as are required to permit unrestricted resales of the old notes.

        A holder that sells old notes pursuant to the shelf registration statement generally:

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  must be named as a selling security holder in the related prospectus,

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  must deliver a prospectus to purchasers,

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  will be subject to civil liability provisions under the Securities Act in connection with these sales, and

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  will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations.

        In addition, within 20 days of receiving a request to deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement, each holder of old notes must provide the information and comments in order to have its old notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages described below.

Liquidated Damages

        Liquidated damages will accrue on the principal amount at maturity of the old notes, in addition to the stated interest on the old notes, from the date on which a registration default occurs to the date such registration default is cured.

        The occurrence of any of the following is a registration default:

  •
  neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before the applicable deadline described above;

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  neither the exchange offer registration statement nor the shelf registration statement has been declared effective by the SEC on or before the applicable deadline described above;

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  the exchange offer has not been consummated by the 30th business day after the exchange offer registration statement has become effective; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, without being succeeded within two days by an amendment to that registration statement that cures such failure and is declared effective within five days of such filing.

        Liquidated damages will accrue at a rate of $0.05 per week per $1,000 in principal amount at maturity of the notes during the 90-day period after the occurrence of the registration default and will increase by an additional $0.05 per week per $1,000 in principal amount at maturity at the end of each subsequent 90-day period until all registration defaults have been cured. In no event will the rate exceed $0.50 per week per $1,000 in principal amount at maturity of the notes.

        The sole remedy available to the holders of the old notes will be the immediate assessment of liquidated damages on the old notes as described above. Any amount of liquidated damages due as described above will be payable in cash on the same interest payment dates as the old notes.

Expiration Date; Extensions; Amendments

        The expiration date of the exchange offer is 5:00 p.m., New York City time, on            , 2002, unless we, in our reasonable discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in its reasonable judgment, any of the conditions described below under "—Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner.

        We will promptly announce any such event by making a timely release to the Dow Jones News Service and may or may not do so by other means as well.

Procedures for Tendering

        To tender old notes in the exchange offer, the holder must:

  •
  properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

  •
  have the signatures thereon guaranteed if required by the letter of transmittal, and

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  except as discussed in "Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile thereof, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at the address listed below under "—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

        The Depository Trust Company has authorized its participants that hold old notes on behalf of beneficial owners of old notes through The Depository Trust Company to tender their old notes as if they were holders. To effect a tender of old notes, The Depository Trust Company participants should either:

  •
  complete and sign the letter of transmittal, have the signature thereon guaranteed if required by the instructions to the letter of transmittal and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedures described above, or

  •
  transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer as described in "Description of the Notes—Book-Entry; Delivery and Form."

        By tendering, each holder will make the representations contained in the first paragraph under the heading "—Resale of the New Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The tender by a holder and the acceptance of the tender by us will constitute the agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO NEXTEL PARTNERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangement to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

        If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        Promptly after the date of this prospectus, the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make a book-entry tender of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent's account in accordance with book-transfer procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents, must be received by the exchange agent at its address listed below on or prior to the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below must be complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

        The term "agent's message" means a message transmitted by The Depository Trust Company to, and received by, the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the old notes stating:

  •
  the aggregate principal amount at maturity of old notes which have been tendered by such participant,

  •
  that such participant has received and agrees to be bound by the terms of the letter of transmittal, and

  •
  that we may enforce such agreement against the participant.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes will be determined by us, which determination shall be final and binding. We reserve the right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects of irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tender of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

        A holder who wishes to tender old notes and:

  •
  whose old notes are not immediately available,

  •
  who cannot deliver the old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

  •
  who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if:

  •
  the tender is made through an eligible guarantor institution,

  •
  before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount at maturity of the old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  •
  the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        To withdraw a tender of old notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn, including the certificate number(s) and principal amount of such old notes, or in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited, and otherwise comply with the procedures of the exchange agent,

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and

  •
  specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor.

        All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following any of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Despite any other term of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided in this prospectus prior to the expiration date if:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  •
  any law, statute, rule or regulation is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  •
  any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

        The conditions listed above are for the sole benefit of us and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part from time to time. The failure by us at any time to exercise any of the above rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering holders,

  •
  extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (see "—Withdrawal of Tenders" above), or

  •
  waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

For Information by Telephone:	(212) 235-
By Hand or Overnight Delivery Service, or Registered or Certified Mail:	The Bank of New York Reorganization Unit 15 Broad Street, 16th Floor New York, NY 10007 Attention:
By Facsimile Transmission:	(212) 235-2261
Telephone Confirmation:	(212) 235-

        The Bank of New York also acts as trustee under the indenture governing the notes.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York as exchange agent and as trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

        Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.

Consequences of Failure to Exchange

        Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

  •
  to us, upon redemption of these notes or otherwise,

  •
  so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

  •
  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

  •
  pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

DESCRIPTION OF THE NOTES

        The new notes, like the old notes, will be issued under the indenture, dated December 4, 2001, between us and The Bank of New York, as trustee. The new notes are the same as the old notes except that the new notes:

    •
    will not bear legends restricting their transfer, and
    •
    will not contain certain terms providing for the payment of liquidated damages under the circumstances described in the registration rights agreement.

        The indenture and its associated documents contain the full legal text of the matters described in this section. A copy of the indenture has been filed with the SEC as part of our registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain a copy.

        Because this section is a summary of the material provisions of the indenture, it does not describe every aspect of the indenture or the notes. This summary is subject to and qualified in its entirety by reference to the Trust Indenture Act. In this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms under "—Certain Definitions." We also include references in parentheses to certain sections of the indenture.

        In this description of the notes, the term "Nextel Partners" refers to Nextel Partners, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

        These notes:

    •
    will be senior unsecured obligations of Nextel Partners;
    •
    will be limited to $225.0 million in aggregate principal amount;
    •
    will mature on November 15, 2009; and
    •
    will bear interest at the rate of 12 1/2% per annum.

        Interest will be paid semi-annually on May 15 and November 15 of each year, commencing May 15, 2002, to the registered holder at the close of business on the preceding May 1 or November 1.

        Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 3.01, 3.09 and 3.12)

Methods of Receiving Payments on the Notes

        Nextel Partners will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. Nextel Partners may also choose to pay interest by mailing checks. (Sections 3.01 and 10.02)

        The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 3.02) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. (Section 3.05)

Ranking

        The notes will be senior unsecured obligations of Nextel Partners; will rank equally in right of payment to all existing and future senior unsecured obligations of Nextel Partners including our existing senior notes; and will rank senior in right of payment to all existing and future subordinated obligations of Nextel Partners.

        Holders of secured obligations of Nextel Partners will, however, have claims that are prior to the claims of the holders of the notes with respect to the assets securing those other obligations.

        Nextel Partners' principal operations are conducted through its Subsidiaries, and Nextel Partners is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. Nextel Partners' Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the notes. Therefore, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including borrowings under the credit facility and trade payables, of Nextel Partners' Subsidiaries. Any right of Nextel Partners to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of holders of the notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that Nextel Partners itself is recognized as a creditor of the Subsidiary.

        As of December 31, 2001, the total amount of outstanding consolidated liabilities of Nextel Partners and its Subsidiaries, including trade payables, was approximately $1.5 billion, of which $325 million were secured obligations. In addition, of such consolidated outstanding liabilities, $468.4 million are liabilities of subsidiaries of Nextel Partners.

        For more information, see "Description of Other Indebtedness—Description of Credit Facility" and "Selected Consolidated Financial Data."

Optional Redemption

        Nextel Partners may redeem the notes, in whole or in part, at any time on or after November 15, 2005, upon not less than 30 nor more than 60 days' prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and any Liquidated Damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each of the years set forth below.

Year	Redemption Price
2005	106.250%
2006	103.125%
2007 and thereafter	100.000%

(Sections 2.03, 11.01, 11.05 and 11.07)

        Prior to November 15, 2004, Nextel Partners may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112.5% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date if:

  •
  Nextel Partners receives net proceeds of at least $75 million from one or more sales of its Capital Stock (other than Redeemable Stock) prior to November 15, 2004;
  •
  at least 65% of the notes originally issued under the indenture remain outstanding immediately after the redemption; and
  •
  the redemption occurs within 60 days of such sale.

Mandatory Redemption; Sinking Fund

        Except as described under "—Covenants—Limitation on Asset Sales" and "—Covenants—Change of Control" below, Nextel Partners is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  •
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or
  •
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 45 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Covenants

        In the indenture, Nextel Partners agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability to:

  •
  incur additional Debt;
  •
  pay dividends, acquire shares of Nextel Partners, make Investments or redeem Debt of Nextel Partners which is subordinate in right of payment to the notes;
  •
  designate Unrestricted Subsidiaries;
  •
  enter into transactions with Affiliates;
  •
  engage in any business other than telecommunications;
  •
  create Liens;
  •
  make loans or advances to Nextel Partners or any other Restricted Subsidiary or to transfer any of its property or assets to Nextel Partners or any other Restricted Subsidiary;
  •
  issue or sell shares of Capital Stock of Restricted Subsidiaries; and
  •
  engage in Asset Sales.

        In addition, if a Change of Control occurs, each holder of notes will have the right to require Nextel Partners to repurchase all or part of such holder's notes at a price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase. The above limitations are "restrictive covenants" that are promises that we make to you about how we will run our business, or business actions that we promise not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.

Limitation on Consolidated Debt

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, Incur any Debt (including Acquired Debt), other than Permitted Debt, unless immediately after giving effect to the Incurrence of such Debt and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Debt or make any Restricted Payment):

          (1)  the Consolidated Debt to Annualized Operating Cash Flow Ratio would be less than 7.0 to 1.0, or

          (2)  in the case of any incurrence of Debt prior to January 1, 2005 only, Consolidated Debt would be equal to or less than 80% of Total Invested Capital. (Section 10.08)

Limitation on Restricted Payments

        Nextel Partners will not, directly or indirectly:

          (1)  declare or pay any dividend on, or make any distribution in respect of, its Capital Stock or to holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in its shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase any such Capital Stock (other than Redeemable Stock);

          (2)  permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), any Capital Stock of Nextel Partners (including options, warrants or other rights to acquire such Capital Stock);

          (3)  permit any Restricted Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Debt that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes; or

          (4)  permit any Restricted Subsidiary to, directly or indirectly, make any Investment, except for Permitted Investments, in any Person, other than in a Restricted Subsidiary or a Person that becomes a Restricted Subsidiary as a result of such Investment

(each of the actions set forth in clauses (1) through (4), other than any such action that is a Permitted Investment or a Permitted Distribution, being referred to as a "Restricted Payment") unless, at the time of and after giving effect to such Restricted Payment:

            (a)  no Default or Event of Default has occurred and is continuing;

            (b)  Nextel Partners would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to Incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in clause (1) under the caption "Limitation on Consolidated Debt" above; and

            (c)  after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made from the Closing Date does not exceed:

              (A)  the amount of the Operating Cash Flow of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period) less 150% of the cumulative Consolidated Interest Expense of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period), plus

              (B)  the aggregate net proceeds (other than proceeds from a Committed Capital Contribution), including the fair market value of property other than cash, as determined:

                (x)  in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                (y)  in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) after February 24, 2000 of shares of its Capital Stock (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), other than shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof), the proceeds of the issuance of which is used to make a Directed Investment, unless such designation has been revoked by Nextel Partners' Board of Directors and Nextel Partners is able to make such Investment pursuant to this covenant (other than as a Directed Investment), plus

              (C)  the aggregate net proceeds, including the fair market value of property other than cash, as determined:

                (x)  in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                (y)  in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance or sale (other than to a Restricted Subsidiary) after February 24, 2000 of any Capital Stock of Nextel Partners (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), upon the conversion of, or exchange for, Debt of Nextel Partners or a Restricted Subsidiary.

        Nothing contained in this section limits or restricts Nextel Partners from making any Permitted Distribution, Permitted Investment or Directed Investment, and neither a Permitted Distribution nor a Permitted Investment will be counted as a Restricted Payment for purposes of clause (c) above.

        In addition, the foregoing limitations do not prevent Nextel Partners from:

          (1)  paying any dividend on its Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Nextel Partners could have paid such dividend in accordance with the provisions of the indenture,

          (2)  repurchasing its Capital Stock (including options, warrants or other rights to acquire such Capital Stock) from former employees or directors of Nextel Partners or any Subsidiary thereof for consideration not to exceed:

            (a)  in the case of all such employees or directors (other than Itemized Executives), $500,000 in the aggregate in any fiscal year, with amounts not used in any given fiscal year being carried over into subsequent fiscal years, and

            (b)  in the case of any Itemized Executive, $2.0 million per Itemized Executive (plus the amount of any proceeds of any key man life insurance received by Nextel Partners in respect to such Itemized Executive) in any fiscal year, with the aggregate amount of such repurchases under this clause (2)(b) not to exceed $5.0 million in any fiscal year;

provided that the aggregate amount of all such repurchases made pursuant to this paragraph (2) does not exceed $17.0 million in the aggregate (not including the amount of any proceeds of key man life insurance received by Nextel Partners in respect to any Itemized Executive),

          (3)  the repurchase, redemption or other acquisition for value of Capital Stock of Nextel Partners to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Nextel Partners or any of its Subsidiaries from any governmental agency,

          (4)  making a loan in the aggregate principal amount of approximately $2.2 million to a certain officer of Nextel Partners as described in this offering circular (with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above),

          (5)  the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

            (a)  the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of Nextel Partners (other than Redeemable Stock) or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

            (b)  Debt that is at least as subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, as the Debt being purchased (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above),

          (6)  the repurchase, redemption or other acquisition of Capital Stock of Nextel Partners, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Common Stock of Nextel Partners (other than Redeemable Stock), or options, warrants or other rights to acquire such Capital Stock) the proceeds of which are not designated as a Directed Investment or;

          (7)  other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above).

        Notwithstanding the foregoing, no Investment in a Person that immediately thereafter would be a Restricted Subsidiary will be a Restricted Payment. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person will no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above or the aggregate amount of Investments pursuant to paragraph (5)(a) above, in each case to the extent such Investments would otherwise be so counted.

        For purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock either upon the conversion of, or exchange for, Debt of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to:

            (a)  the sum of (i) the principal amount or accreted value (whichever is less) of such Debt on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by Nextel Partners upon such conversion or exchange, less any payment on account of fractional shares, minus

            (b)  all expenses incurred in connection with such issuance or sale.

        In addition, for purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to the additional cash consideration, if any, received by Nextel Partners upon such exercise, minus all expenses incurred in connection with such issuance or sale.

        For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment will be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by Nextel Partners' Board of Directors (whose good faith determination shall be conclusive and evidenced by a Board Resolution).

        The amount of any Investment outstanding at any time will be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital (including interest and dividends), in each case, received in cash, up to the amount of such Investment on the date made. (Section 10.09)

Restricted Subsidiaries

        Subject to compliance with the "Limitation on Restricted Payments" covenant, Nextel Partners' Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary.

        The designation by the Board of Directors of a Restricted Subsidiary as an Unrestricted Subsidiary will, for all purposes of the "Limitation on Restricted Payments" covenant (including clause (b) thereof), be deemed to be a Restricted Payment of an amount equal to the fair market value of Nextel Partners' ownership interest in such Subsidiary (including, without duplication, such indirect ownership interest in all Subsidiaries of such Subsidiary), as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

        Notwithstanding the foregoing provisions of this "Restricted Subsidiaries" covenant, the Board of Directors may not designate a Subsidiary of Nextel Partners to be an Unrestricted Subsidiary if, after such designation:

            (a)  Nextel Partners or any of its other Restricted Subsidiaries:

                (i)  provides credit support for, or a Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or

              (ii)  is directly or indirectly liable for any Debt of such Subsidiary,

            (b)  a default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Nextel Partners or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or

            (c)  such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

        Nextel Partners' Board of Directors, from time to time, may designate any Person that is about to become a Subsidiary of Nextel Partners as an Unrestricted Subsidiary, and may designate any newly-created Subsidiary as an Unrestricted Subsidiary, if at the time such Subsidiary is created it contains no assets (other than such de minimis amount of assets then required by law for the formation of corporations) and no Debt. Subsidiaries of Nextel Partners that are not designated by Nextel Partners' Board of Directors as Restricted or Unrestricted Subsidiaries shall be deemed to be Restricted

Subsidiaries. Notwithstanding any provisions of this "Restricted Subsidiaries" covenant, all Subsidiaries of an Unrestricted Subsidiary shall be Unrestricted Subsidiaries. (Section 10.10)

Transactions with Affiliates

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of Nextel Partners on terms that are less favorable to Nextel Partners or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person that is not such an Affiliate. However, this "Transactions with Affiliates" covenant will not limit, or be applicable to:

  •
  any transaction between Unrestricted Subsidiaries not involving Nextel Partners or any Restricted Subsidiary,
  •
  any transaction between Nextel Partners and any Restricted Subsidiary or between Restricted Subsidiaries, or
  •
  any Permitted Transactions.

        In addition, any transaction or series of related transactions, other than Permitted Transactions, between Nextel Partners or any Restricted Subsidiary and any Affiliate of Nextel Partners (other than a Restricted Subsidiary) involving an aggregate consideration of $5 million or more must be approved in good faith by:

  •
  a majority of Nextel Partners' Disinterested Directors (of which there must be at least one) and evidenced by a Board Resolution, or
  •
  if there is no Disinterested Director at such time or such transaction involves aggregate consideration of $25.0 million or more, by an opinion as to fairness to Nextel Partners or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        For purposes of this "Transactions with Affiliates" covenant, any transaction or series of related transactions between Nextel Partners or any Restricted Subsidiary and an Affiliate of Nextel Partners that is approved by a majority of the Disinterested Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board Resolution or for which a fairness opinion has been issued will be deemed to be on terms as favorable as those that might be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate and thus will be permitted under this "Transactions with Affiliates" covenant. (Section 10.11)

Limitation on the Activities of Nextel Partners and its Restricted Subsidiaries

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services, including such businesses, activities and services as Nextel Partners and the Restricted Subsidiaries were engaged in on the Closing Date. (Section 10.15)

Limitation on Liens

        Nextel Partners will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. (Section 10.12)

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

        Nextel Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)  pay dividends or make any other distributions to Nextel Partners or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nextel Partners or any of its Restricted Subsidiaries,

          (2)  make loans or advances to Nextel Partners or any of its Restricted Subsidiaries, or

          (3)  transfer any of its properties or assets to Nextel Partners or any of its Restricted Subsidiaries.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  •
  existing Debt as in effect on the date of the indenture,
  •
  any Credit Facility as in effect as of the date of the indenture (or in the case of the New Credit Facility, as initially executed by the parties thereto), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Facility as in effect on the date of the indenture (as conclusively determined in good faith by Nextel Partners' Board of Directors and set forth in a Board Resolution),
  •
  the indenture and the notes,
  •
  applicable law,
  •
  any instrument governing Debt and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and payment restrictions other than those contained in such Debt as in effect on the date of its incurrence by Nextel Partners or any Restricted Subsidiary (as conclusively determined in good faith by an executive officer of Nextel Partners) or Capital Stock of a Person acquired by Nextel Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the indenture to be incurred,
  •
  customary non-assignment provisions in leases entered into in the ordinary course of business,
  •
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,
  •
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition,
  •
  Liens securing Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "Limitation on Liens" that limit the right of Nextel Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien,

  •
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and
  •
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business. (Section 10.14)

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

        Nextel Partners will not and will not permit any of its Restricted Subsidiaries to:

            (a)  transfer, convey, sell or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of Nextel Partners to any Person (other than Nextel Partners or any Wholly Owned Restricted Subsidiary of Nextel Partners) unless: such transfer is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and the cash Net Proceeds from such transfer are applied in accordance with the covenant described under the caption "—Limitation on Asset Sales," and

            (b)  will not permit any Wholly Owned Restricted Subsidiary of Nextel Partners to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Nextel Partners or a Wholly Owned Restricted Subsidiary of Nextel Partners.

        The foregoing restrictions will not apply to:

  •
  the creation of Permitted Joint Ventures,
  •
  any transfer required by applicable law or regulation,
  •
  the issuance of Redeemable Stock that is otherwise permitted to be issued pursuant to the terms of the indenture, and
  •
  transfers in which Nextel Partners or a Restricted Subsidiary acquires at the same time not less than its proportionate share in such issuance of Capital Stock. (Section 10.19)

Limitation on Asset Sales

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

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  Nextel Partners or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution set forth in an Officers' Certificate delivered to the trustee, which determination shall be conclusive, and
  •
  at least 80% of the consideration for such disposition consists of cash;

  provided that the amount of: any liabilities (as shown on Nextel Partners' or such Restricted Subsidiary's most recent balance sheet), of Nextel Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets and any securities, notes or other obligations received by Nextel Partners or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Nextel Partners or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

        Within 360 days after receipt of any Net Proceeds from an Asset Sale, Nextel Partners may apply those Net Proceeds at its option:

  •
  to repay Debt under a Credit Facility or any Vendor Financing Debt,

  •
  to make a capital expenditure in the same or similar line of business as Nextel Partners is engaged in on the date of the indenture or in a business reasonably related thereto, or
  •
  to acquire Capital Stock of an entity that is or becomes a Restricted Subsidiary or other long-term assets that are used or useful in the same or similar line of business as Nextel Partners or such Restricted Subsidiaries were engaged in on the date of the indenture or in businesses reasonably related thereto.

        Pending the final application of any such Net Proceeds, Nextel Partners may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Nextel Partners will be required to make an offer (an "Asset Sale Offer") to all holders of notes and all holders of other Debt that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount at maturity of notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and the instrument or instruments governing such other pari passu Debt, respectively.

        To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Nextel Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. (Section 10.21)

Change of Control

        Within 30 days of the occurrence of a Change of Control, Nextel Partners will be required to make an Offer to Purchase all outstanding notes at a cash purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. (Section 10.13)

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require Nextel Partners to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

        Restrictions in the indenture on the ability of Nextel Partners and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Nextel Partners, whether favored or opposed by the management of Nextel Partners. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that Nextel Partners or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Nextel Partners or any of its Subsidiaries by the management of Nextel Partners or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        Nextel Partners does not currently have adequate financial resources to effect such repurchases and repurchase the notes upon a Change of Control and there can be no assurance that Nextel Partners will have such resources in the future. The inability of Nextel Partners to repurchase the notes upon a Change of Control would constitute an Event of Default.

        In addition, there may be restrictions contained in instruments evidencing Indebtedness incurred by Nextel Partners or its Restricted Subsidiaries permitted under the indenture which restrict or prohibit the ability of Nextel Partners to effect any repurchase required under the indenture in connection with a Change of Control.

        In the event that Nextel Partners makes an Offer to Purchase the notes, Nextel Partners intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Provision of Financial Information

        Whether or not Nextel Partners is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Nextel Partners will, for so long as any notes remain outstanding, file with the SEC copies of the annual and quarterly reports and the information, documents, and other reports that Nextel Partners would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Nextel Partners were subject thereto on or prior to the respective dates (the "Required Filing Dates") by which Nextel Partners would have been required to file such document. Nextel Partners will also, within 15 days of each Required Filing Date, transmit by mail to all holders without cost to such holders and file with the trustee, copies of the required filings. If under the Exchange Act Nextel Partners is not permitted to file such documents with the SEC, promptly upon written request of any prospective holder, Nextel Partners shall supply copies of these documents. (Section 10.16)

        In addition, Nextel Partners has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A under the Securities Act.

Merger, Sale of Assets, Etc.

        Nextel Partners shall not, in any transaction or series of related transactions:

  •
  merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person; and
  •
  permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of Nextel Partners and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless:

            (a)  either:

              (A)  if the transaction or series of transactions is a consolidation of Nextel Partners with or a merger of Nextel Partners with or into any other Person, Nextel Partners shall be the surviving Person of such merger or consolidation, or

              (B)  the Person formed by any consolidation with or merger with or into Nextel Partners, or to which the properties and assets of Nextel Partners or Nextel Partners and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Nextel Partners under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect, and

            (b)  immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing, and

            (c)  Nextel Partners or the successor entity to Nextel Partners will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period:

              (A)  have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Nextel Partners immediately preceding the transaction and

              (B)  be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the covenant described above under "—Covenants—Limitation on Consolidated Debt."

        The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary. The indenture also provides that Nextel Partners may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, Nextel Partners shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof (required under clause (a)(B) of the preceding paragraph) comply with the requirements of the indenture and an opinion of counsel. Each such Officers' Certificate shall set forth the manner of determination of Nextel Partners' compliance with clause (c) of the preceding paragraph.

        For all purposes of the indenture and the notes (including the provisions described in the two immediately preceding paragraphs and the "Limitation on Consolidated Debt" and "Restricted Subsidiaries" covenants), Subsidiaries of any successor entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Restricted Subsidiaries" covenant and all Debt of the successor entity and its Subsidiaries that was not Debt of Nextel Partners and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

        The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Nextel Partners under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes. (Sections 8.01 and 8.02)

Certain Definitions

        Set forth below is a summary of some of the definitions used in the indenture. Reference is made to the indenture for the definition of all such terms, as well as any other term used herein for which no definition is provided. (Section 1.01)

        "Acquired Debt" means Debt of a Person:

  •
  existing at the time such Person becomes a Restricted Subsidiary or assumed by Nextel Partners or a Restricted Subsidiary in connection with the acquisition of assets from such Person, and

  •
  secured by a Lien encumbering any asset of such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of the covenant described under "—Covenants—Transactions with Affiliates" only, "affiliate" shall be deemed to include, any Person owning, directly or indirectly, (i) 10% or more of the outstanding Common Stock of Nextel Partners or (ii) securities having 10% or more of the total voting power of the Voting Stock of Nextel Partners. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No individual shall be deemed to be controlled by or under common control with any specified Person solely by virtue of his or her status as an employee or officer of such specified Person or of any other Person controlled by or under common control with such specified Person.

        "Annualized Operating Cash Flow" means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

        "Asset Sale" means:

  •
  the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory and obsolete equipment in the ordinary course of business (provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nextel Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Covenants—Change of Control" and/or the provisions described above under the caption "—Covenants—Merger, Sale of Assets, Etc." and not by the provisions of the Asset Sale covenant), and

  •
  the issue or sale by Nextel Partners or its Restricted Subsidiaries of Capital Stock of any of Nextel Partners' Subsidiaries;

provided in each case, the transaction or a series of related transactions has a fair market value in excess of $5.0 million or net proceeds in excess of $5.0 million.

        The following items shall not be deemed to be Asset Sales:

  •
  a transfer of assets by Nextel Partners to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

  •
  an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

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  a Restricted Payment that is permitted by the covenant described under "—Covenants—Limitation on Restricted Payments,"

  •
  Permitted Joint Ventures and

  •
  any License Exchange.

        "Average Life" means, at any date of determination with respect to any Debt, the quotient obtained by dividing:

  •
  the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and the amount of such principal payment by

  •
  the sum of all such principal payments.

        "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days, provided that a person shall not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder and is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Nextel Partners to have been duly adopted by its Board of Directors (unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors) and to be in full force and effect on the date of such certification and delivered to the trustee.

        "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with generally accepted accounting principles and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of stock of, or other ownership interests in, such Person.

        "Change of Control" means the occurrence of any of the following events:

          (1)  any person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of Nextel Partners; provided that no Change of Control shall be deemed to occur pursuant to this clause (1) if the person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (2)  Nextel Partners consolidates with, or merges with or into, another Person other than a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than a Permitted Holder, or any Person other than a Permitted Holder consolidates with, or merges with or into, Nextel Partners, in any such event pursuant to a transaction in which the outstanding Voting Stock of Nextel Partners is converted into or exchanged for cash, securities or other property, other than any such transaction where:

            (a)  the outstanding Voting Stock of Nextel Partners is converted into or exchanged for:

              (A)  Voting Stock (other than Redeemable Stock) of the surviving or transferee Person or

              (B)  cash, securities and other property in an amount which could be paid by Nextel Partners as a Restricted Payment under the indenture, and

            (b)  immediately after such transaction no person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the surviving or transferee Person; provided that no Change of Control shall be deemed to occur pursuant to this clause (2), if the surviving or transferee Person or the person referred to in clause (2)(b) is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (3)  during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors together with:

            (a)  any directors who are members of the Board of Directors on the Closing Date,

            (b)  any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Nextel Partners was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, and

            (c)  any new directors appointed or selected by a Permitted Holder, whether pursuant to a transaction of a type described in either of the preceding paragraphs (a) and (b), pursuant to a contractual right or pursuant to a right granted under Nextel Partners' certificate of incorporation or by-laws) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (4)  the adoption of a plan relating to the liquidation or dissolution of Nextel Partners.

        Any event that would constitute a Change of Control pursuant to clause (1) or (2) above but for the exceptions thereto shall not be deemed to be a Change of Control until such time (if any) as the conditions described in such exceptions cease to have been met.

        "Closing Date" means December 4, 2001, the date on which the notes will be first issued under the indenture.

        "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by Nextel Partners for that purpose.

        "Code" means the Internal Revenue Code, as amended from time to time, and the rules and regulations thereunder.

        "Committed Capital Contribution" means the irrevocable cash commitments pursuant to those certain subscription and contribution agreements by and among Nextel Partners, Nextel WIP Corp., Motorola and the Cash Equity Investors (as defined therein), as in effect on the date of the indenture.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Consolidated Debt" means the aggregate amount of Debt of Nextel Partners and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

        "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of Nextel Partners for the most recently completed fiscal quarter of Nextel Partners for which financial statements are available.

        "Consolidated Interest Expense" of any Person means, for any period:

  •
  the aggregate interest expense and fees and other financing costs in respect of Debt (including amortization of original issue discount and non-cash interest payments and accruals),

  •
  the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with generally accepted accounting principles,

  •
  all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortizations of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and

  •
  the product of:

  •
  all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of Nextel Partners (other than Redeemable Stock) or to Nextel Partners or its Restricted Subsidiary, times

  •
  a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis in accordance with generally accepted accounting principles.

        "Consolidated Net Income" and "Consolidated Net Loss" mean, for any period, the net income or net loss, as the case may be, of Nextel Partners and its Restricted Subsidiaries for such period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles, adjusted, to the extent included in calculating such net income or net loss, as the case may be, by excluding without duplication:

  •
  any after-tax gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business,

  •
  any after-tax gains resulting from the write-up of assets and any loss resulting from the write-down of assets,

  •
  any after-tax gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt),

  •
  any foreign exchange gain or loss,

  •
  all payments in respect of dividends on shares of Preferred Capital Stock of Nextel Partners,

  •
  any other extraordinary, non-recurring or unusual items incurred by Nextel Partners or any Restricted Subsidiary,

  •
  the net income (or loss) of any Person acquired by Nextel Partners or any Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction,

  •
  all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Nextel Partners using the equity method of accounting, and

  •
  the net income (but not net loss) of any Restricted Subsidiary which is subject to any judgment, decree, order or governmental regulation which prevent the payment of dividends or the making of distributions to Nextel Partners but only to the extent of such restrictions.

        "Consolidated Net Income (Loss)" means, for any period, Nextel Partners' Consolidated Net Income or Consolidated Net Loss for such period, as applicable.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to Nextel Partners, no effect shall be given to adjustments following the Closing Date to the accounting books and records of Nextel Partners in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Nextel Partners by another Person.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Nextel Partners, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of Nextel Partners in accordance with generally accepted accounting principles; provided, however, that "Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Nextel Partners or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Credit Facility" means any credit facility (whether a term or revolving type or both, including the New Credit Facility) or letter of credit facility of the type customarily entered into with banks or any Hedging Agreement (as defined), between Nextel Partners and/or any of its Restricted Subsidiaries, on the one hand, and any banks or other lenders or affiliates thereof, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facility), which credit facility is designated by Nextel Partners as a "Credit Facility" for purposes of the indenture, and shall include all such credit facilities in existence on the Closing Date whether or not so designated.

        "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1)  every obligation of such Person for money borrowed, including without limitation, in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses relating thereto,

          (2)  every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3)  every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4)  every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (5)  every Capital Lease Obligation of such Person,

          (6)  the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination plus accrued but unpaid dividends,

          (7)  every obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, "Hedging Agreements"), and

          (8)  every obligation of the type referred to in clauses (1) through (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, Guarantor or otherwise.

        The amount of Debt of any Person issued with original issue discount is the face amount of such Debt less the unamortized portion of the original issue discount of such Debt at the time of its issuance as determined in conformity with generally accepted accounting principles, and money borrowed at the time of the Incurrence of any Debt in order to pre-fund the payment of interest on such Debt shall be deemed not to be "Debt." The amount of Debt represented by an obligation under an agreement referred to in clause (7) shall be equal to:

  •
  zero if such obligation has been Incurred under clause (5)(b) of the definition of Permitted Debt and

  •
  the notional amount of such obligation if it is not so incurred.

        "Default" means an event that is, or after notice or passage of time, or both, would be, an Event of Default.

        "Default Amount" means, in respect of any note 100% of the principal amount payable in respect of the note at the Stated Maturity thereof.

        "Directed Investment" by Nextel Partners or any of its Restricted Subsidiaries means any Investment for which the cash or property used for such Investment is received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) on or after February 24, 2000 of shares of its Capital Stock (other than any of the Preferred Stock), or any options, warrants or other rights to purchase such Capital Stock (other than any of the Preferred Stock) designated by Nextel Partners' Board of Directors as a "Directed Investment" to be used for one or more specified investments in the telecommunications business (including related activities and services) and is so designated and used at any time within 365 days after the receipt thereof; provided that the aggregate amount of any such Directed Investments may not at any time exceed fifty percent (50%) of the aggregate amount of such cash or property received by Nextel Partners on or after the date of the indenture from any such issuance and sale or capital contribution; and provided further that any proceeds from any such issuance or sale may not be used for such an Investment if such proceeds were, prior to being designated for use as a Directed Investment, used to make a Restricted Payment.

        "Disinterested Director" means, with respect to any proposed transaction between Nextel Partners and an Affiliate thereof, a member of Nextel Partners' Board of Directors who is not an officer or employee of Nextel Partners, would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of Nextel Partners.

        "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

        "Exchange Securities" means the new securities of Nextel Partners that may be exchanged for the notes pursuant to a registration rights agreement.

        "Fair Market Value" means, for purposes of clause (1) of the "Limitation on Consolidated Debt" covenant, the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by Nextel Partners' Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, provided that:

  •
  the Fair Market Value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

  •
  in the event the aggregate Fair Market Value of any other property received by Nextel Partners exceeds $10 million, the Fair Market Value of such property shall be determined in good faith by Nextel Partners' Board of Directors, including a majority of the Disinterested Directors who are then members of such Board of Directors, which determination shall be conclusive if evidenced by a Board Resolution.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person to:

  •
  purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

  •
  purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

  •
  maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that the accretion of original issue discount on Debt shall not be deemed to be an Incurrence of Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of Nextel Partners shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

        "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person or the designation of a Subsidiary as an Unrestricted Subsidiary; provided that a transaction will not be an Investment to the extent it involves:

  •
  the issuance or sale by Nextel Partners of its Capital Stock (other than Redeemable Stock), including options, warrants or other rights to acquire such Capital Stock (other than Redeemable Stock),

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  a transfer, assignment or contribution by Nextel Partners of shares of Capital Stock (or any options, warrants or rights to acquire Capital Stock), or all or substantially all of the assets of, any Unrestricted Subsidiary of Nextel Partners to another Unrestricted Subsidiary of Nextel Partners, or

  •
  extensions of trade credit by Nextel Partners and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business and consistent with their normal practice.

        "Investment Grade" means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody's.

        "Itemized Executive" means any of the following individuals: (i) John Chapple; (ii) John Thompson; (iii) David Thaler; (iv) David Aas; (v) Perry Satterlee; and (vi) Mark Fanning.

        "License Exchange" means:

  •
  any exchange of Licenses between Nextel Partners and Nextel or any Affiliates of Nextel which Nextel Partners' Board of Directors determines in good faith, on the date of such exchange, are, in the aggregate, of at least equivalent value; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $25.0 million, or

  •
  any transaction pursuant to which Nextel Partners transfers certain of its Licenses to Nextel or any Affiliates of Nextel in exchange for Licenses from a third party, the purchase price for which was funded by Nextel or any Affiliates of Nextel; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $25.0 million.

        "Licenses" means SMR licenses granted by the FCC that entitle the holder to use the radio channels covered thereby, subject to compliance with FCC rules and regulations, in connection with the SMR business.

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Liquidated Damages" means all liquidated damages then owing pursuant to section 5 of the registration rights agreement.

        "Marketable Securities" means:

          (1)  securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year;

          (2)  time deposits and certificates of deposit, having maturities of not more than six months from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having outstanding long-term debt rated A or better (or the equivalent thereof) by S&P or Aaa or better (or the equivalent thereof) by Moody's;

          (3)  commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's, and in each case maturing within one year;

          (4)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above; and

          (5)  investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4).

        "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by Nextel Partners by a written notice given to the trustee.

        "Net Proceeds" means the aggregate cash proceeds received by Nextel Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

  •
  the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, appraisal, investment banking fees, and sales and brokerage commissions),

  •
  any relocation expenses incurred as a result thereof,

  •
  taxes paid or payable as a result thereof,

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  amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale,

  •
  amounts required to be paid in order to obtain a necessary consent to such Asset Sale,

  •
  distributions made to minority interest holders, based on their pro rata ownership, in Subsidiaries or Permitted Joint Ventures of such Person as a result of an Asset Sale by such Subsidiaries or Permitted Joint Ventures, and

  •
  appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets that are the subject thereof, as the case may be, after such Asset Sale, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, in each case, as conclusively determined by the board of directors of such Person.

        "New Credit Facility" means that certain credit agreement, dated as of January 29, 1999, as amended and restated in September 1999, and further amended on March 10, 2000 and January 25, 2001 by and among a subsidiary of Nextel Partners and a syndicate of banks and other financial institutions led by Credit Suisse First Boston, as arranger, Credit Suisse First Boston, as syndication agent and the Bank of Montreal, as administrative agent, governing a $175.0 million term loan facility, a $150 million term loan facility and a $100.0 million revolving credit facility, and Hedging Agreements with Persons that were lenders under the New Credit Facility (or were affiliates of such lenders) at the time such Hedging Agreements were entered into, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, Hedging Agreements and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders and irrespective of any changes in the terms and conditions thereof.

        "Offer to Purchase" means a written offer (the "Offer") sent by Nextel Partners by first class mail, postage prepaid, to each holder at the address appearing in the security register maintained by the trustee (the "Security Register") on the date of the Offer offering to purchase the notes at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 45 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Expiration Date. Nextel Partners will notify the trustee at least 15 days (or such shorter period as is acceptable to the trustee), prior to the mailing of the Offer of Nextel Partners' obligation to make an Offer to Purchase, and the Offer will be mailed by Nextel Partners or, at Nextel Partners' request, by the trustee, in the name and at the expense of Nextel Partners. The Offer will contain information concerning the business of Nextel Partners and its Subsidiaries which, at a minimum, will include:

          (1)  the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the indenture (which requirements may be satisfied by delivery of such documents together with the Offer),

          (2)  a description of material developments in Nextel Partners' business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Nextel Partners to make the Offer to Purchase),

          (3)  if required under applicable law, pro forma financial information concerning, among other things, the Offer to Purchase and the events requiring Nextel Partners to make the Offer to Purchase and

          (4)  any other information required by applicable law to be included therein.

        The Offer will contain all instructions and materials necessary to enable such holders to tender their notes pursuant to the Offer to Purchase.

        The Offer shall also state:

  •
  the section of the indenture pursuant to which the Offer to Purchase is being made;

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  the Expiration Date and the Purchase Date;

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  the aggregate principal amount of the outstanding notes offered to be purchased by Nextel Partners pursuant to the Offer to Purchase (the "Purchase Amount");

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  the purchase price to be paid by Nextel Partners for each $1,000 principal amount of notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

  •
  that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of notes tendered must be tendered in an integral multiple of $1,000 of principal amount;

  •
  the place or places where the notes are to be surrendered for tender pursuant to the Offer to Purchase;

  •
  that interest, if any, on any notes not tendered or tendered but not purchased by Nextel Partners pursuant to the Offer to Purchase will continue to accrue;

  •
  that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase;

  •
  that each holder electing to tender notes pursuant to the Offer to Purchase will be required to surrender such notes at the place or places Nextel Partners or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Nextel Partners and the trustee duly executed by the holder thereof or his attorney duly authorized in writing);

  •
  that holders will be entitled to withdraw all or any portion of the notes tendered if Nextel Partners (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes the holder tendered, the certificate number of the notes the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  •
  that Nextel Partners will purchase all such notes duly tendered and not withdrawn pursuant to the Offer to Purchase; and

  •
  that in the case of any holder whose notes are purchased only in part, Nextel Partners will execute, and the trustee will authenticate and deliver to the holder of such notes without service charge, new notes of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the notes so tendered.

        Any Offer to Purchase will be governed by and effected in accordance with the Offer for such Offer to Purchase.

        "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of Nextel Partners, and delivered to the trustee.

        "Operating Cash Flow" means, for any fiscal quarter:

  •
  Nextel Partners' Consolidated Net Income (Loss) plus depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, plus

  •
  all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio:

            (A)  any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

            (B)  any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter, and

            (C)  if Nextel Partners or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed (including through termination or discontinuance of activities constituting such operating business) of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter and may give effect to projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Regulation S-X of the Securities Act and evidenced by:

              (x)  in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the trustee, and

              (y)  in the case of cost reductions of $10.0 million or more, a resolution of Nextel Partners' Board of Directors set forth in an Officers' Certificate delivered to the trustee.

        "Paying Agent" means any Person authorized by Nextel Partners to pay the principal of (and premium, if any) or interest on any notes on behalf of Nextel Partners.

        "Permitted Debt" means:

          (1)  any Debt (including Guarantees thereof) outstanding on the Closing Date (including the notes originally issued on the Closing Date) and any accretion of original issue discount and accrual of interest with respect to such Debt;

          (2)  any additional Debt outstanding under a Credit Facility in aggregate principal amount at any one time outstanding under this clause not to exceed $325.0 million in the aggregate for all such credit facilities, less permanent repayments of Debt under such Credit Facilities made by Nextel Partners or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption "Asset Sales";

          (3)  any Vendor Financing Debt in an aggregate principal amount outstanding at any time not to exceed $100.0 million;

          (4)  Debt to Nextel Partners or to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to Nextel Partners or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Debt not permitted by this clause;

          (5)  Debt:

            (a)  in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business,

            (b)  under foreign currency hedge, foreign currency exchange, interest rate swap or similar agreements; provided that such agreements:

              (A)  are designed solely to protect Nextel Partners or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

              (B)  do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

            (c)  arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Nextel Partners or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Nextel Partners or any Restricted Subsidiary in connection with such disposition;

          (6)  renewals, refundings or extensions of any Debt referred to in clause (1) or (3) above or (8) below or Incurred pursuant to clause (2) under the caption "Covenants—Limitation on Consolidated Debt" and any renewals, refundings or extensions thereof, plus:

            (a)  the amount of any premium reasonably determined by Nextel Partners as necessary to accomplish such renewal, refunding or extension and

            (b)  such other fees and expenses of Nextel Partners reasonably incurred in connection with the renewal, refunding or extension, provided that such renewal, refunding or extension shall constitute Permitted Debt only:

              (A)  to the extent that it does not result in an increase in the aggregate principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of such Debt (except as permitted by paragraphs (a) or (b) above), and

              (B)  to the extent such renewed, refunded or extended Debt does not have a mandatory redemption date prior to the mandatory redemption date of the Debt being renewed, refunded or extended or have an Average Life shorter than the remaining Average Life of the Debt being renewed, refunded or extended;

          (7)  Debt payable solely in, or mandatorily convertible into, Capital Stock (other than Redeemable Stock) of Nextel Partners;

          (8)  all new notes issued pursuant to the terms of the registration rights agreement for the notes;

          (9)  Debt (in addition to Debt permitted under clauses (1) through (8) above) in an aggregate principal amount outstanding at any time not to exceed $50.0 million.

        In the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness specified in the above clauses (1) through (9), Nextel Partners shall have the right, at any time in its sole discretion, to classify such item as one of the types and shall only be required to include such item under the clause permitting such Indebtedness as so classified.

        "Permitted Distribution" of a Person means:

  •
  the exchange by such Person of Capital Stock (other than Redeemable Stock) for outstanding Capital Stock; and

  •
  the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Nextel Partners that is subordinate in right of payment to the notes, in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, either:

            (a)  Capital Stock of Nextel Partners (other than Redeemable Stock) or

            (b)  Debt of Nextel Partners that is subordinate in right of payment to the notes on subordination terms no less favorable to the holders of the notes in their capacities as such than the subordination terms (or other arrangement) applicable to the Debt that is redeemed, repurchased, defeased or otherwise acquired or retired for value, provided that, such new Debt does not mature prior to the Stated Maturity or have a mandatory redemption date prior to the mandatory redemption date of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value or have an Average Life shorter than the remaining Average Life of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value.

        "Permitted Holder" means each of:

          (1)  Nextel Communications, Inc., and any entity or entities controlled by, directly or indirectly, Nextel Communications, Inc.

          (2)  Craig O. McCaw and any entity or entities:

            (A)  controlled, directly or indirectly, by Craig O. McCaw or the estate of Craig O. McCaw and

            (B)  a majority of the equity interests of which are owned, directly or indirectly, by Craig O. McCaw and his family, his brothers and estates of, or trusts for the primary benefit of, the foregoing persons,

          (3)  Motorola, Inc.,

          (4)  DLJMB, and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing, and

          (5)  any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clauses (1) through (4) of this definition.

        "Permitted Investment" means any Investment in Marketable Securities or a Permitted Joint Venture.

        "Permitted Joint Venture" means any joint venture entered into by Nextel Partners or any of its Restricted Subsidiaries with a third party:

  •
  for the purpose of financing the acquisition or lease of telecommunications towers for use in the Nextel Partners' markets; provided that the aggregate value of all assets contributed by Nextel Partners or any of its Restricted Subsidiaries to any joint venture pursuant to this clause shall not exceed $15.0 million (as determined in good faith by Nextel Partners' Board of Directors) or

  •
  in which Nextel Partners or any of its Restricted Subsidiaries: is responsible for the managerial control of such joint venture and owns at least 40% of the outstanding Capital Stock of such joint venture; provided that such joint venture, together with all other Permitted Joint Ventures described in this clause, does not cover or service more than 10% of the POPs (computed by including only a percentage of the total POPs equal to Nextel Partners' percentage ownership in that joint venture) covered by Nextel Partners at the date of determination (as determined in good faith by the board of directors).

        "Permitted Liens" means:

          (1)  Liens securing Debt or other monetary obligations under a Credit Facility to the extent the principal amount of such obligations was permitted by the terms of the indenture to be Incurred;

          (2)  Liens in favor of Nextel Partners or a Wholly Owned Restricted Subsidiary;

          (3)  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nextel Partners or any Subsidiary of Nextel Partners; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nextel Partners;

          (4)  Liens on property existing at the time of acquisition thereof by Nextel Partners or any Subsidiary of Nextel Partners, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the definition of "Permitted Debt";

          (7)  Liens existing on the date of the indenture;

          (8)  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required to be in conformity with generally accepted accounting principles shall have been made therefor;

          (9)  Liens (including zoning restrictions, servitudes, easements and rights-of-way) incurred in the ordinary course of business of Nextel Partners or any Subsidiary that:

            (a)  are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and

            (b)  do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Nextel Partners or such Subsidiary;

        (10)  Liens of a lessor under a lease (other than a capitalized lease);

        (11)  Liens not otherwise permitted by the foregoing clauses (1) through (7) securing Debt in an aggregate amount not to exceed 5% of Nextel Partners' consolidated tangible assets; and

        (12)  Liens to secure Debt incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (3), (4), (5) or this clause (12) so long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of Debt so secured is not increased except as otherwise permitted by the indenture.

        "Permitted Transaction" means:

  •
  any transaction pursuant to written agreements existing on the Closing Date and described in or incorporated by reference into this offering circular,

  •
  any transaction or transactions with any vendor or vendors (other than Motorola) of property or materials used in the telecommunications business (including related activities and services) of Nextel Partners or any Restricted Subsidiary, provided such transactions are in the ordinary course of business and such vendor does not beneficially own more than 10% of the voting power of the Voting Stock of Nextel Partners,

  •
  any amendment, modification or other change to the purchase agreement between Nextel Partners and Motorola, dated as of January 29, 1999 and as amended on September 9, 1999, or any other similar agreement with Motorola that has been approved by a majority of the Disinterested Directors of Nextel Partners,

  •
  agreements and transactions contemplated by the joint venture agreement entered into by and among Nextel Partners and Nextel and their respective Subsidiaries as of January 29, 1999, as amended,

  •
  any License Exchange, and

  •
  any issuance of equity by Nextel Partners (other than Redeemable Stock).

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "POP" means the population equivalents as estimated by Nextel Partners by extrapolation from the 1990 or 2000 U.S. Census and other publicly available information.

        "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Preferred Stock" means Nextel Partners' Series B redeemable preferred stock.

        "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms or otherwise is:

          (1)  required to be redeemed prior to the Stated Maturity of the notes,

          (2)  redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the notes, or

          (3)  convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant described herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Nextel Partners' repurchase of such notes as are required to be repurchased pursuant to the covenant described under the caption "Change of Control."

        "Required Consent" means except as otherwise expressly provided in the indenture with respect to matters requiring the consent of each holder of notes affected thereby, the consent of holders of not less than a majority in aggregate principal amount at Stated Maturity of the notes.

        "Restricted Subsidiary" means any Subsidiary of Nextel Partners, whether existing on the Closing Date or created subsequent thereto, designated from time to time by the Board of Directors as (or otherwise deemed to be) a "Restricted Subsidiary" in accordance with the covenant described under the caption "Restricted Subsidiaries."

        "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto will not have been transferred to any successor Person, then "S&P" will mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that will have been designated by Nextel Partners by a written notice given to the trustee.

        "Specialized Mobile Radio" or "SMR" means a mobile radio communications system that is operated as described in this offering circular:

        "Stated Maturity," when used with respect to any Debt security or any installment of interest thereon, means the date specified in such Debt security as the fixed date on which the principal of such Debt security or such installment of interest is due and payable.

        "Subsidiary" of any Person means:

  •
  a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

  •
  any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Total Common Equity" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Change of Control"), the product of:

          (1)  the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and

          (2)  the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

        If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

        "Total Invested Capital" means at any time of determination, the sum of, without duplication:

  •
  the total amount of equity contributed to Nextel Partners as of January 29, 1999 (being $183.2 million), plus

  •
  the aggregate net cash proceeds received by Nextel Partners from capital contributions or the issuance or sale of Capital Stock (other than Redeemable Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock)), including cash payments under the Committed Capital Contribution, subsequent to January 29, 1999, other than to a Restricted Subsidiary, plus

  •
  the aggregate net cash proceeds received by Nextel Partners or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after January 29, 1999 and constituting a Restricted Payment in an amount equal to the lesser of: the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

  •
  an amount equal to the Consolidated net Investment (as of the date of determination) Nextel Partners and/or any of its Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after January 29, 1999 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries," plus

  •
  Consolidated Debt,

  minus

  •
  the aggregate amount of all Restricted Payments declared or made on or after January 29, 1999.

        "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

        "Trustee" means the trustee under the indenture.

        "U.S. Government Obligation" means:

  •
  any security which is: a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

  •
  any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

        "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries."

        "Vendor Financing Debt" means any Debt owed to:

  •
  a vendor or supplier of any property or materials used by Nextel Partners or its Restricted Subsidiaries in their telecommunications business,

  •
  any Affiliate of such a vendor or supplier,

  •
  any assignee of such a vendor, supplier or Affiliate of such a vendor or supplier, or

  •
  a bank or other financial institution that has financed or refinanced the purchase of such property or materials from such a vendor, supplier, Affiliate of such a vendor or supplier or assignee of such a vendor or supplier; provided that the aggregate amount of such Debt does not exceed the sum of: the purchase price of such property or materials (including transportation, installation, warranty and testing charges, as well as applicable taxes paid, in respect of such property or materials), the cost of design, development, site acquisition and construction, any interest or other financing costs accruing or otherwise payable in respect of the foregoing, and the cost of any services provided by such vendor, supplier or Affiliate of such vendor or supplier.

        "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        "Wholly Owned Restricted Subsidiary" of Nextel Partners means a Restricted Subsidiary all of the outstanding Capital Stock of which (other than directors' qualifying shares) is at the time owned by Nextel Partners or by one or more Wholly Owned Restricted Subsidiaries or by Nextel Partners and one or more Wholly Owned Restricted Subsidiaries.

Events of Default

        The following will be Events of Default under the indenture:

          (1)  failure to pay principal of (or premium, if any, on) any notes when due;

          (2)  failure to pay any interest on any notes when due, continued for 30 days;

          (3)  default in the payment of principal and interest on notes required to be purchased pursuant to an Offer to Purchase as described under "Covenants—Change of Control" when due and payable, or failure to make an Offer to Purchase as required thereunder;

          (4)  failure to perform or comply with the provisions described under "Covenants—Merger, Sales of Assets, Etc.";

          (5)  failure to perform any other covenant or agreement of Nextel Partners under the indenture or the notes continued for 60 days after written notice to Nextel Partners by the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes;

          (6)  failure to pay when due the principal of, or acceleration of, any Debt of Nextel Partners or any Restricted Subsidiary having an outstanding principal amount of at least $25 million, individually or in the aggregate;

          (7)  the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against Nextel Partners or any Restricted Subsidiary in an aggregate amount in excess of $25 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

          (8)  certain events of bankruptcy, insolvency or reorganization affecting Nextel Partners or any Restricted Subsidiary. (Section 5.01)

        Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. (Section 6.03) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse, however, to follow any direction that the trustee, in its sole discretion, determines may be in conflict with any rule of law or with the indenture. (Section 5.12)

        If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may accelerate the maturity of all notes by a notice in writing to Nextel Partners; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (8) above occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. (Section 5.02) For information as to waiver of defaults, see "Modification and Waiver."

        No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing Event of Default and unless also the holders of a majority in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.07) However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note. (Section 5.08)

        The indenture provides that if a Default occurs and is continuing, generally the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; provided, however, that in the case of any default of a character specified in clause (5) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. (Section 6.02)

        Nextel Partners will be required to furnish to the trustee annually a statement as to the performance by Nextel Partners of certain of its obligations under the indenture and Nextel Partners is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default. (Section 10.17)

Satisfaction and Discharge of the Indenture

        If:

          (a)  Nextel Partners will have paid or caused to be paid the principal of and premium, if any, and interest on the notes as and when the same will have become due and payable or all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation.

          (b)  Nextel Partners has paid all other sums payable by it under the indenture; and

          (c)  Nextel Partners has delivered an officers' certificate and opinion of counsel stating that all conditions have been met,

  the indenture will cease to be of further effect as to all outstanding notes except as to:

            (1)  rights of registration of transfer and exchange and Nextel Partners' right of optional redemption,

            (2)  substitution of apparently mutilated, defaced, destroyed, lost or stolen notes,

            (3)  rights of holders to receive payment of principal of and premium, if any, and interest on the notes,

            (4)  rights, obligations and immunities of the trustee under the indenture, and

            (5)  rights of the holders of the notes as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them). (Section 4.01)

Defeasance

        The indenture will provide that, at the option of Nextel Partners:

          (1)  if applicable, Nextel Partners will be discharged from any and all obligations in respect of the outstanding notes or

          (2)  if applicable, Nextel Partners may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the indenture and the notes, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of each installment of interest, if any, on the outstanding notes. With respect to clause (2), the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect.

        Such trust may only be established if, among other things:

          (a)  with respect to clause (1), Nextel Partners has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; or, with respect to clause (2), Nextel Partners has delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur;

          (b)  no Default or Event of Default will have occurred or be continuing;

          (c)  the deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

          (d)  certain other customary conditions precedent are satisfied. (Section 12.04)

Modification and Waiver

        Modifications and amendments of the indenture may be made by Nextel Partners and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

  •
  change the due date of the principal of, or any installment of interest on, any note;
  •
  reduce the principal amount of, or the premium or interest on, any note;
  •
  reduce the Default Amount that would be due and payable on acceleration of the notes;
  •
  change the place or currency of payment of principal of, or premium or interest on, any note;
  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;
  •
  waive a default in the payment of, or the premium or interest on, any note;
  •
  reduce the above stated percentage of outstanding notes necessary to modify or amend the indenture;
  •
  reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or
  •
  following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the indenture in a manner materially adverse to the holders of the notes. (Section 9.02)

        Notwithstanding the foregoing, without the consent of any holder of notes, Nextel Partners and the trustee may amend or supplement the indenture or the notes:

  •
  to cure any ambiguity, defect or inconsistency,
  •
  to provide for the assumption of Nextel Partners' obligations to holders of notes in the case of a merger or consolidation,
  •
  to make any change that would provide any additional rights or benefits to holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or

  •
  to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.01)

        The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by Nextel Partners with certain restrictive provisions of the indenture. (Section 10.18) Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase. (Section 5.13)

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Nextel Partners, as such, will have any liability for any obligations of Nextel Partners under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Governing Law

        The indenture and the notes will be governed by the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 6.01)

        The indenture and provisions of the Trust Indenture Act, incorporated by reference in the indenture, contain limitations on the rights of the trustee, should it become a creditor of Nextel Partners, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Nextel Partners or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 6.08 and 6.13)

Book-Entry; Delivery and Form

        The new notes initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

        Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking ("Clearstream")), which may change from time to time.

        The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See "—Transfers of Interests in Global Notes for Certificated Notes."

        Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depositary Procedures

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

        DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchaser, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

        Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "—Transfers of Interests in Global Notes for Certificated Notes."

        Except as described in "—Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

        Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither us, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

        DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or us. Neither us nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

        The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and UK time for Clearstream). Indirect Participants who hold interest in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's or Clearstream's Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See "—Transfers of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Initial Purchaser or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Transfers of Interests in Global Notes for Certificated Notes

        An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related notes.

        Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

        In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless we determine otherwise in compliance with applicable law.

        Neither we nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Transfers of Certificated Notes for Interests in Global Notes

        Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "Notice to Investors."

Same Day Settlement and Payment

        The indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

DESCRIPTION OF OTHER INDEBTEDNESS

14% Senior Discount Notes

        In January 1999, we sold $800 million aggregate principal amount at maturity 14% senior discount notes due February 1, 2009. The senior discount notes were issued at a discount to their aggregate principal amount at maturity and generated aggregate gross proceeds to us of approximately $406 million. In July 1999 the senior discount notes were exchanged by us for registered notes having the same financial terms and covenants as the senior discount notes issued in January 1999. The senior discount notes accrete in value representing the amortization of original issue discount at a rate of 14%, compounded semiannually, to an aggregate principal amount of $800 million by February 1, 2004. Cash interest will not accrue on the senior discount notes prior to February 1, 2004. On April 18, 2000, we redeemed 35% of the aggregate accreted value of those notes at a price equal to 114% of the aggregate accreted value with a portion of the proceeds from our recent initial public equity offering in accordance with the terms thereof. As of December 31, 2001, the accreted value of the outstanding 14% senior discount notes was approximately $392.3 million.

        The senior discount notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  will mature on February 1, 2009; and

  •
  bear interest at the rate of 14% per annum, which interest is to be paid semi-annually on February 1 and August 1 of each year, commencing August 1, 2004.

        We may redeem the senior discount notes, in whole or in part, at any time on or after February 1, 2004. If we choose this optional redemption, we are required to redeem the senior discount notes at the redemption prices set forth below, plus an amount in cash equal to all accrued and unpaid interest and liquidated damages, if any, to the redemption date:

Year	Redemption Price (expressed as percentages of the principal amount at maturity of the notes)
2004	107.000%
2005	104.667%
2006	102.333%
2007 and thereafter	100.000%

        In the indenture relating to the senior discount notes, we agreed to certain restrictions that limit our and our subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends, acquire our shares, make certain investments or redeem outstanding debt which is subordinate in right of payment to the senior discount notes;

  •
  designate unrestricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  engage in any business other than telecommunications;

  •
  create liens;

  •
  pay dividends, make loans or advances to our subsidiaries or transfer any of our property or assets to our subsidiaries;

  •
  issue or sell shares of capital stock of our subsidiaries; and

  •
  sell assets.

        In addition, in the event of a change of control as defined in the indenture relating to the senior discount notes, each holder of senior discount notes will have the right to require us to repurchase all or part of such holder's senior discount notes at a price equal to 101% of the accreted value plus any liquidated damages to any purchase date prior to February 1, 2004 or 101% of the aggregate principal amount of the senior discount notes, plus accrued and unpaid interest and any liquidated damages to any purchase date after February 1, 2004.

        Events of default under the indenture relating to the senior discount notes include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on, any senior discount note when due;

  •
  the failure to pay any interest on any senior discount note when due, such failure continuing for 30 days;

  •
  the default in the payment of principal and interest on senior discount notes required to be purchased; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the senior discount notes may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding senior discount notes will automatically become immediately due and payable.

11% Senior Notes

        On March 10, 2000, we issued $200 million of 11% senior notes due 2010, and on July 27, 2000, we issued an additional $200 million of 11% senior notes, each in a private placement. We subsequently exchanged all of the March 2000 and July 2000 notes for registered notes having the same financial terms and covenants as the privately placed notes.

        The senior notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  will mature on March 15, 2010; and

  •
  bear interest at the rate of 11% per annum, which interest is to be paid semi-annually on March 15 and September 15 of each year, commencing September 15, 2000.

        We may redeem the senior notes, in whole or in part, at any time on or after March 15, 2005. If we choose this optional redemption, we are required to redeem the senior notes at the redemption prices set forth below, plus an amount in cash equal to all accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on March 15 of each of the years set forth below.

Year	Redemption Price (expressed as percentages of the principal amount at maturity of the notes)
2005	105.5000%
2006	103.6667%
2007	101.8333%
2008 and thereafter	100.0000%

        Prior to March 15, 2003, we may redeem up to 35% of the senior notes at a redemption price of 111.0% of the face value of the senior notes on the redemption date, plus liquidated damages, if any, to the redemption date if:

  •
  we receive net proceeds of at least $75 million from one or more sales of our capital stock, other than redeemable stock, prior to March 15, 2003;

  •
  at least 65% of the aggregate face value of the senior notes originally issued remain outstanding immediately after the redemption; and

  •
  the redemption occurs within 60 days of such sale.

        In the indenture relating to the senior notes, we agreed to certain restrictions that limit our and our subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends, acquire our shares, make certain investments or redeem outstanding debt which is subordinate in right of payment to the senior notes;

  •
  designate unrestricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  engage in any business other than telecommunications;

  •
  create liens;

  •
  pay dividends, make loans or advances to our subsidiaries or transfer any of our property or assets to our subsidiaries;

  •
  issue or sell shares of capital stock of our subsidiaries; and

  •
  sell assets.

        In addition, in the event of a change of control as defined in the indenture relating to the senior notes, each holder of senior notes will have the right to require us to repurchase all or part of such holder's senior notes at a price equal to 101% of the aggregate principal amount of the senior notes repurchased, plus accrued and unpaid interest and any liquidated damages on the senior notes repurchased to the date of purchase.

        Events of default under the indenture relating to the senior notes include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on, any senior note when due;

  •
  the failure to pay any interest on any senior note when due, such failure continuing for 30 days;

  •
  the default in the payment of principal and interest on senior notes required to be purchased; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the senior notes may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding senior notes will automatically become immediately due and payable.

Description of Credit Facility

        Nextel Partners Operating Corp., one of our wholly owned subsidiaries, entered into a credit facility in January 1999 with a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent, and Bank of Montreal, as administrative agent. This credit facility was amended and restated in September 1999, and further amended on March 10, 2000 and January 25, 2001. The credit facility, as amended, includes a $175 million term loan, a $150 million term loan and a $100 million reducing revolving credit facility. Subject to Nextel Partners Operating Corp.'s right in the future to seek an increase of up to an additional $50 million, the credit facility may not exceed $425 million. The $175 million term loan matures on January 29, 2008, and the $150 million term loan matures on July 29, 2008. The revolving credit facility will terminate on January 29, 2007. As of December 31, 2001, $175 million was outstanding under the $175 million term loan, $150 million was outstanding under the $150 million term loan and no amounts were outstanding under the $100 million revolving credit facility. On February 5, 2002, we closed the transaction to amend our existing $150 million credit facility to provide for an additional $50 million term loan.

        The $175 million and the $150 million term loans both bear interest, at our option, at the administrative agent's alternate base rate or reserve-adjusted London Interbank Offering Rate ("LIBOR") plus, in each case, applicable margins. The applicable margin for the $175 million term loan is 4.75% over LIBOR and 3.75% over the base rate of the higher of 0.5% per annum above the latest federal funds rate or the prime rate. The applicable margin for the $150 million term loan is 4.25% over LIBOR and 3.25% over the base rate. For the revolving credit facility, the initial applicable margin is 4.25% over LIBOR and 3.25% over the base rate until consolidated EBITDA, as adjusted, is positive, at which time the applicable margin will be initially 4.0% over LIBOR and 3.0% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA, as adjusted, and will range between 2.25% and 3.75% over LIBOR and between 1.25% and 2.75% over the base rate. As of December 31, 2001, the interest rates on the $175 million term loan and the $150 million term loan were 6.65% and 6.36%, respectively.

        We pay a commitment fee calculated at a rate equal to 2.0% per annum, calculated on the daily average unused commitment under the revolving credit facility, whether or not then available. Such fee is payable quarterly in arrears. The commitment fee is subject to reduction based on utilization of the revolving credit facility.

        The term loans are subject to mandatory prepayment:

  •
  with 100% of the net cash proceeds from the issuance of debt, subject to exceptions;

        with 100% of the net cash proceeds of asset sales, subject to exceptions;

  •
  after December 31, 2002, with 50% of Nextel Partners Operating Corp.'s excess earnings over interest expense, taxes, capital expenditures, payments made in connection with the credit facility, and other adjustments; and

  •
  after January 29, 2004, with 50% of the net cash proceeds from the issuance of equity by us.

        Nextel Partners Operating Corp.'s obligations under the credit facility are secured by:

  •
  a first-priority lien on all property and assets, tangible and intangible, of the borrower and its subsidiaries, including accounts receivable, inventory, equipment, intellectual property, general intangibles, cash and proceeds of the foregoing; and

  •
  a first-priority pledge of its capital stock and the stock of its current and future subsidiaries, including the subsidiary holding our FCC licenses.

        Our other subsidiaries have guaranteed the obligations of Nextel Partners Operating Corp. under the credit facility.

        The credit facility contains customary covenants and restrictions on our and our subsidiaries' ability to engage in certain activities, including but not limited to:

  •
  limitations on the incurrence of liens and indebtedness;

  •
  restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments; and

  •
  severe restrictions on dividends and distributions on, and redemptions and repurchases of, capital stock, and other similar distributions.

        In addition, Nextel Partners Operating Corp. is required to comply with specified financial ratios and tests, including:

  •
  certain defined ratios of senior debt and total debt to EBITDA as adjusted;

  •
  a minimum interest coverage ratio;

  •
  a minimum fixed charge coverage ratio;

  •
  a maximum leverage ratio; and

  •
  minimum service revenues, subscriber units and covered population equivalents.

        As of December 31, 2001, Nextel Partners Operating Corp. was in compliance with all of its required covenants.

        The credit facility contains customary events of default, including defaults relating to payments, breach of representations, warranties and covenants, cross-defaults and cross-acceleration to other indebtedness, bankruptcy and insolvency, judgments, and actual or asserted invalidity of security, as well as, among others, events of default relating to:

  •
  the change of control of us or Nextel Partners Operating Corp.;

  •
  the early termination of our right to use the Nextel brand name or right to acquire equipment incorporating iDEN technology;

  •
  the termination of, revocation of, or failure to renew by the FCC of licenses material to our business;

  •
  the early termination or failure to renew of operating agreements with Nextel WIP;

  •
  certain material breaches of obligations under these operating agreements or default by Nextel WIP of certain obligations to provide agreed upon services; or

  •
  the failure of certain of our stockholders to make funding or contribution obligations in accordance with the subscription and contribution agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material United States federal income tax consequences of exchanging the old notes for the new notes, and of the ownership and disposition of the new notes. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this offering circular may affect the tax consequences described herein, possibly with retroactive effect.

        The following discusses only notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, or persons who have ceased to be United States citizens or who have ceased to be taxed as resident aliens. Holders of notes should consult their tax advisors with regard to the application of United States federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

Exchange of Notes

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event for United States federal income tax purposes because the new notes received will not differ materially from the old notes and because the exchange will occur by operation of the terms of the old notes. As a result:

  •
  no gain or loss will be realized by a holder upon receipt of a new note;

  •
  the holding period of the new note will include the holding period of the old note; and

  •
  the adjusted basis of the new note will be the same as the adjusted basis of the old note immediately before the exchange.

Holding New Notes—U.S. Holders

        This Section summarizes certain United States federal income tax consequences of the ownership and disposition of new notes, by "U.S. Holders." Unless otherwise specified, references to "notes" in this Section and in Holding New Notes—Non-U.S. Holders are to new notes. The term "U.S. Holder" refers to a person that is classified for United States federal income tax purposes as a United States person. For this purpose, a United States person includes (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States, (including the District of Columbia), or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Nothwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as a United States persons, shall also be considered U.S. Holders.

        Redemption.    As described above, the notes may be redeemed, in whole or in part, at any time on or after November 15, 2005. If we redeem some or all of the notes prior to November 15, 2007, holders of the notes will be entitled to receive a payment in excess of stated principal and interest. Under applicable Treasury Regulations relating to original issue discount ("OID"), if an issuer has an unconditional option to redeem notes early and such redemption will not minimize the yield of the notes, computation of yield and maturity of the notes is not affected by additional pre-payments. Therefore, we will not take the potential additional payment into account in determining the yield and maturity of the notes.

        Liquidated Damages.    We intend to take the position for United States federal income tax purposes that any payments of Liquidated Damages, as described above, should be taxable to a U.S. Holder as additional interest income when received or accrued, in accordance with such holder's method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the old notes, the possibility that Liquidated Damages would have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on a U.S. Holder, unless such holder explicitly discloses to the Internal Revenue Service on its tax return for the year during which it acquired the old note that it is taking a different position. However, the Internal Revenue Service may take a contrary position from that described above, which could result in a greater amount of OID accruing under the notes.

        Stated Interest.    Stated interest paid or accrued on the notes will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

        Original Issue Discount.    The notes bear OID for United States federal income tax purposes. The amount of OID on a note equals the excess of the "stated redemption price at maturity" of a note over its "issue price." The "stated redemption price at maturity" of a note will equal the sum of its principal amount plus all other payments thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or other property (other than our debt instruments) at least annually at a single fixed rate). Stated interest on the notes will be treated as "qualified stated interest." The 'issue price' of a new note will equal the first price at which a substantial amount of old notes were sold for money, excluding sales to underwriters, placement agents or wholesalers, plus any OID that has accrued with respect to the old note which it replaced, less any payments received on the old note of amounts included in the stated redemption price at maturity of the old note and any amortizable bond premium previously deducted by the holder.

        Each U.S. Holder (whether reporting on the cash or accrual method of accounting for United States federal income tax purposes) will be required to include in taxable income for any particular taxable year the portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which such U.S. Holder holds the note. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash payment to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the note at the beginning of the accrual period multiplied by the yield to maturity of the note, less the amount of any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods of amounts included in the stated redemption price at maturity of the note.

        Election to Treat All Interest as Original Issue Discount.    A U.S. Holder may elect to treat all "interest" on any note as OID and calculate the amount includable in gross income under the OID rules described above. For this purpose, "interest" includes stated and unstated interest, OID, acquisition discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the U.S. Holder acquired the old note and may not be revoked without the consent of the Internal Revenue Service.

        Amortizable Bond Premium.    If an old note was sold at a premium and the U.S. Holder's tax basis in the old note on acquisition exceeded the amount payable at maturity, such excess will generally be deductible by a U.S. Holder as amortizable bond premium over the term of the note (taking into account earlier call dates, as appropriate) under a yield to maturity formula if an election by the taxpayer under Section 171 of the Code is in effect or is made. However, under applicable Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible under Section 171 of the Code, that amount is carried forward to the next accrual period and is treated as bond premium allocable to that period.

        An election under Section 171 of the Code is available only if the notes are held as capital assets. Such election is revocable only with the consent of the Internal Revenue Service and applies to all debt obligations owned or subsequently acquired by the U.S. Holder. To the extent the excess of the issue price of the note over the amount payable at the maturity date (or earlier redemption date if appropriate) is deducted as amortizable bond premium, the U.S. Holder's tax basis in the note will be reduced.

        Market Discount.    A U.S. Holder that purchased an old note at a purchase price less than the revised issue price will be considered to have purchased the old note at a "market discount" equal to such difference. The new note for which the old note was exchanged will have market discount in the same amount. Revised issue price means the issue price of the old note, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods. Market discount, however, will be considered to be zero if less than 0.25% of the stated redemption price at maturity of a note multiplied by the number of complete years to maturity remaining after the date of its purchase. Any principal payment received by a U.S. Holder or gain realized by a U.S. Holder on disposition or retirement of a note will be treated as ordinary income to the extent that there is accrued market discount on the note (the "Gain Recharacterization Rule"). Unless a U.S. Holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the holder has held the note, including the days the holder held the old note, and the denominator of which is the number of days from the date the holder acquired the old note until its maturity. A U.S. Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a note purchased with market discount (the "Interest Deferral Rule"). Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the taxable year in which the U.S. Holder disposes of the note. If the U.S. Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the holder in that taxable year or thereafter, the Gain Recharacterization Rule and the Interest Deferral Rule described above will not apply. Such an election, once made, may not be revoked without the consent of the Internal Revenue Service.

        Sale, Retirement, Redemption or Other Taxable Disposition of Notes.    Upon the sale, retirement, redemption or other taxable disposition of a note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the note, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income), and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's tax basis in a new note will initially equal the price paid for the old note replaced by the new note, plus any OID or market discount that has been included in income with respect to the old note, less any payments received on the old note of amounts included in the stated redemption price at maturity and any amortizable bond premium that the holder has previously deducted. The tax basis of the new note will subsequently be increased by OID or market discount that has been included in income in respect of the new note and will be reduced (but not below zero) by any payments received on the new note of amounts included in the stated redemption price at maturity of the note and by any amortizable bond premium that the U.S. Holder has previously deducted with respect to the new note. Generally, any such gain or loss recognized by a U.S. Holder upon the sale, retirement, redemption or other taxable disposition of a note will be capital gain or loss (subject to the market discount rules, discussed above). In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the note is held for more than one year from the date on which the old note was acquired. The deductibility of capital losses is subject to limitation.

        Applicable High Yield Discount Obligations.    If the notes are considered to have "significant original issue discount" and if the yield to maturity on the notes equal or exceeds the sum of 5% and the "applicable Federal rate" (within the meaning of Section 1274(d) of the Code) in effect for the month in which the old notes were issued ("AFR"), the notes will be considered "applicable high yield discount obligations" within the meaning of Section 163(i) of the Code. In such a case, we will not be permitted to take a deduction for United States federal income tax purposes for OID accrued on the notes until such OID is actually paid. Moreover, to the extent that the yield to maturity of the notes exceeds the sum of 6% and such AFR, the excess (the "Dividend-Equivalent Interest") will not be deductible at any time by us for United States federal income tax purposes (regardless of whether we actually pay such Dividend-Equivalent Interest). A corporate U.S. Holder may be entitled to treat such Dividend-Equivalent Interest as a dividend to the extent of our current and accumulated earnings and profits, if any, which may then qualify for the dividends received deduction. In such event, corporate U.S. Holders should consult with their tax advisors concerning the availability of the dividends received deduction.

        Backup Withholding and Information Reporting.    In general, information reporting requirements will apply to certain payments of interest, the amount of any OID accrued, and the proceeds of certain sales of notes unless a U.S. Holder is an exempt recipient. A backup withholding tax of up to 30% will apply to such payments if a U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the Internal Revenue Service that payments to the U.S. Holder are subject to backup withholding. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against the U.S. Holder's United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

Holding New Notes—Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

        Holders of notes that are foreign partnerships or partners in foreign partnerships should consult their tax advisors regarding the United States federal income tax consequences of holding notes.

        Payment of Interest and OID.    Subject to the discussion below concerning backup withholding, stated interest and OID received or accrued with respect to the notes by any Non-U.S. Holder will not be subject to United States federal withholding tax, provided that:

          (1)  the interest or OID is not effectively connected with the conduct by such holder of a trade or business in the United States;

          (2)  such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation (within the meaning of Section 957 of the Code) related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

          (3)  the certification requirement, as described below, has been fulfilled with respect to the beneficial owner of the note.

        The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on a properly completed Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address, and such beneficial owner files such Form W-8BEN with the withholding agent. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

        The gross amounts of interest and OID paid on the notes that do not qualify for exception from withholding described above and that are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate the withholding tax and the Non-U.S. Holder properly certifies to its entitlement to such treaty benefits. If the payments of interest on a note are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, such payments will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally (and, if paid to a corporate holder, may also be subject to a 30% branch profits tax). If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the Non-U.S. Holder provides us or our paying agent with a properly completed and executed IRS Form W-8ECI.

        Sale, Exchange or Disposition of the Notes.    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless:

          (1)  such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case the holder will generally be required to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain; or

          (2)  such gain is effectively connected with the conduct by such holder of a trade or business in the United States, in which the case holder will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally (and, if recognized by a corporate holder, may be subject to a 30% branch profits tax); or

          (3)  the holder is subject to the special rules applicable to certain former citizens and residents of the United States.

        Backup Withholding and Information Reporting.    We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest or OID paid to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Under current United States federal income tax law, backup withholding tax of up to 30% will not apply to payments of interest by us or our paying agent on a note if the certifications described above under "—Payment of Interest and OID" are received, provided that we or our paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

        Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for United States federal income tax purposes a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections to the United States, then information reporting (but not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments on the sale, exchange or other disposition of a note made to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

        Non-U.S. Holder of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

            (i)  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

          (ii)  where required by law, that the purchaser is purchasing as principal and not as agent; and

          (iii)  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

        The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(a)(2) of the United States Securities Act of 1933 where securities are being offered under a U.S. private placement memorandum such as this document.

Enforcement of Legal Rights

        All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

        A purchaser of the notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

PLAN OF DISTRIBUTION

        Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

  •
  it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours,

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and

  •
  it is acquiring the new notes in the ordinary course of its business.

        A holder unable to make the above representations is referred to as a "restricted holder." A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

        Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. Based upon interpretations by the staff of the SEC, we believe that new notes issued through the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. We have agreed that for a period of 365 days following consummation of the exchange offer, it will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market-making or other trading activities.

        Based upon interpretations by the staff of the SEC, we believe that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account through the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

        The validity of the exchange notes offered by this prospectus will be passed on for us by Summit Law Group, PLLC. Certain other legal matters will be passed on for us by our special tax counsel, Davis Wright Tremaine LLP, Seattle, Washington.

EXPERTS

        The consolidated financial statements of Nextel Partners, Inc. and subsidiaries as of and for the years ended December 31, 2001, 2000 and 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the Operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission (File No. 000-29633) pursuant to the Exchange Act are incorporated herein by reference:

          1.    Our Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 22, 2002;

          2.    All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

        Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to Nextel Partners, Inc., Investor Relations, 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is (425) 576-3600.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nextel Partners, Inc.:

        We have audited the accompanying consolidated balance sheets of Nextel Partners, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nextel Partners, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

        As explained in Note 2 to the financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities, and effective January 1, 2000, the Company changed its method of accounting for equipment revenues, activation fees and related costs.

                      /s/ Arthur Andersen LLP

Seattle, Washington
January 25, 2002

NEXTEL PARTNERS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2000	December 31, 2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$493,552	$304,359
Short-term investments	434,794	252,926
Accounts receivable, net of allowance $1,398 and $4,068, respectively	34,912	85,129
Subscriber equipment inventory	3,146	7,115
Other current assets	17,522	9,540

Total current assets	983,926	659,069

PROPERTY, PLANT AND EQUIPMENT, at cost	583,956	968,268
Less—accumulated depreciation	(51,254)	(122,334)

Property, plant and equipment, net	532,702	845,934

OTHER NON-CURRENT ASSETS:
FCC operating licenses, net of accumulated amortization of $3,608 and $8,744, respectively	245,295	283,728
Debt issuance costs, net of accumulated amortization of $5,376 and $9,061, respectively, and other assets	28,961	30,790
Receivable from officer	2,200	2,200

Total non-current assets	276,456	316,718

TOTAL ASSETS	$1,793,084	$1,821,721

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$78,805	$71,009
Accrued expenses	39,518	54,016
Due to Nextel WIP	2,100	2,947

Total current liabilities	120,423	127,972

LONG-TERM OBLIGATIONS
Credit facility—term B and C	325,000	325,000
14% Senior discount notes due 2009	342,684	392,337
12.5% Senior notes due 2009	—	210,492
11% Senior notes due 2010	400,000	400,000
Other long-term liabilities	7,245	15,395

Total long-term obligations	1,074,929	1,343,224

Total liabilities	1,195,352	1,471,196

COMMITMENTS AND CONTINGENCIES (See Note 8)
REDEEMABLE PREFERRED STOCK, Series B redeemable 2010, par value $.001 per share, 12% cumulative annual dividend; 13,110,000 shares issued and outstanding	27,517	31,021

STOCKHOLDERS' EQUITY
Preferred stock, 100 million shares authorized but 0 is outstanding	—	—
Common stock, Class A, par value $.001 per share, 165,015,002 and 165,562,642 shares, respectively, issued and outstanding, and paid-in capital	864,706	865,807
Common stock, Class B, par value $.001 per share convertible, 79,056,228 shares issued and outstanding, and paid-in capital	163,312	163,312
Accumulated deficit	(405,773)	(697,010)
Subscriptions receivable from stockholders	(7,411)	—
Deferred compensation	(44,619)	(12,605)

Total stockholders' equity	570,215	319,504

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,793,084	$1,821,721

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL PARTNERS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(dollars in thousands, except for share amounts)

	For the Years Ended December 31,
	1999	2000	2001
REVENUES:
Service revenues (Received from Nextel WIP $8,536, $24,685 and $58,087, respectively.)	$28,136	$130,125	$363,573
Equipment revenues	4,584	5,745	13,791

Total revenues	32,720	135,870	377,364

OPERATING EXPENSES:
Cost of service revenues (Paid to Nextel WIP $4,922, $20,506 and $58,403, respectively.)	18,807	84,962	192,728
Cost of equipment revenues	10,742	26,685	59,202
Selling, general and administrative (exclusive of stock based compensation expense shown below) (Paid to Nextel WIP $2,831, $3,419 and $4,500, respectively.)	34,862	117,975	210,310
Stock based compensation	27,256	70,144	30,956
Depreciation and amortization	12,689	38,044	76,491

Total operating expenses	104,356	337,810	569,687

LOSS FROM OPERATIONS	(71,636)	(201,940)	(192,323)
Other—loss from disposal of assets		(228)
Interest expense, net	(65,362)	(102,619)	(126,096)
Interest income	24,585	63,132	32,473

LOSS BEFORE INCOME TAX PROVISION	(112,413)	(241,655)	(285,946)
Income tax provision	—	—	—

LOSS BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(112,413)	(241,655)	(285,946)
Extraordinary item—loss on early retirement of debt, net of $0 income tax	—	(23,485)	—
Cumulative effect of change in accounting principle, net of $0 income tax	—	—	(1,787)

NET LOSS	(112,413)	(265,140)	(287,733)
Manditorily redeemable preferred stock dividends	—	(5,667)	(3,504)

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(112,413)	$(270,807)	$(291,237)

LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS, BASIC AND DILUTED:
Loss before extraordinary item and cumulative accounting change	$(38.18)	$(1.21)	$(1.19)
Extraordinary item	$—	$(0.12)	$—
Cumulative effect of accounting change	$—	$—	$(0.01)

Net loss per share attributable to common stockholders	$(38.18)	$(1.33)	$(1.20)

Weighted average number of shares outstanding	2,944,218	203,783,474	242,472,070

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL PARTNERS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31,
	1999	2000	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(112,413)	$(265,140)	$(287,733)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	12,689	38,044	76,491
Amortization of debt issuance costs	2,122	3,259	3,683
Interest accretion for senior discount notes	44,496	43,128	44,852
Bond discount amortization	—	—	70
Extraordinary loss on retirement of debt	—	23,485	—
Fair value adjustments of hedges	—	—	5,181
Cumulative effect of change in accounting principle	—	—	1,787
Stock based compensation	27,256	70,144	30,956
Gain on deferred sale-leaseback	(27)	(314)	(605)
Loss on disposal of assets	—	228	—
Change in current assets and liabilities:
Accounts receivable, net	(5,626)	(27,740)	(50,217)
Subscriber equipment inventory	(342)	(1,451)	(3,969)
Other current assets	(8,194)	(9,114)	7,928
Accounts payable, accrued expenses and other liabilities	44,554	6,160	16,835
Operating advances due to/(from) Nextel WIP	(4,581)	3,283	847

Net cash used in operating activities	(66)	(116,028)	(153,894)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to officer	(2,200)	—	—
Capital expenditures	(155,220)	(318,377)	(389,875)
Change in capital expenditure related accruals	33,875	53,864	(8,736)
Proceeds from sale of assets	2,246	9,259	10,425
FCC licenses	(2,850)	(54,152)	(43,506)
Sale (purchase) of short-term investments	(239,456)	(195,338)	181,868

Net cash used in investing activities	(363,605)	(504,744)	(249,824)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	—	540,500	—
Proceeds from borrowings	731,376	400,000	210,422
Payment to redeem 14% senior discount notes	—	(191,233)	—
Exercise of warrants	—	4	—
Stock options exercised	—	142	561
Proceeds from stock issued for employee stock purchase plan	—	791	1,598
Restricted cash transfer	(175,000)	175,000	—
Proceeds from equity contributions	119,740	75,637	7,411
Return of capital to Nextel WIP	(130,900)	—	—
Equity costs	(2,638)	(31,223)	—
Debt issuance costs	(24,650)	(9,567)	(5,467)

Net cash provided by financing activities	517,928	960,051	214,525

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	154,257	339,279	(189,193)
CASH AND CASH EQUIVALENTS, beginning of year	16	154,273	493,552

CASH AND CASH EQUIVALENTS, end of year	$154,273	$493,552	$304,359

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Contribution of FCC licenses from Nextel Communications, Inc.	$8,884	$36,261	$—

Equipment purchased from Motorola's equity contribution credit	$22,010	$—	$—

Capitalized interest on accretion of senior discount notes	$9,612	$6,820	$4,801

Accretion of redeemable preferred stock dividends	$—	$5,667	$3,504

CASH PAID FOR INTEREST, net of capitalized amount	$17,302	$43,176	$70,138

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL PARTNERS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 1999, 2000, and 2001

1.    FORMATION, CAPITALIZATION AND BASIS OF PRESENTATION

Formation

        We were formed as a shell corporation on July 8, 1998, solely to facilitate the Capitalization Transactions discussed below. From July 8, 1998 to January 29, 1999, our activities were solely focused on this objective. These activities were funded by Nextel Communications, Inc. and its subsidiaries ("Nextel") through Nextel WIP Corp. ("Nextel WIP"), an indirect wholly owned subsidiary of Nextel, and Eagle River Investments LLC ("Eagle River") through intercompany advances amounting to $3.4 million at December 31, 1998, which were repaid by using proceeds from the Capitalization Transactions. Our only common stock issuance of the shell entity in 1998 consisted of issuance of restricted stock to key employees of the Partners shell entity as part of its compensation plan and to Eagle River.

        Prior to January 29, 1999, Nextel formed and began to operate the digital wireless communication service business in upstate New York and Hawaii described later in Note 1, which is referred to as the Nextel Carve-Out. The unincorporated operations of the Nextel Carve-Out constitute our business and were contributed to us in the Capitalization Transactions.

Initial Capitalization Transactions

        On January 29, 1999, Nextel WIP contributed the Nextel Carve-Out to us in exchange for 13,110,000 shares of Series B preferred stock, 52,440,000 shares of Series C preferred stock, 13,110,000 shares of Series D preferred stock and cash of $130.9 million. Simultaneously, we sold equity securities in a private placement in the amount of $174.8 million and debt securities in the aggregate principal amount at maturity of $800 million. The equity securities sold consisted of 104,879,826 shares of Series A preferred stock (valued at $170.9 million) and warrants to purchase 2,434,260 shares of Class A common stock for an exercise price of $.00167 per share (valued at $3.8 million). The equity securities were sold in exchange for cash of $52.1 million, an irrevocable cash equity commitment of $104.3 million to be received over the subsequent two-year period and a vendor credit from Motorola, Inc. ("Motorola") of $18.4 million towards the purchase of infrastructure equipment.

        Some of the principal assets used in the Nextel Carve-Out are Federal Communications Commission ("FCC") licenses. To effect the contribution of the business of the Nextel Carve-Out to us, Nextel filed for approval with the FCC to transfer to us all the rights to the use of and benefits of these licenses. The FCC granted approval to transfer ownership of the Initial Capitalization Transaction licenses on January 21, 2000 from Nextel WIP to us.

Expansion and Option Territory Capitalization Transaction

        On September 9, 1999, Nextel Partners Operating Corporation ("OPCO"), a wholly owned subsidiary of Nextel Partners, entered into an Expansion Territory Asset Transfer and Reimbursement Agreement with Nextel WIP to acquire certain assets, properties, rights and interests to be used in connection with the construction and operation of additional territories ("Expansion Territory") for $10.6 million. To accomplish the build-out and operation of the Expansion Territory, we issued 5,330,142 shares of Series C preferred stock to Nextel WIP having an aggregate implied value of $8.9 million in exchange for the contribution of certain licenses and an extension of an operating agreement governing the build-out of the Network in the Expansion Territory. On March 20, 2000 the

FCC granted approval to transfer ownership of the Expansion Territory licenses from Nextel WIP to us. Upon receipt of FCC approval, the Frequency Management Agreement expired. We also issued Series A and C preferred stock for equity contributions of $50 million. The issuance of Series A preferred stock consisted of 20,954,820 shares (valued at $37.2 million) and Series C preferred stock of 6,902,484 shares (valued at $12.8 million). The equity securities were issued in exchange for cash of $15.5 million, an irrevocable cash equity commitment of $31.0 million to be received over the subsequent two-year period, and a vendor credit from Motorola of $3.6 million towards the purchase of infrastructure equipment. As of December 31, 1999, we had used the vendor credit from both the Initial and Expansion Territory Capitalization Transactions in its entirety.

        On September 27, 2000, OPCO entered into an expansion territory asset transfer and reimbursement agreement with Nextel WIP to acquire for approximately $3.4 million certain assets, properties, rights and interests to be used in connection with the construction and operation of additional territories (the "Option Territory"). As part of this expansion, we issued to Nextel WIP 1,273,602 shares of Class B common stock having an aggregate value of $36.3 million in exchange for the contribution of certain licenses and an extension of an operating agreement governing the build-out of the Nextel Digital Mobile Network in the new expansion territory.

Initial Public Offering Capitalization Transactions

        In December 1999, our Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (the "SEC") that would permit us to sell shares of our common stock in connection with a proposed initial public offering ("IPO"). On January 27, 2000 we filed a registration statement with the SEC to sell 27,025,000 shares of Class A common stock, which became effective February 22, 2000. With the consummation of the IPO on February 25, 2000, all the outstanding shares of our Series A preferred stock automatically converted into 125,834,646 shares of Class A common stock and all the outstanding Company's Series C and D preferred stock automatically converted into 77,782,626 shares of Class B common stock. In addition, the Series B redeemable preferred stock held by Nextel WIP became subject to mandatory cash redemption 375 days after February 1, 2009. The Series B preferred stock, plus accrued dividends, was reclassified from stockholder's equity to the section of the balance sheet between liabilities and stockholder's equity. Simultaneously, an adjustment was made to the accumulated deficit representing the 12% dividend accrued from the time of issuance to the closing date of the IPO.

        The following summarizes the number of shares and dollar amount issued as part of the Initial, Expansion, IPO and Option Capitalization Transactions described above.

	Shares Issued	Equity Contributions
		(in thousands)
Common-Class A (Series A preferred stock converted)	125,834,646	$208,163
Common-Class A (IPO—public shareholders)	27,025,000	$540,500
Common-Class B (Series C preferred stock converted)	64,672,626	$110,742
Common-Class B (Series D preferred stock converted)	13,110,000	$22,266
Common-Class B (Option Territory—September 27, 2000)	1,273,602	$36,261
Subscriptions Receivable (Initial Transaction)	—	$(157,203)
Warrants to purchase Class A common shares issued for a purchase price of $.00167 per share	2,434,260	$3,847

        Approximately $34 million of issuance costs were charged to equity as part of the Capitalization Transactions.

Warrants Exercised

        On May 2 and June 5, 2000, two of our stockholders exercised their warrants that totaled 1,245,822 and 1,188,438 shares, respectively, to purchase the same number of Class A common shares for a purchase price of $.00167 per share. As of December 31, 2000 all outstanding warrants had been exercised.

Subscriptions Receivable

        During 1999, 2000 and 2001 stockholders contributed $74.2 million, $75.6 million, and $7.4 million, respectively, related to commitments and pre-funding of commitments. As of December 31, 2001, all irrevocable commitments from our current stockholders to contribute additional capital have been fulfilled.

Basis of Presentation

        In substance, the Capitalization Transactions on January 29, 1999 constituted (1) the incorporation of the Nextel Carve-Out, (2) the formal assumption by the Nextel Carve-Out of our liabilities, (3) a $130.9 million distribution to Nextel WIP, and (4) sales of Nextel Carve-Out securities to outsiders in exchange for cash and irrevocable commitments. Accordingly, the accompanying financial statements reflect the accounts of the Nextel Carve-Out at Nextel WIP's historical cost basis for all periods presented. These accounts include Nextel WIP's cost basis in the FCC licenses discussed above, as all of the rights to the use of and the benefits of ownership of the FCC licenses were held by the Nextel Carve-Out prior to the Capitalization Transactions. In the Capitalization Transactions, the rights to the use of and the benefits of the FCC licenses were transferred to us through the Frequency Management Agreement in exchange for the issuance of preferred stock to Nextel WIP for $133.2 million. Since the Frequency Management Agreement is analogous to a capital lease, the cost basis of the FCC licenses continue to be reflected in our accounts in a manner similar to the accounting for a capital lease under Statement of Financial Accounting Standards ("SFAS") No. 13 "Accounting for Leases." The

accompanying financial statements also include our accounts prior to the Capitalization Transactions, as Nextel WIP funded our operations and were incurred for the benefit of the Nextel Carve-Out, and we had no substance apart from the Nextel Carve-Out.

        The accompanying financial statements also reflect the acquisition of the Expansion Territory for $10.6 million from Nextel WIP and related Capitalization Transactions on September 9, 1999, the Initial Public Offering Capital Transactions consummated on February 25, 2000, and the acquisition of the Option Territory for $3.4 million from Nextel WIP and related Capitalization Transactions on September 27, 2000.

2.    OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        We provide a wide array of digital wireless communications services throughout the United States, primarily to business users, utilizing frequencies licensed by the FCC. Our operations are primarily conducted by OPCO, our wholly owned subsidiary. Substantially all of our assets, liabilities, operating losses and cash flows are within OPCO and our wholly owned subsidiaries.

        Our digital network ("Nextel digital mobile network") has been developed with advanced mobile communication systems employing digital technology with a multi-site configuration permitting frequency reuse utilizing digital technology developed by Motorola (such technology is referred to as the "integrated Digital Enhanced Network" or "iDEN"). Our principal business objective is to offer high-capacity, high-quality, advanced communication services in our territories throughout the United States targeted towards mid-sized and tertiary markets. Various operating agreements entered into by our subsidiaries and Nextel WIP (see Note 11) provide for support services to be provided by Nextel WIP, as required.

Concentration of Risk

        We believe that the geographic and industry diversity of our customer base minimizes the risk of incurring material losses due to concentration of credit risk.

        We are a party to certain equipment purchase agreements with Motorola (see Note 11). For the foreseeable future we expect that we will need to rely on Motorola for the manufacture of a substantial portion of the infrastructure equipment necessary to construct and make operational our digital mobile network as well as for the provision of digital mobile telephone handsets and accessories.

        As previously discussed, we are reliant on Nextel WIP for the provision of certain services. For the foreseeable future, we will need to rely on Nextel WIP for the provision of these services, as we will not have the infrastructure to support those services.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

        The consolidated financial statements include the accounts of us and our wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Net Loss per Share

        In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing loss attributable to common stockholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of shares of common stock issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). As presented, basic and diluted loss per share are equal since common equivalent shares are excluded from the calculation of diluted earnings per share as their effects are antidilutive due to our net losses. We have not had any issuances or grants for nominal consideration as defined under Staff Accounting Bulletin 98. For the years ended December 31, 1999, 2000, and 2001, approximately 4.9 million, 4.9 million and 1.9 million shares of restricted stock, respectively, and 8.5 million and 11.6 million stock options, for 2000 and 2001, respectively, were excluded from the calculation of common equivalent shares, as their effects are antidilutive.

        The basic and diluted net loss per share for the years ended December 31, 2000 and 2001 is computed based on the weighted average number of shares. The weighted average number of shares for the year ended December 31, 2000 does not represent a complete reporting period since the IPO was consummated on February 25, 2000. In addition, net loss attributable to common stockholders increased by the amount of the accrued dividend on the Series B redeemable preferred stock.

Cash and Cash Equivalents

        Cash equivalents include time deposits and highly liquid investments with remaining maturities of three months or less at the time of purchase.

Short-term Investments

        Marketable debt securities and certificates of deposit with original purchase maturities greater than three months are classified as short-term investments. Marketable debt securities include corporate commercial paper, which we hold to maturity. We have designated these securities as held-to-maturity securities and they are valued on our balance sheet at amortized cost. Short-term investments consist of the following:

	December 31,
	2000	2001
	(in thousands)
Commercial Paper	$356,342	$33,744
U.S. Treasuries	78,452	219,182

Total Short-Term Investments	$434,794	$252,926

        The contractual maturities for the commercial paper were an average of approximately six and five months during 2000 and 2001, respectively. For the U.S. Treasuries, contractual maturities were an average of six and eleven months during 2000 and 2001, respectively.

Subscriber Equipment Inventory

        Subscriber equipment is valued at the lower of cost or market. Cost for the telephone equipment is determined by the first-in, first-out method. Cost for related accessories is determined by the weighted average method. Telephone costs in excess of the revenue generated from telephone sales, or telephone subsidies, are expensed at the point of sale. We do not recognize the expected telephone subsidy prior to the point of sale due to the fact that we expect to recover the telephone subsidy through service revenues and the marketing decision to sell the telephone at less than cost is confirmed at the point of sale.

Property, Plant and Equipment

        Property, plant and equipment, including improvements that extend useful lives, are recorded at cost, while maintenance and repairs are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method based on estimated useful lives of up to 31 years for cell site shelters, three to ten years for equipment and three to seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements.

        Construction in progress includes labor, materials, transmission and related equipment, engineering, site design, interest and other costs relating to the construction and development of our digital mobile network. Assets under construction are not depreciated until placed into service.

Sale-Leaseback Transactions

        On October 13, 1999, we signed a Letter of Agreement by and among Nextel and some of its subsidiaries and Spectrasite Holdings, Inc. and some of its subsidiaries to transfer specified telecommunication towers and related assets to Spectrasite for cash. Subsequently, we leased space on the telecommunication towers from Spectrasite pursuant to a master lease agreement. During 1999, 2000 and 2001 we received cash proceeds of approximately $2.2 million, $9.3 million and $10.4 million, respectively, for the assets sold to Spectrasite and other such companies. These sale-leaseback transactions are accounted for as real estate lease agreements and normal sales- leasebacks. Any gain recognized on the sale of assets is deferred and amortized in cost of service revenues over the life of the lease. During 1999, 2000, and 2001 we amortized $27,000, $314,000, and $605,000, respectively, related to the net gain on sales of these assets.

Capitalized Interest

        Our wireless communications systems and FCC operating licenses represent qualifying assets pursuant to SFAS No. 34, "Capitalization of Interest Cost." We capitalized interest of approximately $13.7 million during 1999, $15.7 million during 2000 and $12.5 million during 2001.

FCC Licenses

        FCC operating licenses are recorded at historical cost and are amortized using the straight-line method based on estimated useful lives of 40 years. Our FCC licenses and the requirements to maintain the licenses are similar to other licenses granted by the FCC, including Personal Communications Services ("PCS") and cellular licenses in that they are subject to renewal after the initial 10-year term. Historically, the renewal process associated with these FCC licenses has been perfunctory. The accounting for these licenses has historically not been constrained by the renewal and operational requirements. Amortization begins with the commencement of service to customers in a particular market. Amortization expense of approximately $518,000, $2.9 million and $5.1 million was recorded for the years ended December 31, 1999, 2000 and 2001, respectively.

        During 1999, 2000, and 2001 we acquired approximately $8.9 million, $91.2 million and $44.0 million of FCC licenses, respectively, excluding capitalized interest of $2.8 million, $3.4 million, and $2.3 million, respectively. Of the total amount acquired during these years, Nextel WIP contributed FCC licenses of $8.9 million in 1999 as part of the Expansion Territory transaction and $36.3 million in 2000 as part of the Option Territory transaction in exchange for Class B common stock. The remaining $50.8 million for 2000 were payments made to acquire FCC licenses through separate cash deals or auctions plus payments accrued for $4.1 million.

Long-Lived Assets

        Our long-lived assets consist principally of property, plant and equipment and FCC licenses. It is our policy to assess impairment of long-lived assets pursuant with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This includes determining if certain factors have occurred, including significant decreases in the market value of certain assets, significant changes in the manner in which an asset is used, significant changes in the legal climate or business climate that could affect the value of an asset, or current period or continuing operating or cash flow losses or projections that demonstrate continuing losses associated with certain assets used for the purpose of producing revenue. Thus far, we believe none of these factors have occurred.

Interest Rate Risk Management

        We use derivative financial instruments consisting of interest rate swap and interest rate protection agreements in the management of our interest rate exposures. In April 1999 and 2000, we entered into an interest rate swap agreement for $60 million and $50 million, respectively, to partially hedge interest rate exposure with respect to our $325 million term loans. This interest rate swap agreement has the effect of converting certain of our variable rate obligations to fixed or other variable rate obligations. Prior to the adoption of SFAS 133, amounts paid or received under the interest rate swap agreement were accrued as interest rates change and recognized over the life of the swap agreement as an adjustment to interest expense. As of December 31, 2000, the fair value of the swap agreements were not recognized in the consolidated financial statements, since the swap agreements met the criteria for hedge accounting prior to adoption of SFAS 133.

        On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138. These statements establish accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at fair value. The statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If hedge accounting criteria are met, the changes in a derivative's fair value (for a cash flow hedge) are deferred in stockholders' equity as a component of comprehensive income. These deferred gains and losses are recognized as income in the period in which the hedge item and hedging instrument are settled. The ineffective portions of hedge returns are recognized as earnings. In accordance with SFAS 133, these swap agreements have been designated as ineffective cash flow hedges. Initial adoption resulted in the recording of an additional liability of $1.8 million, with the offset recorded as a cumulative effect of change in accounting principle. The hedges are included in other long-term liabilities on the balance sheet. For the year ended December 31, 2001, we recorded a non-cash, non-operating charge of $5.2 million related to the market value of interest rate swap agreements which has been reflected in interest expense, and $1.8 million which has been reflected as a cumulative effect of change in accounting principle.

        We will not use financial instruments for trading or other speculative purposes, nor will be a party to any leveraged derivative instrument. The use of derivative financial instruments is monitored through regular communication with senior management. We will be exposed to credit loss in the event of nonperformance by the counterparties. This credit risk is minimized by dealing with a group of major financial institutions with which we have other financial relationships. We do not anticipate nonperformance by these counterparties.

Revenue Recognition

        Revenue net of customer discounts and rebates is recognized for airtime and other services over the period earned. Certain of our digital equipment sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors.

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements," effective January 1, 2000, which gives guidance on the conditions that must be met before revenue is recognized. During December 2000 we changed our revenue recognition policy for activation fees (included in service revenues) and equipment (phones) revenues in accordance with SAB 101. Under this new policy, our activation fees and phone revenues are deferred and recognized over three years, the expected life of the customer relationship. The decision to defer these revenues is based on the conclusion that the service contract and the phone revenue are multiple element arrangements or earnings processes that should not be separated. In other words, the service contract is essential to the functionality of the phone. Concurrently, the related costs for the phone equipment are deferred to the extent of deferred revenues, resulting in no change to loss from operations or net loss. The direct and incremental phone costs in excess of revenues generated from phone sales are expensed immediately as the amounts exceed our minimum contractual revenue. In 2000 and 2001 we recognized $1.1 million and $1.1 million, respectively, of equipment revenues that were initially deferred on January 1, 2000.

        The following table shows the reported results for 1999 and the pro forma results as if SAB 101 had been in effect for 1999.

	For the Year Ended December 31, 1999
	Reported	Pro Forma
Revenues:
Service revenues	$28,136	$28,066
Equipment revenues	4,584	1,676

Total revenues	$32,720	$29,742

Operating expenses:
Cost of equipment revenues	$10,742	$7,764

Revenue from Operations	$(71,636)	$(71,636)

Advertising Costs

        Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $3.0 million, $15.2 million and $25.7 million for the years ended December 31, 1999, 2000 and 2001, respectively.

Debt Issuance Costs

        In relation to the issuance of long-term debt discussed in Note 5, we incurred a cumulative total of $24.6 million, $34.2 million and $39.6 million in deferred financing costs as of December 31, 1999, 2000 and 2001, respectively. These debt issuance costs will be amortized over the terms of the underlying obligation using the effective interest rate method. For the years ended December 31, 1999, 2000 and 2001, $2.1 million, $3.3 million and $3.7 million of debt issuance costs, respectively, were amortized and included in interest expense.

2.    OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Stock Based Compensation

        As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), we have chosen to account for compensation cost associated with our stock compensation plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and comply with the disclosure provisions of SFAS 123. For the year ended December 31, 1999, compensation expense under SFAS 123 and APB Opinion No. 25 was substantially identical.

Income Taxes

        Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not.

Segment Reporting

        SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, we have determined that we have one reportable segment, wireless services.

Reclassifications

        Certain amounts in prior years' financial statements have been reclassified to conform to the current year presentation.

Recently Issued Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds fair value. We are in the process of evaluating the financial statement impact of the adoption of SFAS Nos. 141 and 142 and assessing whether FCC licenses are determined to have indefinite lives. If FCC licenses are in fact determined to have indefinite lives, we will no longer amortize these licenses and be required to perform an asset impairment analysis.

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (effective for us on January 1, 2003). This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (effective for us as of January 1, 2002). This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unsusual and Infrequently Occurring Events and Transactions". We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 144.

3.    PROPERTY AND EQUIPMENT

	December 31,
	2000	2001
	(in thousands)
Building and improvements	$2,774	$3,983
Equipment	443,043	807,730
Furniture and fixtures	21,641	34,571
Less—accumulated depreciation and amortization	(51,254)	(122,334)

Subtotal	416,204	723,950
Construction in progress	116,498	121,984

Total property and equipment	$532,702	$845,934

4.    ACCRUED EXPENSES

	December 31,
	2000	2001
	(in thousands)
Accrued interest	$14,498	$16,668
Accrued payroll and related	9,843	22,744
Accrued network and interconnect	6,450	4,968
Other accrued expenses	8,727	9,636

Total accrued liabilities	$39,518	$54,016

5.    LONG-TERM DEBT

	December 31,
	2000	2001
	(in thousands)
12.5% Senior Notes due November 15, 2009, net of $14.5 million discount at December 31, 2001	$—	$210,492
14% Senior Redeemable Discount Notes due 2009, net of unamortized discount of $177.3 million at December 31, 2000 and $127.7 million at December 31, 2001	$342,684	$392,337
11% Senior Notes due 2010, interest payable semiannually in cash and in arrears	400,000	400,000
Bank Credit Facility—Term B Loan, interest at Company's option, calculated on Administrative Agent's alternate base rate or reserve adjusted London Interbank Offered Rate ("LIBOR")	175,000	175,000
Bank Credit Facility—Term C Loan, interest at Company's option, calculated on Administrative Agent's alternate base rate or reserve adjusted LIBOR	150,000	150,000

Total long-term debt	$1,067,684	$1,327,829

12.5% Senior Notes

        On December 4, 2001 we issued $225 million in aggregate principal amount 12.5% Senior Notes due 2009 (the "2001 Notes") in a private placement. The 2001 Notes were issued at a discount in which we received gross proceeds of $210.4 million and net proceeds of approximately $205.4 million. The discount on the 2001 Notes will be amortized over the term of the debt. Interest will accrue for the 2001 Notes at the rate of 12.5% per annum, payable semiannually in cash on May 15 and November 15 of each year, and commencing on May 15, 2002.

        The 2001 Notes represent senior unsecured obligations, and rank equally in right of payment to our entire existing and future senior unsecured indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 2001 Notes are effectively subordinated to (i) all our secured obligations, including borrowings under the bank credit facility, to the extent of assets securing such obligations and (ii) all indebtedness, including borrowings under the bank credit facility and trade payables of OPCO.

        The 2001 Notes contain certain covenants that limit, among other things, our ability to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of our assets, (iv) create liens on assets, and (v) enter into certain transactions with affiliates or related persons. As of December 31, 2001, we were in compliance with applicable covenants.

        The 2001 Notes are redeemable at our option, in whole or in part, any time on or after November 15, 2005 in cash at the redemption price on that date, plus accrued and unpaid interest and liquidated damages if any, at the date of liquidation. In addition, prior to November 15, 2004, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2001 Notes issued at a redemption price equal to 112.5% of the principal amount of the notes redeemed, plus accrued and unpaid interest and liquidated damages if any, with the net cash proceeds of one or more public equity offerings; provided that at least 65% of the 2001 Notes originally issued remains outstanding immediately after the occurrence of such redemption; and that the redemption occurs within 60 days of such sale.

14% Senior Redeemable Discount Notes

        On January 29, 1999, we completed the issuance of Senior Redeemable Discount Notes due 2009 (the "1999 Notes"). The aggregate accreted value of the 1999 Notes was to increase from $406.4 million at issuance at a rate of 14%, compounded semi-annually to a final accreted value equal to a principal amount at maturity of $800 million. On April 18, 2000 we redeemed 35% of the 1999 Notes for approximately $191.2 million, net of an extraordinary loss of approximately $23.5 million for early retirement of debt. The redemption was made with some of the proceeds we received from our initial public offering of Class A common stock. The remaining aggregate accreted value of the 1999 Notes will increase at a rate of 14%, compounded semi-annually to a final accreted value equal to a principal amount at maturity of $520 million. Thereafter, the 1999 Notes bear interest at a rate of 14% per annum payable semi-annually in arrears.

        The 1999 Notes represent our senior unsecured obligations, and rank equally in right of payment to our entire existing and future senior unsecured indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 1999 Notes are effectively subordinated to (i) all our secured obligations, including borrowings under the bank credit facility, to the extent of assets securing such obligations and (ii) all indebtedness including borrowings under the bank credit facility and trade payables of OPCO.

        The 1999 Notes contain certain covenants that limit, among other things, our ability to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of our assets, (iv) create liens on assets, and (v) enter into certain transactions with affiliates or related persons. As of December 31, 2001, we were in compliance with applicable covenants.

        The 1999 Notes are redeemable at the our option, in whole or in part, any time on or after February 1, 2004 in cash at the redemption price on that date, plus accrued and unpaid interest and liquidated damages if any, at the date of liquidation.

11% Senior Notes

        On March 10, 2000 we issued $200 million in aggregate principal amount 11% Senior Notes due 2010, and on July 27, 2000 issued an additional $200 million of 11% Senior Notes, each in a private placement (the "2000 Notes"). We exchanged the 2000 Notes issued in March and July for registered notes having the same financial terms and covenants. Interest will accrue for the 2000 Notes at the rate of 11% per annum, payable semiannually in cash in arrears on March 15 and September 15 of each year, and commenced on September 15, 2000.

        The 2000 Notes represent our senior unsecured obligations, and rank equally in right of payment to our entire existing and future senior unsecured indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 2000 Notes are effectively subordinated to (i) all our secured obligations, including borrowings under the bank credit facility, to the extent of assets securing such obligations and (ii) all indebtedness including borrowings under the bank credit facility and trade payables of OPCO.

        The 2000 Notes contain certain covenants that limit, among other things, our ability to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of our assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. As of December 31, 2001, we were in compliance with all of our required covenants.

        The 2000 Notes are redeemable at the our option, in whole or in part, any time on or after March 15, 2005 in cash at the redemption price on that date, plus accrued and unpaid interest and liquidated damages if any, at the date of liquidation. In addition, prior to March 15, 2003, we may on one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the 2000 Notes originally issued at a redemption price equal to 111% of the principal amount of the notes redeemed, plus accrued and unpaid interest and liquidated damages if any, with the net cash proceeds of one or more public equity offerings; provided that at least 65% of the 2000 Notes originally issued remain outstanding immediately after the occurrence of such redemption.

Bank Credit Facility

        On January 29, 1999, we, through OPCO, entered into a credit facility ("Term B Loan") with a syndicate of banks and other financial institutions led by Donaldson, Lufkin and Jenrette Securities Corporation, as arranger ("DLJSC"), and DLJ Capital Funding, Inc., as syndication agent ("DLJ Capital"). The Term B Loan includes a $175 million term loan facility and initially, a $100 million revolving credit facility. The Term B Loan has a maturity of nine years. The revolving credit facility terminates eight years from the initial funding.

        On September 9, 1999, we, through OPCO, entered into an Amended and Restated Credit Agreement (the "Amended and Restated Credit Agreement") with a syndicate of banks and other financial institutions with DLJ Capital Funding, Inc., as syndication agent. The parties agreed to amend and restate in its entirety the credit agreement to, among other things, obtain from certain of the Lenders an additional term loan commitment ("Term C Loan") in the maximum aggregate principal amount of $150 million. The Term C Loan facility has a maturity of nine years.

        The Term B and Term C Loans bear interest, at the our option, at the administrative agent's alternate base rate or reserve-adjusted LIBOR plus, in each case, applicable margins. The applicable margin for the Term B Loan is 4.75% over LIBOR and 3.75% over the base rate of the higher of 0.5% per annum above the latest federal funds rate or the prime rate. For the revolving credit facility, which is part of Term B Loan, the initial applicable margin is 4.25% over LIBOR and 3.25% over the base rate until consolidated EBITDA as adjusted is positive at which time the applicable margin will be initially 4.0% over LIBOR and 3.0% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA as adjusted and will range between 2.25% and 3.75%

over LIBOR and between 1.25% and 2.75% over the base rate. The applicable margin for the Term C Loan is 4.25% over LIBOR and 3.25% over the base rate.

        We pay a commitment fee calculated at a rate equal to 2.00% per annum, calculated on the daily average unused commitment under the revolving credit facility (whether or not then available). Such fee is payable quarterly in arrears. The commitment fee is subject to reduction based on utilization of the revolving credit facility. Prior to the date on which our portion of the Nextel digital mobile network is substantially complete and operations and services are offered to customers over a minimum coverage area, loans under the revolving credit facility will be made subject to satisfaction of certain financial covenants and certain build-out covenants.

        The Term B and C Loans are subject to mandatory prepayment: (i) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions, (ii) with 100% of net cash proceeds of asset sales, subject to certain exceptions, (iii) with 50% of our excess cash flow (as defined), (iv) with 50% of the net cash proceeds from the issuance of equity at any time after the fifth anniversary of the credit facility, and (v) with 100% of net casualty proceeds, subject to certain exceptions.

        Our obligations under the Term B and C Loans are secured by a first-priority perfected lien on all property and assets, tangible and intangible, of our subsidiaries including a pledge of the capital stock of all our subsidiaries. We and our subsidiaries guarantee the obligations of OPCO under the Term B and C Loans. Such guarantee will only be recourse to our pledge of all of the outstanding capital stock of our subsidiaries to secure the our obligations under the Term B and C Loans.

        The Term B and C Loans contain covenants and restrictions on our ability to engage in certain activities, including but not limited to: (i) limitations on the incidence of liens and indebtedness, (ii) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments and (iii) severe restrictions on dividends, and other similar distributions.

        Additionally, the Term B and C Loans contain financial covenants requiring us to maintain (i) certain defined ratios of senior debt and total debt to EBITDA (net loss before interest expense, interest income, depreciation, amortization and deferred compensation expense) as adjusted, (ii) a minimum interest coverage ratio, (iii) a minimum fixed charge coverage ratio, (iv) a maximum leverage ratio and (v) minimum service revenues, subscriber units and covered population equivalents. As of December 31, 2001, we were in compliance with all of our required covenants.

Future Maturities of Long-Term Debt

        Based on the debt issued on January 29, 1999, September 9, 1999, March 10, 2000 and July 27, 2000 and December 4, 2001, as discussed above, the scheduled annual maturities of long-term debt outstanding as of December 31, 2001, under existing long-term debt agreements are as follows (in thousands):

2002	$—
2003	1,688
2004	3,250
2005	3,250
2006	3,250
Thereafter	1,458,562

1,470,000
Less—unamortized discount	(142,171)

$1,327,829

6.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value estimates, assumptions, and methods used to estimate the fair value of our financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. We used quoted market prices to derive our estimates for the 12.5% Notes, the 14% Senior Notes and the 11% Notes. For the redeemable preferred stock, fair values were estimated using a discounted cash flow analysis.

	For the Year Ending December 31,
	2000		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Long-term Debt:
12.5% Senior Notes	$—	$—	$210.5	$200.3
14% Senior Notes	$342.7	$374.4	392.3	312.0
11% Notes	$400.0	$400.0	$400.0	324.0
Bank term B loan	$175.0	$175.0	$175.0	$175.0
Bank term C loan	$150.0	$150.0	$150.0	$150.0
Redeemable Preferred Stock	$27.5	$32.5	31.0	36.5

7.    INCOME TAXES

        Deferred tax assets and liabilities consist of the following (in thousands):

	December 31,
	2000	2001
Deferred tax assets:
Operating loss carryforwards	$145,233	$235,404
Intangibles	2,705	—
Interest	—	45,598
Deferred compensation	8,323	10,365
Other	3,070	7,322
Valuation allowance	(120,704)	(218,298)

	38,627	80,391
Deferred tax liabilities:
Property, plant and equipment	(38,627)	(77,329)
Intangibles	—	(3,062)

Net deferred tax liability	$—	$(80,391)

        At December 31, 2000, we had approximately $392.5 million of consolidated net operating loss ("NOL") carryforwards for federal income tax purposes expiring through 2020. At December 31, 2001, we had approximately $619.4 million of consolidated NOL carryforwards for federal income tax purposes expiring through 2021, based on actual tax returns filed through 2000 and actual estimates prepared for December 31, 2001. At December 31, 2000 and 2001, we recorded a valuation allowance of approximately $120.7 million and $218.3 million, respectively. The increase of approximately $97.6 million in the valuation allowance between years is due to available objective evidence that would have created sufficient uncertainty regarding the realization of the net deferred tax assets. Such factors primarily would have included anticipated recurring operating losses resulting from the development of our business.

        The difference between the statutory tax rate of approximately 38% in 2001 (35% federal and 3% state, net of federal benefits) and 37% in 2000 (35% federal and 2% state, net of federal benefits) and the tax benefit of zero disclosed above by us is primarily due to our full valuation allowance against the net deferred tax assets. Our ability to utilize the NOL in any given year may be limited by certain events, including a significant change in ownership interest.

8.    COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

        We lease various cell sites, equipment and office facilities under operating leases. Leases for cell sites are typically five years with renewal options. Office facilities and equipment are leased under agreements with terms ranging from one month to 20 years. The leases normally provide for the payment of minimum annual rentals and certain leases include provisions for renewal options of up to five years.

        For years subsequent to December 31, 2001, future minimum payments for all operating lease obligations that have initial noncancellable lease terms exceeding one year are as follows (in thousands):

2002	$53,268
2003	54,868
2004	49,864
2005	36,270
2006	16,673
Thereafter	29,562

$240,505

        Total rental expense for the years ended December 31, 1999, 2000 and 2001 was approximately $9.7 million, $25.7 million and $48.1 million, respectively.

Regulatory Matters

        The FCC issues Specialized Mobile Radio ("SMR") licenses on both a site-specific and wide-area basis. Each license enables SMR carriers to provide service either on a site-specific basis, in specific 800 MHz Economic Areas ("EA") or 900 MHz Metropolitan Trading Areas ("MTA") in the United States. Currently, SMR licenses are issued for a period of 10 years, and are subject to certain construction and operational requirements.

        The FCC granted approval to transfer ownership of the Initial Capitalization Transaction licenses on January 21, 2000 from Nextel WIP to us. Pursuant to this event the cash collateral account (restricted cash) we established to maintain a balance equal to the amounts outstanding under the Term B credit facility was made available.

        On March 20, 2000, the FCC granted approval of the transfer from Nextel WIP to us of ownership of the Expansion Territory licenses we acquired from Nextel WIP by the Company on September 9, 1999.

        In November 2000 the application to transfer ownership of the Option Territory licenses acquired on September 27, 2000 from Nextel WIP to us was completed. The FCC granted approval of our change control application on March 27, 2001, and on May 18, 2001 the Option Territory licenses were transferred from Nextel WIP to us.

        The FCC has routinely granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. We believe that we have met and will continue to meet all requirements necessary to secure the retention and renewal of our SMR licenses subsequent to the FCC approved transfer of the licenses from Nextel WIP.

Legal Proceedings

        On June 8, 2001 a purported class action lawsuit was filed against Nextel Partners, Inc. as well as several other wireless carriers and manufacturers of wireless telephones. The complaint alleges that the defendants, among other things, manufactured and distributed wireless telephones that cause adverse health affects. The plaintiffs seek compensatory damages, reimbursement for certain costs including reasonable legal fees, punitive damages and injunctive relief. We dispute the allegations of the complaint, will vigorously defend against the action, and intend to seek indemnification from the manufacturers of the wireless telephones if necessary.

        We are subject to other claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our financial position or results of operations.

9.    CAPITAL STOCK AND STOCK RIGHTS

        Prior to our initial public offering, pursuant to the Restated Certificate of Incorporation, we had the authority to issue 1,020 million shares of capital stock, divided into five classes as follows: (i) 600 million shares of common stock, par value, $.001 per share; (ii) 150 million shares of Series A convertible preferred stock, par value $.001 per share; (iii) 150 million shares of Series B redeemable or convertible preferred stock, par value $.001 per share; (iv) 90 million shares of Series C convertible preferred stock, stated value $.001 per share; and (v) 30 million shares of Series D convertible preferred stock, par value, $.001 per share. The number of authorized shares described above changed upon the filing of a Restated Certificate of Incorporation immediately prior to consummation of the initial public offering on February 25, 2000. Upon this filing we have the authority to issue 713,110,000 shares of capital stock, divided into four classes as follows: (i) 500 million shares of Class A common stock, par value $.001 per share; (ii) 100 million shares of Class B convertible common stock, par value $.001 per share; (iii) 13,110,000 shares of Series B preferred stock, par value $.001 per share; and (iv) 100 million shares of other preferred stock.

        The following is a summary description of our capital stock.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Holders of common stock are entitled to share equally, share for share, if dividends are declared on common stock, whether payable in cash, property or securities.

        Class A Common Stock—Under certain circumstances, shares of Class A common stock and securities convertible into Class A common stock (other than Class B common stock) are callable at the option of Nextel WIP or may be put to Nextel WIP at the option of the holders.

        Class B Common Stock—Shares of Class B common stock are convertible at any time at the option of the holder into an equal number of shares of Class A common stock upon a transfer by Nextel or Nextel WIP to a third party who is not a holder of Class B common stock.

        Ranking—With respect to rights on liquidation, dissolution or winding up the order of preference is as follows:

  1.
  the Series B preferred stock;

  2.
  the Class A and Class B common stock.

        The holders of Series B preferred stock do not have any voting rights other than to approve mergers or consolidations adverse to the rights of holders of such securities.

        Series A Preferred Stock—Each share of Series A preferred stock was converted into one share of Class A common stock upon consummation of the IPO on February 25, 2000.

        Series B Preferred Stock—The Series B preferred stock is subject to mandatory redemption by us 375 days after February 1, 2009. The price for redemption will be the liquidation value, which accretes at an annual rate of 12% from the date of issuance. The Series B preferred stock is subject to voluntary redemption for cash at our option at any time at its then current liquidation value.

Preferred Stock

        Series C Preferred Stock and Series D Preferred Stock—Each share of Series C and Series D preferred stock was converted into one share of Class B common stock upon the consummation of the IPO on February 25, 2000.

Common Stock Reserved for Issuance

        As of December 31, 2000 and 2001, we had reserved common stock for future issuance as detailed below:

	As of December 31, 2000	As of December 31, 2001
Employee options outstanding	8,485,102	11,589,750
Employee options available for grant	7,975,252	4,548,229
Employee stock purchase plan available	2,957,232	2,731,967
Employee stock purchase plan outstanding	42,768	268,033

Total	19,460,354	19,137,979

10.    STOCK AND EMPLOYEE BENEFIT PLANS

Restricted Stock Purchase Plan

        Pursuant to our Restricted Stock Purchase Plan (the "Plan"), in 1998, we issued 8,774,994 shares of Class A common stock to our senior managers and 758,334 shares of Class A common stock to Eagle River at $.00167 per share. During 1999 an additional 60,000 shares were issued to our senior management at $.00167 per share. Pursuant to the original Plan, the shares issued to senior managers vested over a four-year period based on the passing of time and based on certain Company performance goals related to revenue, EBITDA as adjusted and the successful build-out of our network. At the time of the initial public offering (February 25, 2000), all vesting provisions related to performance goals were removed and these shares now vest solely based on the passage of time. Accordingly, compensation expense for 2000 and thereafter is fixed and recognized over the remaining vesting period of these restricted shares. As of December 31, 1999, 2000 and 2001, 4,689,906 shares, 7,686,387 shares and 9,048,558 shares, respectively, were considered fully vested, including the 758,334 shares issued to Eagle River which vested immediately upon issuance. Compensation expense recognized by us, which accounted for the Plan using variable accounting prior to the initial public offering, for the year ended December 31, 1999 was approximately $26.6 million. Compensation expense for 2000 and 2001 accounted for as being fixed was approximately $45.8 million and $20.9 million, respectively.

Stock Option Grant

        On January 29, 1999, pursuant to an employment agreement we entered into with one of our officers, we issued 210,000 options for our unrestricted Class A common stock with an exercise price of $1.67 per share which was more than the estimated fair value at that time ($1.25 per share). These options vested immediately. The agreement provides that we will be required to purchase the unexercised options on the fourth anniversary for an aggregate purchase price of $500,000 if directed to do so by the officer. Beginning with the period after January 29, 1999, the date of issuance of these shares, we recognized compensation expense on a straight-line basis over the four year life of the put contract (up to a maximum of $500,000) adjusted for actual exercises, if any, by the executive.

Nonqualified Stock Option Plan

        In January 1999, we adopted the Nonqualified Stock Option Plan (the "Plan"). Under the Plan, the Board of Directors may grant nonqualified stock options to eligible employees at a price equal to the fair market value as of the date of grant. Options have a term of up to 10 years and those granted under the Plan during 1999 and 2000 vest over 3 years with 1/3 vesting at the end of each year. No more than 30% of the number of authorized options will be granted in any year and no options under this plan may be granted after January 1, 2003. For the options granted October 31, 2001, the vesting period was changed to four years with 1/4 vesting each year on October 31. Prior to the initial public offering, grants under this plan were considered compensatory and were accounted for on a basis similar to stock appreciation rights. At the initial public offering (February 25, 2000), the intrinsic value of the outstanding options was recorded and is being amortized over the remaining vesting periods. We recognized compensation expense for the years ended December 31, 1999, 2000 and 2001 of approximately $700,000, $24.3 million and $10.1 million, respectively.

        Subsequent to the initial public offering, there have been no stock option grants in which the exercise price of the options has been less than the fair market value at the time of the grants.

        The following table summarizes all stock options granted, exercised and canceled by us including options issued outside of the nonqualified stock option plan.

	Number of Options Outstanding	Option Price Range	Weighted Average Exercise Price
Outstanding December 31, 1998	—	—	—
Granted	5,066,400	$1.67—$1.85	$1.78
Exercised	—	—	—
Canceled	(16,800)	$1.67	$1.67

Outstanding December 31, 1999	5,049,600	$1.67—$1.85	$1.78
Granted	3,974,402	$14.13—$29.06	$17.02
Exercised	(85,000)	$1.67	$1.67
Canceled	(453,900)	$1.67—$14.13	$1.84

Outstanding December 31, 2000	8,485,102	$1.67—$29.06	$8.85
Granted	3,915,775	$4.95—$19.56	$6.23
Exercised	(322,375)	$1.67—$1.85	$1.77
Canceled	(488,752)	$1.85—$29.06	$11.51

Outstanding December 31, 2001	11,589,750	$1.67—$29.06	$8.05

Exercisable, December 31, 2001	3,937,026	$1.67—$29.06	$6.54

        The following table is a summary of the stock options outstanding at December 31, 2001.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 1.67—$ 1.85	4,070,727	7.7 years	$1.78	2,708,393	$1.78
$ 4.95—$10.43	3,520,775	9.8 years	$5.40	—	—
$11.31—$15.30	315,500	9.3 years	$13.20	16,000	$14.24
$16.13—$20.87	3,602,665	9.0 years	$16.89	1,185,722	$16.89
$22.00—$29.06	80,083	8.7 years	$24.43	26,911	$24.47

	11,589,750	8.8 years	$8.05	3,937,026	$6.54

        For the year ended December 31, 1999, compensation expense under SFAS 123 and APB Opinion No. 25 was substantially identical. At December 31, 2000 and 2001, we accounted for our stock compensation plans following the guidelines of ABP Opinion No. 25 and related interpretations. Had compensation cost been determined based upon the fair value of the awards granted in 2000 and 2001 consistent with the method defined in SFAS 123, our net loss and basic loss per share would have increased to the pro forma amounts indicated below:

	For the Year Ended December 31,
	2000	2001
Net loss
As reported	$(265,140)	$(287,733)

Pro forma	$(270,362)	$(305,188)

Basic and diluted loss per share
As reported	$(1.33)	$(1.20)

Pro forma	$(1.36)	$(1.27)

Weighted average fair value of options granted	$11.72	$9.63

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS 123 using the following assumptions:

	2000	2001
Expected stock price volatility	69.4%	69.4%
Risk-free interest rate	4.57%—6.66%	4.57%—6.66%
Expected life in years	5 years	5 years
Expect dividend yield	0.00%	0.00%

        The Black-Scholes option-pricing model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value.

Employee Stock Purchase Plan

        The Employee Stock Purchase Plan (the "ESPP) was made effective in April 2000 and provides for the issuance of up to 3 million shares of Class A common stock to employees participating in the plan. Eligible employees may subscribe to purchase shares of Class A common stock through payroll deductions of up to 10% of eligible compensation. The purchase price is the lower of 85% of market value at the beginning or the end of each quarter. The aggregate number of shares purchased by an employee may not exceed $25,000 of fair market value annually (subject to limitations imposed by Section 423 of the Internal Revenue Code.) During 2000 and 2001, employees purchased 42,768 shares and 225,265 shares, respectively, of Class A Common Stock for an aggregate value of approximately $791,000 and $1.6 million, respectively.

Employee Benefit Plan

        We have a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code covering all eligible officers and employees. For the years ending December 31, 1999 and 2000, we provided a matching contribution of $0.50 for every $1.00 contributed by the employee up to 2% of each employee's salary. Mid-year 2001, we increased the matching contribution to 3% of each employee's salary. Such contributions were approximately $175,000, $404,000 and $741,000 for the years ended December 31, 1999, 2000 and 2001, respectively. During the same years, we had no other pension or post employment benefit plans.

Officer Note Receivable

        On January 29, 1999, we advanced $2.2 million to one of our officers. The note does not bear interest and is collateralized by proceeds of the loan and the restricted stock of the officer and is due on January 29, 2003. The advance was made to the same officer to whom the stock option grant discussed in the paragraph entitled "Stock Option Grant" was made. The advance was a separate arrangement not related to the stock option grant discussed above.

11.    RELATED PARTY TRANSACTIONS

        Prior to January 29, 1999, Nextel WIP and Eagle River funded our operations and accordingly all transactions were considered to be related party transactions. We made a return of capital payment to Nextel WIP of $130.9 million representing the reimbursement of net operating expenses of $15.1 million and capital expenditures of $115.8 million incurred by the Nextel Carve-Out operations prior to January 29, 1999. In order to fund our operations prior to the Capitalization Transactions, Nextel WIP and Eagle River advanced us $3.4 million (as of December 31, 1998) to cover our costs during the period. These advances did not bear interest and were repaid on January 29, 1999.

Motorola Purchase Agreements

        Pursuant to the equipment purchase agreements between us and Motorola, and prior to the Capitalization Transactions, pursuant to purchase agreements between Nextel WIP and Motorola, Motorola provided the iDEN infrastructure and subscriber handset equipment to us throughout our markets (such equipment purchase agreements, are referred to herein as the "Equipment Purchase Agreements"). We expect to rely on Motorola for the manufacture of a substantial portion of the equipment necessary to construct our portion of the Nextel digital mobile network and handset equipment for the foreseeable future. The Equipment Purchase Agreements govern our rights and obligations regarding purchases of system infrastructure equipment manufactured by Motorola and others.

        For the years ended December 31, 1999, 2000 and 2001, we purchased approximately $40.7 million, $154.7 million, and 178.0 million, respectively, of infrastructure and other equipment, handsets, warranties and services from Motorola.

The Joint Venture Agreements

        We, OPCO and Nextel WIP entered into a joint venture agreement (the "Joint Venture Agreement") dated January 29, 1999. The Joint Venture Agreement defined the relationships, rights and obligations between the parties. The Roaming Agreement provides that each party pays the others monthly roaming fees in an amount based on the actual system minutes generated by the respective subscribers of each Home Service Provider operating as authorized roamers in the Remote Service

Provider's territory. For the years ended December 31, 1999, 2000 and 2001 we earned approximately $8.5 million, $24.7 million and $58.1 million, respectively, from Nextel customers roaming on our system and is included in service revenues.

        During 1999, 2000 and 2001, recorded as part of cost of service revenues, we paid Nextel WIP $4.9 million, $20.5 million and $58.4 million, respectively, for services such as specified telecommunications switching services, charges for our customers roaming on Nextel's system and other support costs.

        Under the Transition Services Agreement, certain accounting, payroll, customer care, purchasing, human resources and billing functions are made available to OPCO. During 1999, 2000 and 2001, we were charged approximately $2.4 million, $2.3 million and $3.0 million, respectively, for these services. During 2000 the transition services still required were limited to Nextel telemarketing and customer care, fulfillment, activations and billing for the national accounts. Nextel WIP also provided us access to certain back office and information systems platforms on an ongoing basis. We pay to Nextel a fee, based on Nextel's cost, for these services. For the years ended December 31, 1999, 2000 and 2001, we were charged approximately $450,000, $1.1 million, and $1.5 million, respectively. Both the transition and back office information services are included in selling, general and administrative expenses.

        Under the Initial, Expansion and Option territory capitalization transactions, Nextel has transferred SMR licenses to Nextel WIP License Corp., Nextel WIP Expansion Corp. and Nextel WIP Expansion Two Corp. (All Delaware corporations and wholly owned subsidiaries of Nextel WIP). Nextel WIP transferred the stock of Nextel WIP License Corp. and Nextel WIP Expansion Corp to us and upon approval of the FCC transferred the stock of Nextel WIP Expansion Two Corp. At December 31, 2001, approximately $2.7 million of FCC licenses were reported in long-term liabilities representing a credit owed to Nextel WIP for the return of excess licenses.

Business Relationship

        In the ordinary course of business, we have engaged the services of and leased tower space from a company whose stockholder, president, chief executive officer and chairman of the board of directors is one of our directors. During 1999, 2000 and 2001 we paid this company $805,000, $6.2 million and $13.2 million for these services and tower leases, respectively.

DLJ Merchant Banking Relationship

        Donaldson, Lukfin & Jenrette Securities Corporation served as an initial purchaser of our senior notes and senior discount notes and received customary discounts and commissions in connection with each such offering. Donaldson, Lukfin & Jenrette Securities Corporation also acted as our financial advisor and as arranger, and DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acted as syndication agent, under our credit facility, and received customary fees and reimbursements in connection therewith. DLJ Merchant Banking and certain related parties, all of which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, own a significant amount of the our equity through their affiliate, Credit Suisse, and are represented on our Board of Directors. Donaldson, Lufkin & Jenrette Securities Corporation was a co-lead manager of the initial public offering of our Class A Common Stock, and we may from time to time enter into other investment banking relationships with it or one of our affiliates. The aggregate amount of all fees paid to the Credit Suisse and the DLJ Entities in connection with the capitalization transactions from inception through December 31, 2001 is approximately $29.9 million.

Related Party Ownership

        The following chart reflects ownership by major related party shareholders as of December 31, 2001.

Major Shareholder	Class of Stock	Voting %	Equity %
Nextel WIP	Common-Class B	32.32%	30.86%
DLJ Merchant Banking Partners II, LP and affiliates ("DLJ Merchant Banking")	Common-Class A	11.66%	11.14%
Eagle River Investments, LLC	Common-Class A	7.97%	7.61%
Motorola, Inc.	Common-Class A	5.35%	5.10%

12.    QUARTERLY FINANCIAL DATA (Unaudited)

        Selected quarterly consolidated financial information for the years ended December 31, 2000 and 2001 is as follows (dollar in thousands, except per share amounts):

2000	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$15,501	$26,512	$40,504	$53,353

Operating expenses	$57,564	$76,609	$89,645	$113,992

Loss before extraordinary item	$(51,865)	$(55,814)	$(58,709)	$(75,267)

Extraordinary item	$—	$(23,485)	$—	$—

Loss attributable to common stockholders	$(55,156)	$(80,062)	$(59,503)	$(76,086)

Basic and diluted loss per share:
Loss per share before extraordinary item attributable to common stockholders	$(.55)	$(.24)	$(.25)	$(.32)
Extraordinary item	—	(.10)	—	—

Loss per share	$(.55)	$(.34)	$(.25)	$(.32)

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$65,546	$85,933	$105,125	$120,760

Operating expenses	$110,448	$136,762	$152,461	$170,016

Loss before cumulative effect of change in accounting principle	$(63,587)	$(70,969)	$(73,212)	$(78,178)

Cumulative effect of change in accounting principle	$(1,787)	$—	$—	$—

Loss attributable to common stockholders	$(66,199)	$(71,829)	$(74,108)	$(79,101)

Basic and diluted loss per share:
Loss per share before cumulative effect of change in accounting principle	$(0.26)	$(0.29)	$(0.30)	$(0.33)
Cumulative effect of change in accounting	(0.01)	—	—	—

Loss per share	$(0.27)	$(0.29)	$(0.30)	$(0.33)

13.    VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Costs and Expenses	Write-Offs	Balance at End of Period
	(in thousands)
Year Ended December 31, 1999 Allowance for doubtful accounts	$254	$1,833	$894	$1,193

Year Ended December 31, 2000 Allowance for doubtful accounts	$1,193	$4,521	$4,316	$1,398

Year Ended December 31, 2001 Allowance for doubtful accounts	$1,398	$14,929	$12,259	$4,068

14.    SUBSEQUENT EVENTS

        On February 5, 2002, we closed the transaction to amend our $150 million credit facility to provide for an additional $50 million term loan.

        In March 2002, we entered into agreements to purchase additional 800 MHz SMR frequencies covering portions of the Rio Grande area of Texas, subject to FCC approval and other standard closing conditions, for aggregate consideration of approximately $32 million.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this prospectus is correct on any date after the date of this prospectus.

$225,000,000

Offer to Exchange
12 1/2% Senior Notes
due 2009
that have been registered
under the
Securities Act of 1933
for outstanding
12 1/2% Senior Notes
due 2009

P R O S P E C T U S

Dated April 9, 2002

PART II

Item 20. Indemnification Of Directors and Officers

        Nextel Partners, Inc. (the "Company") is a Delaware corporation. In its restated certificate of incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

        The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

        The Company has entered into indemnification agreements with each of the Company's officers and directors.

Item 21. Exhibits and Financial Statement Schedules

(A)
Exhibits:

3.1(8)	Restated Certificate of Incorporation.
3.2*	Bylaws.
4.1(18)	Indenture, dated as of December 4, 2001, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 12 1/2% Senior Notes due 2009.
4.2(19)
Registration Rights Agreement, dated as of December 4, 2001, between and among Nextel Partners, Inc., Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown, Inc. relating to the 12 1/2% Senior Notes due 2009.
5.1	Opinion of Summit Law Group, PLLC.
8.1	Opinion of Davis Wright Tremaine LLP with respect to certain tax matters.

10.1*
Purchase Agreement, dated January 22, 1999, by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.2**	Amended and Restated Shareholders' Agreement by and among the Company and the stockholders named therein.
10.2(a)(16)	Amendment No. 1 to Amended and Restated Shareholders' Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.2(b)(20)	Amendment No. 2 to Amended and Restated Shareholders' agreement dated March 20, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(c)(21)	Amendment No. 3 to Amended and Restated Shareholders' Agreement dated April 18, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(d)(22)	Amendment No. 4 to Amended and Restated Shareholders' Agreement dated July 25, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.3*	Joint Venture Agreement, dated as of January 29, 1999, by and among the Company, Nextel Partners Operating Corp., and Nextel WIP Corp.
10.4*	Interim Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.5*	Analog Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.6*	Trademark License Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.7*	Roaming Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.8*	Switch Sharing Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.9*+	Transition Services Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.10*+	iDEN (Registered Trademark) Infrastructure Equipment Purchase Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.11*+	Subscriber Purchase and Distribution Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.12*	Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel, dated as of January 29, 1999, among the Company, Nextel Partners Operating Corp. and Nextel Communications, Inc.
10.13*	Asset and Stock Transfer and Reimbursement Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.14*	Employment Agreement, dated as of January 29, 1999, between the Company and John Chapple.

10.15*	Employment Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.16*	Stock Option Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.17*	Non-negotiable Promissory Note, dated January 29, 1999, by John Thompson to the Company.
10.18*	1999 Nonqualified Stock Option Plan of the Company
10.19*	Form of Restricted Stock Purchase Agreement, dated as of November 20, 1998, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.20*
Form of Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of January 29, 1999, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.21*	Employment Agreement, dated as of January 29, 1999, between the Company and David Aas.
10.22*	Employment Agreement, dated as of January 29, 1999, between the Company and Perry Satterlee.
10.23*	Employment Agreement, dated as of January 29, 1999, between the Company and David Thaler.
10.24*	Subscription and Contribution Agreement, dated as of January 29, 1999, among the Company and the Buyers named therein.
10.25(1)	Indenture dated January 29, 1999 by and between Nextel Partners and The Bank of New York, as trustee, relating to the 14% Senior Discount Notes due 2009.
10.26(2)
Registration Rights Agreement dated as of January 29, 1999 by and among Nextel Partners, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.27(3)
Amended and Restated Credit Agreement dated as of September 9, 1999 by and among Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and certain other financial institutions.
10.28(4)	Borrower Security and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners Operating Corp. and Bank of Montreal.
10.29(5)	Subsidiary Security and Pledge Agreement dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.
10.30(6)	Parent Guaranty and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners and Bank of Montreal.
10.31(7)	Subsidiary Guaranty dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.
10.32**	Restricted Stock Purchase Agreement dated September 9, 1999 by and between Nextel Partners and Donald J. Manning.
10.33**	Agreement in Support of Charter Obligations dated as of January 29, 1999 by and between Nextel Partners and Nextel WIP Corp.
10.34**	Assignment and Assumption of Lease dated as of August 1, 1999 by and between Nextel WIP Lease Corp. and Eagle River Investments, LLC.

10.35**	Lease Agreement dated May 11, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.
10.36**	First Amendment to Lease dated as of September 10, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.
10.37**	Lease Agreement dated as of March 25, 1999 by and between Nextel WIP Lease Corp. and Nesbitt Operating Associates, L.P.
10.38**	Employment Agreement dated as of January 29, 1999 by and between Nextel Partners Operating Corp. and Mark P. Fanning.
10.39**	Letter Agreement dated October 13, 1999 by and among Nextel WIP Corp., Nextel Partners Operating Corp. and Nextel Partners, Inc.
10.40**	Expansion Territory Management Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.41**	Expansion Territory Asset Transfer and Reimbursement Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.42**	Assignment and Security Agreement dated as of September 9, 1999 by Nextel Partners Operating Corp. in favor of Bank of Montreal.
10.43**	First Amendment to Analog Management Agreement dated as of September 9, 1999 by and between Nextel WIP Corp. and Nextel Partners Operating Corp.
10.44**	Form of Warrant for the Purchase of Shares of Class A Common Stock of Nextel Partners dated January 29, 1999.
10.45**	Employee Stock Purchase Plan.
10.46**	Form of Indemnity Agreement.
10.47**
Letter Agreement dated October 13, 1999 by and among Nextel Communications, Inc., Nextel of New York, Inc., Nextel Communications of the Mid-Atlantic, Inc., Nextel South Corp., Nextel of Texas, Inc., Nextel West Corp., Nextel of California, Inc., Tower Parent Corp., SpectraSite Holdings, Inc., Tower Asset Sub, Inc., Nextel Partners Operating Corp. and Nextel Partners.
10.48**	Supplement No. 1 to iDEN Infrastructure Equipment Purchase Agreement dated September 1999 by and between Nextel Partners Operating Corp. and Motorola, Inc.
10.49**	Expansion Subscription and Contribution Agreement dated as of September 9, 1999 by and among Nextel Partners and the Buyers named therein.
10.50(9)	Indenture, dated as of March 10, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.51(10)	Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated February 28, 2000 by and between Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
10.52(11)	Registration Rights Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

10.53(12)
Amendment No. 1 to Credit Agreement and Parent Guaranty and Pledge Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc., Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and Donaldson, Lufkin & Jenrette Securities Corporation.
10.54(17)	Registration Rights Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.55+(23)	iDEN (Registered Trademark) Infrastructure Supply Agreement dated effective as of November 1, 2000 by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.56(23)
Amendment No. 2 to Credit Agreement and Parent Guaranty and Pledge Agreement dated as of January 25, 2001 by and among Nextel Partners, Inc., Nextel Partners Operating Corp, various consenting obligors, various financial institutions, Credit Suisse First Boston, The Bank of New York and The Bank of Montreal.
10.57(13)	Indenture, dated as of July 27, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.58(14)
Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated July 18, 2000 by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.59(15)
Registration Rights Agreement, dated as of July 27, 2000, by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.60(24)	Lease Agreement dated May 2001 between The St. Joe Company and Nextel WIP Corporation.
10.61(25)
First Amendment to IPO Approval and Lockup Agreement, dated April 18, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, IL, LP, Madison Dearborn Capital Partners II, L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, Dave Aas, Perry Satterlee, Mark Fanning, and Don Manning.
10.61(a)(26)
Second Amendment to IPO Approval and Lockup Agreement dated July 25, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, II, L.P., Madison Dearborn Capital Partners II, L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee, Mark Fanning, and Donald Manning.
10.64(28)	Amendment No. 3 and Consent to Credit Agreement, dated as of January 21, 2001, by and among Nextel Partners Operating Corp., Credit Suisse First Boston, The Bank of New York, and Bank of Montreal.
12.1	Statements re computation of ratios.
21(27)	Subsidiaries of the Company.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Davis Wright Tremaine LLP (included in their opinion filed as Exhibit 8.1)

23.3	Consent of Summit Law Group, PLLC (included in their opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page hereof).
99.1***	Form of Letter of Transmittal.
99.2***	Form of Notice of Guaranteed Delivery.
99.3***	Form of Letter to Clients.
99.4***	Form of Letter to Nominees.
99.5(29)	Letter regarding Arthur Andersen assurances.

+
Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

*
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

**
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

***
Previously filed.

(1)
Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(2)
Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(3)
Incorporated by reference to Exhibit 10.2 to the Report on Form 8-K dated September 9, 1999 (File Number 333-78459).

(4)
Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(5)
Incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(6)
Incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(7)
Incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(8)
Incorporated by reference to Exhibit 3.1.1 to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

(9)
Incorporated by reference to Exhibit 10.52 to Form 10-Q filed on May 10, 2000.

(10)
Incorporated by reference to Exhibit 10.51 to Form 10-Q filed on May 10, 2000.

(11)
Incorporated by reference to Exhibit 10.50 to Form 10-Q filed on May 10, 2000.

(12)
Incorporated by reference to Exhibit 10.53 to Form 10-Q filed on May 10, 2000.

(13)
Incorporated by reference to Exhibit 10.50 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(14)
Incorporated by reference to Exhibit 10.51 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(15)
Incorporated by reference to Exhibit 10.52 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(16)
Incorporated by reference to Exhibit 10.2(a) to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(17)
Incorporated by reference to Exhibit 10.54 to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(18)
Incorporated by reference to Exhibit 4.1 to Form 8-K filed on December 6, 2001.

(19)
Incorporated by reference to Exhibit 4.2 to Form 8-K filed on December 6, 2001.

(20)
Incorporated by reference to Exhibit 10.2(b) to Form 10-Q filed May 11, 2001.

(21)
Incorporated by reference to Exhibit 10.2(c) to Form 10-Q filed May 11, 2001.

(22)
Incorporated by reference to Exhibit 10.2(d) to Form 10-Q filed November 13, 2001.

(23)
Incorporated by reference to the Exhibit of the same number to Form 10-K filed March 28, 2001.

(24)
Incorporated by reference to Exhibit 10.60 to Form 10-Q filed August 13, 2001.

(25)
Incorporated by reference to Exhibit 10.6 to Form 10-Q filed May 11, 2001.

(26)
Incorporated by reference to Exhibit 10.6(a) to Form 10-Q filed August 13, 2001.

(27)
Incorporated by reference to Exhibit 21 to Form S-4 filed February 8, 2002.

(28)
Incorporated by reference to Exhibit 10.64 to Form 10-K filed March 22, 2002.

(29)
Incorporated by reference to Exhibit 99.1 to Form 10-K filed March 22, 2002.

(B)
Financial Statement Schedules:

        None.

Item 22. Undertakings.

        Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on the 9th of April, 2002.

NEXTEL PARTNERS, INC.
By:	/s/ JOHN CHAPPLE

John Chapple, President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities indicated below on the 9th day of April 2002.

/s/ JOHN CHAPPLE John Chapple	President, Chief Executive Officer and Director (Principal Executive Officer)
* John D. Thompson	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)
* Timothy M. Donahue	Director
* Andrew H. Rush	Director
* Andrew E. Sinwell	Director
* Dennis M. Weibling	Director
* Steven B. Dodge	Director
*By:	/s/ JOHN CHAPPLE John Chapple As Attorney-in-fact

EXHIBIT INDEX

3.1(8)	Restated Certificate of Incorporation.
3.2*	Bylaws.
4.1(18)	Indenture, dated as of December 4, 2001, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 12 1/2% Senior Notes due 2009.
4.2(19)
Registration Rights Agreement, dated as of December 4, 2001, between and among Nextel Partners, Inc., Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown, Inc. relating to the 12 1/2% Senior Notes due 2009.
5.1	Opinion of Summit Law Group, PLLC.
8.1	Opinion of Davis Wright Tremaine LLP with respect to certain tax matters.
10.1*
Purchase Agreement, dated January 22, 1999, by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.2**	Amended and Restated Shareholders' Agreement by and among the Company and the stockholders named therein.
10.2(a)(16)	Amendment No. 1 to Amended and Restated Shareholders' Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.2(b)(20)	Amendment No. 2 to Amended and Restated Shareholders' agreement dated March 20, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(c)(21)	Amendment No. 3 to Amended and Restated Shareholders' Agreement dated April 18, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(d)(22)	Amendment No. 4 to Amended and Restated Shareholders' Agreement dated July 25, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.3*	Joint Venture Agreement, dated as of January 29, 1999, by and among the Company, Nextel Partners Operating Corp., and Nextel WIP Corp.
10.4*	Interim Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.5*	Analog Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.6*	Trademark License Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.7*	Roaming Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.8*	Switch Sharing Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.

10.9*+	Transition Services Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.10*+	iDEN (Registered Trademark) Infrastructure Equipment Purchase Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.11*+	Subscriber Purchase and Distribution Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.12*	Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel, dated as of January 29, 1999, among the Company, Nextel Partners Operating Corp. and Nextel Communications, Inc.
10.13*	Asset and Stock Transfer and Reimbursement Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.14*	Employment Agreement, dated as of January 29, 1999, between the Company and John Chapple.
10.15*	Employment Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.16*	Stock Option Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.17*	Non-negotiable Promissory Note, dated January 29, 1999, by John Thompson to the Company.
10.18*	1999 Nonqualified Stock Option Plan of the Company
10.19*	Form of Restricted Stock Purchase Agreement, dated as of November 20, 1998, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.20*
Form of Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of January 29, 1999, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.21*	Employment Agreement, dated as of January 29, 1999, between the Company and David Aas.
10.22*	Employment Agreement, dated as of January 29, 1999, between the Company and Perry Satterlee.
10.23*	Employment Agreement, dated as of January 29, 1999, between the Company and David Thaler.
10.24*	Subscription and Contribution Agreement, dated as of January 29, 1999, among the Company and the Buyers named therein.
10.25(1)	Indenture dated January 29, 1999 by and between Nextel Partners and The Bank of New York, as trustee, relating to the 14% Senior Discount Notes due 2009.
10.26(2)
Registration Rights Agreement dated as of January 29, 1999 by and among Nextel Partners, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.

10.27(3)
Amended and Restated Credit Agreement dated as of September 9, 1999 by and among Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and certain other financial institutions.
10.28(4)	Borrower Security and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners Operating Corp. and Bank of Montreal.
10.29(5)	Subsidiary Security and Pledge Agreement dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.
10.30(6)	Parent Guaranty and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners and Bank of Montreal.
10.31(7)	Subsidiary Guaranty dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.
10.32**	Restricted Stock Purchase Agreement dated September 9, 1999 by and between Nextel Partners and Donald J. Manning.
10.33**	Agreement in Support of Charter Obligations dated as of January 29, 1999 by and between Nextel Partners and Nextel WIP Corp.
10.34**	Assignment and Assumption of Lease dated as of August 1, 1999 by and between Nextel WIP Lease Corp. and Eagle River Investments, LLC.
10.35**	Lease Agreement dated May 11, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.
10.36**	First Amendment to Lease dated as of September 10, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.
10.37**	Lease Agreement dated as of March 25, 1999 by and between Nextel WIP Lease Corp. and Nesbitt Operating Associates, L.P.
10.38**	Employment Agreement dated as of January 29, 1999 by and between Nextel Partners Operating Corp. and Mark P. Fanning.
10.39**	Letter Agreement dated October 13, 1999 by and among Nextel WIP Corp., Nextel Partners Operating Corp. and Nextel Partners, Inc.
10.40**	Expansion Territory Management Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.41**	Expansion Territory Asset Transfer and Reimbursement Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.42**	Assignment and Security Agreement dated as of September 9, 1999 by Nextel Partners Operating Corp. in favor of Bank of Montreal.
10.43**	First Amendment to Analog Management Agreement dated as of September 9, 1999 by and between Nextel WIP Corp. and Nextel Partners Operating Corp.
10.44**	Form of Warrant for the Purchase of Shares of Class A Common Stock of Nextel Partners dated January 29, 1999.
10.45**	Employee Stock Purchase Plan.
10.46**	Form of Indemnity Agreement.

10.47**
Letter Agreement dated October 13, 1999 by and among Nextel Communications, Inc., Nextel of New York, Inc., Nextel Communications of the Mid-Atlantic, Inc., Nextel South Corp., Nextel of Texas, Inc., Nextel West Corp., Nextel of California, Inc., Tower Parent Corp., SpectraSite Holdings, Inc., Tower Asset Sub, Inc., Nextel Partners Operating Corp. and Nextel Partners.
10.48**	Supplement No. 1 to iDEN Infrastructure Equipment Purchase Agreement dated September 1999 by and between Nextel Partners Operating Corp. and Motorola, Inc.
10.49**	Expansion Subscription and Contribution Agreement dated as of September 9, 1999 by and among Nextel Partners and the Buyers named therein.
10.50(9)	Indenture, dated as of March 10, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.51(10)	Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated February 28, 2000 by and between Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
10.52(11)	Registration Rights Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
10.53(12)
Amendment No. 1 to Credit Agreement and Parent Guaranty and Pledge Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc., Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and Donaldson, Lufkin & Jenrette Securities Corporation.
10.54(17)	Registration Rights Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.55+(23)	iDEN (Registered Trademark) Infrastructure Supply Agreement dated effective as of November 1, 2000 by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.56(23)
Amendment No. 2 to Credit Agreement and Parent Guaranty and Pledge Agreement dated as of January 25, 2001 by and among Nextel Partners, Inc., Nextel Partners Operating Corp, various consenting obligors, various financial institutions, Credit Suisse First Boston, The Bank of New York and The Bank of Montreal.
10.57(13)	Indenture, dated as of July 27, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.58(14)
Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated July 18, 2000 by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.59(15)
Registration Rights Agreement, dated as of July 27, 2000, by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.60(24)	Lease Agreement dated May 2001 between The St. Joe Company and Nextel WIP Corporation.

10.61(25)
First Amendment to IPO Approval and Lockup Agreement, dated April 18, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, IL, LP, Madison Dearborn Capital Partners II, L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, Dave Aas, Perry Satterlee, Mark Fanning, and Don Manning.
10.61(a)(26)
Second Amendment to IPO Approval and Lockup Agreement dated July 25, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, II, L.P., Madison Dearborn Capital Partners II, L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee, Mark Fanning, and Donald Manning.
10.64(28)	Amendment No. 3 and Consent to Credit Agreement, dated as of January 21, 2001, by and among Nextel Partners Operating Corp., Credit Suisse First Boston, The Bank of New York, and Bank of Montreal.
12.1	Statements re computation of ratios.
21(27)	Subsidiaries of the Company.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Davis Wright Tremaine LLP (included in their opinion filed as Exhibit 8.1)
23.3	Consent of Summit Law Group, PLLC (included in their opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page hereof).
99.1***	Form of Letter of Transmittal.
99.2***	Form of Notice of Guaranteed Delivery.
99.3***	Form of Letter to Clients.
99.4***	Form of Letter to Nominees.
99.5(29)	Letter regarding Arthur Andersen assurances.

+
Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

*
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

**
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

***
Previously filed.

(1)
Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(2)
Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(3)
Incorporated by reference to Exhibit 10.2 to the Report on Form 8-K dated September 9, 1999 (File Number 333-78459).

(4)
Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(5)
Incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(6)
Incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(7)
Incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(8)
Incorporated by reference to Exhibit 3.1.1 to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

(9)
Incorporated by reference to Exhibit 10.52 to Form 10-Q filed on May 10, 2000.

(10)
Incorporated by reference to Exhibit 10.51 to Form 10-Q filed on May 10, 2000.

(11)
Incorporated by reference to Exhibit 10.50 to Form 10-Q filed on May 10, 2000.

(12)
Incorporated by reference to Exhibit 10.53 to Form 10-Q filed on May 10, 2000.

(13)
Incorporated by reference to Exhibit 10.50 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(14)
Incorporated by reference to Exhibit 10.51 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(15)
Incorporated by reference to Exhibit 10.52 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(16)
Incorporated by reference to Exhibit 10.2(a) to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(17)
Incorporated by reference to Exhibit 10.54 to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(18)
Incorporated by reference to Exhibit 4.1 to Form 8-K filed on December 6, 2001.

(19)
Incorporated by reference to Exhibit 4.2 to Form 8-K filed on December 6, 2001.

(20)
Incorporated by reference to Exhibit 10.2(b) to Form 10-Q filed May 11, 2001.

(21)
Incorporated by reference to Exhibit 10.2(c) to Form 10-Q filed May 11, 2001.

(22)
Incorporated by reference to Exhibit 10.2(d) to Form 10-Q filed November 13, 2001.

(23)
Incorporated by reference to the Exhibit of the same number to Form 10-K filed March 28, 2001.

(24)
Incorporated by reference to Exhibit 10.60 to Form 10-Q filed August 13, 2001.

(25)
Incorporated by reference to Exhibit 10.6 to Form 10-Q filed May 11, 2001.

(26)
Incorporated by reference to Exhibit 10.6(a) to Form 10-Q filed August 13, 2001.

(27)
Incorporated by reference to Exhibit 21 to Form S-4 filed February 8, 2002.

(28)
Incorporated by reference to Exhibit 10.64 to Form 10-K filed March 22, 2002.

(29)
Incorporated by reference to Exhibit 99.1 to Form 10-K filed March 22, 2002.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Nextel Partners, Inc.
The Exchange Offer
The New Notes
Summary Consolidated Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Revenues (Dollar amounts in thousands, except for ARPU)
Revenues (Dollar amounts in thousands, except for ARPU)
Payments due by Period ($000)
BUSINESS
U.S. Wireless Subscribers 1992-June 2001
REGULATION
MANAGEMENT
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
NOTICE TO CANADIAN RESIDENTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
NEXTEL PARTNERS, INC. AND SUBSIDIARIES Consolidated Balance Sheets (dollars in thousands)
NEXTEL PARTNERS, INC. AND SUBSIDIARIES Consolidated Statements of Operations (dollars in thousands, except for share amounts)
NEXTEL PARTNERS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (dollars in thousands)
NEXTEL PARTNERS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements For the Years Ended December 31, 1999, 2000, and 2001
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX